As filed with the U.S. Securities and Exchange Commission on July 17, 2026
Registration No. 333-297082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
HAWTHORN BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
Missouri (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1626350 (I.R.S. Employer Identification Number)
132 East High Street, Box 688
Jefferson City, Missouri 65101
(573) 761-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brent M. Giles
Hawthorn Bancshares, Inc.
132 East High Street, Box 688
Jefferson City, Missouri 65101
(573) 761-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Beth A. Whitaker Nathaniel B. Jones Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 468-3575	McGregor K. Johnson Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106 Telephone: (816) 691-2485
Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 17, 2026
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of FSC Bancshares, Inc.:
On April 29, 2026, Hawthorn Bancshares, Inc., or “HBI,” FSC Bancshares, Inc., or “FBI,” and Hawthorn Holdco, Inc., or “Merger Sub,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI, the “merger,” and (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction, FBI will merge with and into HBI, with HBI surviving the merger, the “second step merger” and, together with the merger, the “mergers.” Immediately following the mergers, FBI’s wholly-owned banking subsidiary, Farmers State Bank, a Missouri state bank will merge with and into HBI’s wholly-owned banking subsidiary, Hawthorn Bank, a Missouri state bank, with Hawthorn Bank as the surviving bank.
Pursuant to the merger agreement, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive, without interest, (A) an amount of cash equal to the quotient of $14,000,000 (the “aggregate cash consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share cash consideration”), (B) a number (such number, the “exchange ratio”) of shares of HBI common stock equal to the quotient of 413,101 shares of HBI common stock (the “aggregate stock consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share stock consideration”), and (C) cash in lieu of any fractional shares (collectively, the “per share merger consideration”), subject to adjustment.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses (as defined in the merger agreement), reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios (the “actual adjusted shareholders’ tangible equity”) is less than $19,000,000 (the “minimum adjusted shareholders’ equity”), then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
Although the number of shares of HBI common stock that each FBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of HBI common stock and will not be known at the time FBI shareholders vote on the merger. HBI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “HWBK.” Based on the closing price of HBI common stock of $34.57 per share on April 28, 2026, the last full trading day before the public announcement of the merger agreement, the aggregate value of the merger consideration represented approximately $28.3 million for all of the shares of FBI common stock. Based on the closing sale price of HBI common stock of $[•] per share on July [•], 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the aggregate value of the merger consideration represented approximately $[•] million for all of the shares of FBI common stock. Each of the foregoing examples assumes that there are no downward adjustments to the merger consideration.

The maximum number of shares of HBI common stock offered by HBI and issuable in the merger is 413,101 shares, which would represent approximately 5.6% of the outstanding capital stock of the combined company following the merger, subject to certain adjustments described in this proxy statement/prospectus. We urge you to obtain current market quotations for the price of HBI common stock (trading symbol “HWBK”). There are no current market quotations for FBI common stock because FBI’s common stock is not traded on any established public trading market.
FBI will hold a special meeting of its shareholders (which we refer to as the “FBI special meeting”) on September 1, 2026, at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10:00 a.m. local time, where FBI shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “FBI merger proposal”), and related matters. Assuming a quorum is present, the FBI merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon. FBI is sending you this proxy statement/prospectus to ask you to vote in favor of the FBI merger proposal and other matters described in this proxy statement/prospectus.
Each of HBI and FBI expects that the mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), with the result that the exchange of FBI common stock for HBI common stock in the mergers generally will be tax-free to the holders of FBI common stock for U.S. federal income tax purposes to the extent that they exchange their FBI common stock solely for HBI common stock in the mergers. To the extent that holders of FBI common stock receive cash in exchange for their shares of FBI common stock (including cash received in lieu of a fractional share of HBI common stock), holders of FBI common stock will recognize gain or loss in an amount equal to the difference between the cash consideration received and that holder’s adjusted tax basis in the shares of FBI common stock exchanged therefor.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FBI COMMON STOCK YOU OWN.   To vote your shares of FBI common stock at the FBI special meeting, please follow the voting instructions in the enclosed proxy statement/prospectus and on the accompanying proxy card. Please vote promptly whether or not you expect to attend the FBI special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the FBI special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The FBI board of directors has unanimously (1) determined that the merger is advisable and in the best interests of FBI and its shareholders, and (2) approved the merger agreement and the transactions contemplated thereby. The FBI board of directors unanimously recommends that FBI shareholders vote “FOR” the approval of the FBI merger proposal and “FOR” the approval of the other matters to be considered at the FBI special meeting.
The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about HBI and FBI and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 29 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about HBI from documents that have been filed with the U.S. Securities and Exchange Commission and are incorporated by reference in the accompanying proxy statement/prospectus.
We look forward to the successful completion of the merger and thank you for your prompt attention to this important matter.
Sincerely,
Brent M. Giles Chief Executive Officer Hawthorn Bancshares, Inc.	R. Michael Poland President FSC Bancshares, Inc.
None of the U.S. Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either HBI or FBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2026, and it is first being mailed or otherwise delivered to FBI shareholders on or about [•], 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 1, 2026
To the Shareholders of FSC Bancshares, Inc.:
NOTICE IS HEREBY GIVEN that FSC Bancshares, Inc. (which we refer to as “FBI”) will hold a special meeting of its shareholders (which we refer to as the “FBI special meeting”) on September 1, 2026, at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10:00 a.m., local time, to consider and vote upon the following matters:
•
a proposal to approve the Agreement and Plan of Reorganization, dated April 29, 2026 (which we refer to as the “merger agreement”), by and among Hawthorn Bancshares, Inc. (which we refer to as “HBI”), Hawthorn Holdco, Inc., a Missouri corporation and wholly-owned subsidiary of HBI (which we refer to as “Merger Sub”), and FBI (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus), pursuant to which (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI (which we refer to as the “merger”), and (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction, FBI will merge with and into HBI, with HBI surviving the merger (which we refer to as the “second step merger” and, together with the merger, the “mergers”) and approve the transactions contemplated thereby, including the mergers, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “FBI merger proposal”); and

•
a proposal to authorize the FBI board of directors to adjourn or postpone the FBI special meeting, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the FBI special meeting to approve the FBI merger proposal, or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to FBI shareholders (which we refer to as the “FBI adjournment proposal”).

Approval of the FBI merger proposal by the FBI shareholders is required to complete the transactions contemplated by the merger agreement.
The FBI board of directors has fixed the close of business on July 16, 2026 as the record date for the FBI special meeting. Only FBI shareholders of record as of the record date are entitled to notice of, and to vote at, the FBI special meeting, or any adjournment or postponement of the FBI special meeting. Any shareholder entitled to attend and vote at the FBI special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
The affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon is required to approve the FBI merger proposal. Assuming a quorum is present, approval of the FBI adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of shares entitled to vote, and represented in person or by proxy with respect to the FBI adjournment proposal. FBI will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof by or at the direction of the FBI board of directors.
FBI shareholders must approve the FBI merger proposal in order for the merger to occur. If FBI shareholders fail to approve the FBI merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the FBI special meeting. Please review the proxy statement/prospectus carefully.

Shareholders of FBI have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of FBI common stock under applicable provisions of Chapter 351 of The General and Business Corporation Law of Missouri (which we refer to as the “GBCL”). In order for a shareholder of FBI to perfect his, her or its right to dissent, the shareholder must file a written objection to the merger with FBI prior to the FBI special meeting, vote against the FBI merger proposal and file a written demand with HBI within twenty (20) days after completion of the merger for payment of the fair value of the shareholder’s shares of FBI common stock. A copy of the applicable statutory provisions of the GBCL is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found in the section of the proxy statement/prospectus entitled “The Merger — Dissenters’ Rights” on page 58.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FBI COMMON STOCK YOU OWN.   Whether or not you plan to attend the FBI special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The FBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that FBI shareholders vote “FOR” the approval of the FBI merger proposal and “FOR” the approval of the FBI adjournment proposal (if necessary or appropriate).
The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about HBI and FBI and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 29 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about HBI from documents that have been filed with the U.S. Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus.
BY ORDER OF THE BOARD OF DIRECTORS,
R. Michael Poland
President
FSC Bancshares, Inc.
Dated: [•], 2026
Cameron, Missouri

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about HBI from documents filed with the U.S. Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by HBI at no cost from the SEC’s website at http://www.sec.gov. HBI has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting HBI at the contact information set forth below:
Hawthorn Bancshares, Inc.
132 East High Street, Box 688
Jefferson City, Missouri 65101
Attn: Corporate Secretary
Telephone: (800) 761-8362
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the FBI special meeting, or August 24, 2026.
If you have any questions about the merger agreement, the merger, the FBI special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of FBI common stock, please contact Mike Poland, President, at 816-632-6641.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2026, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of FBI nor the issuance by HBI of shares of HBI common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding FBI has been provided by FBI and information contained in this document regarding HBI and Merger Sub has been provided by HBI. See “Where You Can Find More Information” beginning on page 123 for more details.

i

ii

iii

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger and the FBI special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to “HBI” refer to Hawthorn Bancshares, Inc., a Missouri corporation, and its subsidiaries, including Hawthorn Bank, a Missouri state bank and a wholly-owned subsidiary of Hawthorn Bancshares, Inc and Hawthorn Holdco, Inc., a Missouri corporation and a wholly-owned subsidiary of Hawthorn Bancshares, the “Merger Sub”. Additionally, unless the context otherwise requires, references to “FBI” refer to FSC Bancshares, Inc., a Missouri corporation, and its subsidiaries, including Farmers State Bank, a Missouri state bank and a wholly-owned subsidiary of FSC Bancshares, Inc.; and references to “we,” “our” or “us” refer to HBI and FBI.
Q:
What is the merger?

A:
On April 29, 2026, HBI, FBI and Merger Sub entered into the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), pursuant to which (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI (which we refer to as the “merger”), (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction, FBI will merge with and into HBI, with HBI surviving the merger (which we refer to as the “second step merger” and, together with the merger, the “mergers”), and (iii) immediately following the mergers, FBI’s wholly-owned banking subsidiary, Farmers State Bank, a Missouri state bank (which we refer to as “Farmers State Bank”), will merge with and into HBI’s wholly-owned banking subsidiary, Hawthorn Bank, a Missouri state bank (which we refer to as “Hawthorn Bank”), with Hawthorn Bank as the surviving bank (which we refer to as the “bank merger”).

FBI will hold a special meeting of its shareholders (which we refer to as the “FBI special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.
Q:
Why am I receiving this proxy statement/prospectus?

A:
This document is being delivered to you as a proxy statement of FBI and a prospectus of HBI in connection with the merger.

FBI has called a special meeting of its shareholders in order to obtain shareholder approval of the merger agreement and related matters. This document serves as the proxy statement by which the FBI board of directors is soliciting proxies of FBI shareholders to vote at the FBI special meeting.
This document is also a prospectus pursuant to which HBI is offering to issue shares of its common stock to FBI shareholders in the merger, in accordance with the terms of the merger agreement.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the FBI special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will FBI shareholders receive in the merger?

A:
If the merger is completed, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, (A) an amount of cash equal to the quotient of $14,000,000 (the “aggregate cash consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share cash consideration”), (B) a number (such number, the “exchange ratio”) of shares of

HBI common stock equal to the quotient of 413,101 shares of HBI common stock (the “aggregate stock consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share stock consideration”), and (C) cash in lieu of any fractional shares (collectively, the “per share merger consideration”), subject to adjustment.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses (as defined in the merger agreement), reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios (the “actual adjusted shareholders’ tangible equity”) is less than $19,000,000 (the “minimum adjusted shareholders’ equity”), then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
HBI will not issue any fractional shares of HBI common stock in the merger. Instead, a FBI shareholder who otherwise would have received a fraction of a share of HBI common stock will receive an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (1) the volume weighted average of the closing price per share of HBI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI (the “HBI share closing price”)) by (2) the fractional share interest (after taking into account all shares of FBI common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of HBI common stock to which such shareholder would otherwise be entitled to receive.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of HBI common stock that each FBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of HBI common stock and will not be known at the time FBI shareholders vote on the merger. HBI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “HWBK.” Based on the closing price of HBI common stock of $34.57 per share on April 28, 2026, the last full trading day before the public announcement of the merger agreement, the aggregate value of the merger consideration represented approximately $28.3 million for all of the shares of FBI common stock. Based on the closing sale price of HBI common stock of $[•] per share on July [•], 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the aggregate value of the merger consideration represented approximately $[•] million for all of the shares of FBI common stock. Each of the foregoing examples assumes that there are no downward adjustments to the merger consideration.

Q:
What will happen to shares of HBI common stock in the merger?

A:
Nothing. Each share of HBI common stock outstanding prior to the merger will remain outstanding as a share of HBI common stock following the effective time of the merger.

Q:
What are FBI shareholders being asked to vote on and why is this approval necessary?

A:
FBI shareholders are being asked to vote on the following proposals at the FBI special meeting:

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “FBI merger proposal”); and

•
the authorization of the FBI board of directors to adjourn or postpone the FBI special meeting, if necessary, (i) to solicit additional proxies if there are insufficient votes at the time of the FBI special meeting to approve the FBI merger proposal, or (ii) if adjournment is necessary or appropriate, to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to FBI shareholders (the “FBI adjournment proposal”).

Approval of the FBI merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon. FBI will transact no other business at the FBI special meeting, except for business properly brought before the FBI special meeting or any adjournment or postponement thereof.
Each director and executive officer of FBI and Farmers State Bank who owns shares of FBI common stock (which collectively constitute approximately 37.97% of the outstanding shares of FBI common stock as of the record date) has entered into a voting agreement with HBI agreeing to, among other things, vote their shares of FBI common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.
Q:
When and where is the FBI special meeting?

A:
The FBI special meeting will be held on September 1, 2026, at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10:00 a.m. local time.

Q:
Who is entitled to vote at the FBI special meeting?

A:
All holders of FBI common stock who held shares at the close of business on July 16, 2026 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the FBI special meeting, provided that such shares of FBI common stock remain outstanding on the date of the FBI special meeting.

Q:
What constitutes a quorum at the FBI special meeting?

A:
The presence, in person or represented by proxy, of at least a majority of the outstanding shares of FBI common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the FBI special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:
What vote is required to approve each proposal at the FBI special meeting?

A:
FBI merger proposal:   Approval of the FBI merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the FBI merger proposal, it will have the same effect as a vote “AGAINST” the FBI merger proposal. FBI shareholders must approve the FBI merger proposal in order for the merger to occur. If FBI shareholders fail to approve the FBI merger proposal, the merger will not occur.

FBI adjournment proposal:   Assuming a quorum is present, approval of the FBI adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of shares entitled to vote and represented in person or by proxy with respect to the FBI adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present, and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the FBI adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the FBI adjournment proposal. FBI shareholders are not required to approve the FBI adjournment proposal in order for the merger to occur. If FBI shareholders fail to approve the FBI adjournment proposal, but approve the FBI merger proposal, the merger may nonetheless occur.
Q:
What are the conditions to completion of the merger?

A:
The obligations of FBI and HBI to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among others, the receipt of required regulatory approvals, tax opinions, and the approval of the FBI merger proposal by FBI shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 76.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to the obligations of HBI and FBI contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the FBI merger proposal by FBI shareholders. While we expect the merger to be completed in the third quarter of 2026, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the FBI board of directors recommend that I vote?

A:
The FBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that FBI shareholders vote “FOR” the approval of the FBI merger proposal and “FOR” the approval of the FBI adjournment proposal (if necessary or appropriate).

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the FBI special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the FBI special meeting will need to obtain a legal proxy from the institution that holds their shares.

Please do not send in your stock certificates until you receive instructions from HBI’s exchange agent.
Q:
How many votes do I have?

A:
Each FBI shareholder is entitled to one vote on each proposal to be considered at the FBI special meeting for each share of FBI common stock owned by the shareholder as of the record date.

Q:
How do I vote?

A:
If you are a shareholder of record of FBI as of the close of business on July 16, 2026, the record date, you may vote by proxy before the FBI special meeting by completing, signing, dating and returning the enclosed proxy card to FBI using the enclosed postage-paid envelope. Your completed proxy card must be received prior to the FBI special meeting.

If you are a shareholder of record of FBI as of the record date, you may also cast your vote in person at the FBI special meeting. If you plan to attend the FBI special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. FBI reserves the right to refuse admittance to anyone without proper proof of stock ownership and proper photo identification. Whether or not you intend to be present in person at the FBI special meeting, you are urged to complete, sign, date and return the enclosed proxy card to FBI in the enclosed postage-paid envelope. If you submit a proxy but wish to vote your shares in person, your original proxy may be revoked by attending and voting at the FBI special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the FBI special meeting.
Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of FBI and if your shares of FBI common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to FBI or by voting in person at the FBI special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The FBI merger proposal and the FBI adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the FBI special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the FBI merger proposal because Missouri law requires the merger proposal be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon. Abstentions will also have the effect of a vote “AGAINST” the FBI adjournment proposal; however, broker non-votes will not be considered present and thus will not have an effect FBI adjournment proposal.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of FBI common stock represented by your proxy will be voted as recommended by the FBI board of directors with respect to such proposals.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of FBI common stock, you may change your vote or revoke your proxy at any time before it is voted by:

(1)
attending and voting in person at the FBI special meeting;

(2)
giving notice of revocation of the proxy at the FBI special meeting; or

(3)
delivering to the Secretary of FBI (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares of FBI common stock, bearing a date later than the proxy card previously executed.

However, your attendance at the FBI special meeting will not, by itself, revoke your proxy. A revocation or later-dated proxy received by FBI after the vote at the special meeting will not affect the vote. The FBI Secretary’s mailing address is: c/o FSC Bancshares, Inc. Special Meeting, 124 East Third Street, Cameron, Missouri, 64429. If you hold your shares of FBI common stock in “street name” through a broker, bank or other agent as your nominee, you should contact your broker, bank or other agent to change your vote or revoke your proxy.
Q:
Will FBI be required to submit the FBI merger proposal to its shareholders even if FBI’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the FBI special meeting, FBI is required to submit the FBI merger proposal to its shareholders even if FBI’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
Do FBI directors and executive officers have interests in the merger that are different from, or in addition to, the interests of FBI shareholders?

A:
Yes. In considering the recommendation of the FBI board of directors with respect to the merger agreement, you should be aware that FBI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of FBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of FBI shareholders include, but are not limited to, (i) payments under existing retention agreements with HBI for certain executive officers, (ii) the right to certain employee benefits for each employee of FBI and its subsidiaries who remains employed by HBI or its subsidiaries immediately after the effective time of the merger, and (iii) the right to continued indemnification and insurance coverage under the merger agreement. For further information, see “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55.

Q:
Are FBI shareholders entitled to dissenters’ rights?

A:
Yes. Under Missouri law, record holders of shares of FBI common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, an FBI shareholder must follow exactly the procedures specified under Missouri law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Missouri law is included as Annex C to this document. proxy statement/prospectus. The value determined in the appraisal process may be more or less than the value an FBI shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the requirements of the GBCL will result in the loss of dissenters’ rights. For further information, see “The Merger — Dissenters’ Rights” on page 58.

Pursuant to the merger agreement, HBI will be permitted to terminate the merger agreement and abandon the merger if dissenters’ rights are properly asserted with respect to 5% or more of the outstanding shares of FBI common stock.
Q:
What are the U.S. federal income tax consequences of the merger to FBI shareholders?

A:
The obligations of HBI and FBI to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt of an opinion from Hunton

Andrews Kurth LLP (with respect to HBI) and Stinson LLP (with respect to FBI), dated as of the closing date of the merger, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the mergers, taken together, qualify as a “reorganization” under the Code, a U.S. holder of FBI common stock generally would not recognize gain or loss to the extent that they exchange their shares of FBI common stock solely for shares of HBI common stock pursuant to the mergers. To the extent that holders of FBI common stock receive cash in exchange for their shares of FBI common stock (including cash received in lieu of a fractional share of HBI common stock), holders of FBI common stock will recognize gain or loss in an amount equal to the difference between the cash consideration received and that holder’s adjusted tax basis in the shares of FBI common stock exchanged therefor.
U.S. holders of FBI common stock receiving cash in lieu of a fractional share of HBI common stock generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its shares of HBI common stock allocable to that fractional share.
For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all FBI shareholders. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you in light of your own circumstances.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of FBI common stock will continue to hold their shares but will not receive any consideration for their shares in connection with the merger. FBI will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, FBI may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 79 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:
What happens if I sell my shares after the record date but before the FBI special meeting?

A:
The record date is earlier than the date of the FBI special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of FBI common stock after the record date but before the date of the FBI special meeting, you will retain your right to vote at the FBI special meeting (provided that such shares remain outstanding on the date of the FBI special meeting), but you will not have the right to receive the merger consideration to be received by FBI shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of FBI common stock through completion of the merger.

Q:
If I am an FBI shareholder and my shares of FBI common stock are held in book-entry form, do I need to complete a Letter of Transmittal?

A:
For shares of FBI common stock held in book entry form, HBI will establish procedures for delivery of the merger consideration.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.
Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of FBI common stock, please contact Mike Poland, President, at 816-632-6641.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about HBI. For a description of this information, please see “Where You Can Find More Information” beginning on page 123. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 84)
Information about HBI
Hawthorn Bancshares, Inc. is a financial holding company headquartered in Jefferson City, Missouri. HBI was incorporated under the laws of the State of Missouri on October 23, 1992 as Exchange National Bancshares, Inc. and changed its name to Hawthorn Bancshares, Inc. in August 2007. HBI owns all of the issued and outstanding capital stock of Hawthorn Bank, a Missouri state bank and community-based financial institution that offers a full array of banking products and services. Hawthorn Bank currently operates 18 branches throughout Missouri, and one additional branch in Overland Park, Kansas. As of March 31, 2026, on a consolidated basis, HBI had total assets of $1.86 billion, net loans of $1.43 billion, total deposits of $1.52 billion and stockholders’ equity of $175.39 million.
HBI’s common stock is listed on the Nasdaq Global Select Market under the symbol “HWBK.”
HBI’s principal office is located at 132 East High Street, Box 688, Jefferson City, Missouri 65101, and its telephone number at that location is (800) 761-8362. HBI’s website can be accessed at https://www.hawthornbancshares.com. Information contained on HBI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information about Merger Sub
Merger Sub is a wholly owned subsidiary of HBI that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into FBI, with FBI surviving as a direct, wholly owned subsidiary of HBI and the separate corporate existence of Merger Sub will cease.
Information about FBI
FBI is a Missouri corporation and a bank holding company headquartered in Cameron, Missouri. FBI is the parent company of Farmers State Bank, a Missouri state-chartered bank that offers a full range of banking products and services from its full-service main office location in Cameron, Missouri and its seven branch locations in northwestern Missouri.
As of March 31, 2026, on a consolidated basis, FBI had total assets of $383.8 million, net loans of $292.3 million, total deposits of $342.3 million and total shareholders’ equity of $22.4 million. FBI does not file reports with the SEC.
FBI’s principal office is located at 124 East Third Street, Cameron, Missouri 64429, and its telephone number at that location is 816-632-6641. FBI’s website can be accessed at https://www.fscbank.bank/. Information contained on FBI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
The Merger (page 41)
HBI, FBI and Merger Sub have entered into the merger agreement, pursuant to which (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI, (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction,

FBI will merge with and into HBI, with HBI surviving the second step merger. Immediately following the mergers, Farmers State Bank, FBI’s wholly-owned banking subsidiary, will merge with and into Hawthorn Bank, HBI’s wholly-owned banking subsidiary, with Hawthorn Bank as the surviving bank.
The terms and conditions by which FBI will merge with and into HBI are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.
Merger Consideration (page 62)
If the merger is completed, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive, without interest, (A) an amount of cash equal to the quotient of $14,000,000 (the “aggregate cash consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share cash consideration”), (B) a number (such number, the “exchange ratio”) of shares of HBI common stock equal to the quotient of 413,101 shares of HBI common stock (the “aggregate stock consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share stock consideration”), and (C) cash in lieu of any fractional shares (collectively, the “per share merger consideration”), subject to adjustment.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses, reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios is less than $19,000,000 then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
Although the number of shares of HBI common stock that each FBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of HBI common stock and will not be known at the time FBI shareholders vote on the merger. HBI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “HWBK.” Based on the closing price of HBI common stock of $34.57 per share on April 28, 2026, the last full trading day before the public announcement of the merger agreement, the aggregate value of the merger consideration represented approximately $28.3 million for all of the shares of FBI common stock. Based on the closing sale price of HBI common stock of $[•] per share on July [•], 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the aggregate value of the merger consideration represented approximately $[•] million for all of the shares of FBI common stock. Each of the foregoing examples assumes that there are no downward adjustments to the merger consideration.
HBI will not issue any fractional shares of HBI common stock in the merger. Instead, a FBI shareholder who otherwise would have received a fraction of a share of HBI common stock will receive an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (1) the volume weighted average of the closing price per share of HBI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI (the “HBI share closing price”)) by (2) the fractional share interest (after taking into account all shares of FBI common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of HBI common stock to which such shareholder would otherwise be entitled to receive.
Conversion of Shares; Exchange of Certificates (page 63)
Within five (5) business days after the effective time of the merger, HBI’s exchange agent will mail to each holder of record of each certificated share of FBI common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s FBI stock certificate(s) for the merger consideration (including cash in lieu of any fractional HBI shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your stock certificates until you receive these instructions from HBI’s exchange agent.
For shares of FBI common stock held in book entry form, HBI will establish procedures for delivery of the merger consideration.
Recommendation of the FBI Board of Directors (page 44)
The FBI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that FBI shareholders vote “FOR” the approval of the FBI merger proposal and “FOR” the approval of the FBI adjournment proposal (if necessary or appropriate). For the factors considered by the FBI board of directors in reaching its decision to approve the merger agreement, see “The Merger — Recommendation of the FBI Board and Its Reasons for the Merger” beginning on page 44.
Opinion of FBI’s Financial Advisor (page 47 and Annex B)
At the meeting of the FBI board of directors on April 27, 2026, one of FBI’s financial advisors, Olsen Palmer LLC (which we refer to as “Olsen Palmer”), rendered its oral opinion to the FBI board of directors, subsequently confirmed in writing on April 27, 2026, that, as of such date, the merger consideration to be received by the shareholders of FBI in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Olsen Palmer in connection with the preparation of its opinion.
The full text of the Olsen Palmer opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Olsen Palmer opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. FBI’s shareholders are urged to read the opinion in its entirety. Olsen Palmer’s written opinion was addressed to the FBI board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the per share merger consideration to be received by the shareholders of FBI (solely in their capacity as such) in the proposed merger and did not address any other aspect of the proposed merger. Olsen Palmer expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of FBI or as to the underlying decision by FBI to engage in the proposed merger. The opinion does not constitute a recommendation to any shareholder of FBI as to how such shareholder should vote with respect to the proposed merger or any other matter.
For further information, please see the section entitled “The Merger — Opinion of FBI’s Financial Advisor” beginning on page 47 and the copy of the Olsen Palmer opinion included in this proxy statement/prospectus as Annex B.
FBI Special Meeting (page 37)
FBI will hold a special meeting of its shareholders on September 1, 2026, at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10 a.m., local time. At the FBI special meeting, FBI shareholders will be asked to vote on the FBI merger proposal and the FBI adjournment proposal. FBI will transact no business other than as listed above at the FBI special meeting, except for business properly brought before the FBI special meeting or any adjournment or postponement thereof.
The FBI board of directors has fixed the close of business on July 16, 2026 as the record date for determining the holders of FBI common stock entitled to receive notice of, and to vote at, the FBI special meeting. As of the record date, there were 189,296 shares of FBI common stock outstanding and entitled to vote at the FBI special meeting, held by 128 holders of record. Each share of FBI common stock entitles the holder thereof to one vote at the FBI special meeting on each proposal to be considered at the FBI special meeting.
The presence, in person or represented by proxy, of the holders of at least a majority of the outstanding shares of FBI common stock issued and outstanding and entitled to vote at the special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the FBI special meeting.
Approval of the FBI merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI stock entitled to vote thereon. Assuming a quorum is present, approval of the FBI adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of shares entitled to vote, and represented in person or by proxy with respect to the FBI adjournment proposal. FBI shareholders must approve the FBI merger proposal in order for the merger to occur. FBI shareholders are not, however, required to approve the FBI adjournment proposal in order for the merger to occur. If FBI shareholders fail to approve the FBI adjournment proposal, but approve the FBI merger proposal, the merger may nonetheless occur.
Each director and executive officer of FBI and Farmers State Bank who beneficially owns shares of FBI common stock (which shares collectively constitute approximately 37.97% of the outstanding shares of FBI common stock as of the record date) has entered into a voting agreement with HBI and FBI agreeing to, among other things, vote their shares of FBI common stock in favor of approval of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.
Even if you expect to attend the FBI special meeting in person, FBI recommends that you promptly complete and return your proxy card in the enclosed postage-paid return envelope.
Interests of FBI’s Directors and Executive Officers in the Merger (page 55)
In considering the recommendation of the FBI board of directors with respect to the merger agreement, FBI shareholders should be aware that certain of FBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of FBI shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of FBI shareholders include:
•
payments under retention agreements with HBI for certain employees of Farmers State Bank; and

•
the right to continued indemnification and insurance coverage under the merger agreement.

The FBI board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55.
Board Composition and Management of HBI after the Merger (page 55)
The persons serving as members of the board of directors of HBI immediately prior to the effective time of the merger will be the members of the board of directors of HBI immediately after the effective time of the merger.
The executive officers of HBI will remain the same immediately following the merger.
Regulatory Approvals Required for the Merger (page 60)
To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal

Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Missouri Division of Finance (which we refer to as the “MDF”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. As of the date of this proxy statement/prospectus, all regulatory approvals and non-objections necessary to complete the merger have been received by HBI.
Conditions to Complete the Merger (page 76)
Currently, FBI and HBI expect to complete the merger in the third quarter of 2026 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. FBI’s and HBI’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:
•
the approval of the merger agreement and merger by the requisite vote of FBI shareholders;

•
the receipt of required regulatory approvals, without the imposition of a burdensome condition (as defined in the merger agreement);

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the U.S. Securities and Exchange Commission (“SEC”) of proceedings for that purpose;

•
the listing on the Nasdaq Global Select Market of the shares of HBI common stock to be issued in the merger;

•
the assumption by HBI of all of FBI’s obligations under the trust operative documents (as defined in the merger agreement);

•
the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

•
the performance or compliance by each party in all material respects of their obligations and with their covenants under the merger agreement;

•
the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

•
the director support agreements executed by certain directors of FBI and Farmers State Bank remaining in full force and effect;

•
the releases executed by the directors and executive officers of Farmers State Bank remaining in full force and effect;

•
the retention agreements executed by the certain executive officers of FBI and Farmers State Bank remaining in full force and effect;

•
accrual by FBI for any paid time off of FBI employees and payment of such paid time off to FBI employees;

•
the amendment or termination by FBI of any employee benefit plans;

•
FBI having accrued for all obligations under certain indebtedness set forth in the payoff letter (as defined in the merger agreement);

•
FBI having terminated the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust;

•
FBI having delivered to HBI all other instruments and documents which HBI or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

•
the performance by each party of its respective obligations under the merger agreement; and

•
holders of no more than 5.0% of the outstanding FBI common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders.

Neither FBI nor HBI can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 76.
Termination of the Merger Agreement (page 78)
Either HBI or FBI may terminate the merger agreement in various circumstances, including, without limitation, the following:
•
any order, decree or ruling or any other action enjoining or prohibiting the mergers or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

•
by mutual agreement of the parties;

•
any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

•
the merger has not been completed by January 31, 2027, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

•
FBI shareholders fail to approve the FBI merger proposal; or

•
the other party materially fails to comply with any covenant or agreement or breaches any of its representations and warranties contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party, unless the other party is in material breach of any representation, warranty, covenant or other agreement in the merger agreement.

HBI may terminate the merger agreement, without the consent of FBI, if:
•
any required regulatory approval is obtained subject to a burdensome condition;

•
the environmental inspections of FBI’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on FBI or Farmers State Bank;

•
FBI breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to HBI;

•
the FBI board of directors accepts a superior proposal (as defined in the merger agreement);

•
the FBI board of directors fails to make, withdraws, amends or modifies, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby; or

•
the FBI board of directors fails to call, give notice of, convene, or hold the FBI special meeting.

In addition, FBI may terminate the merger agreement, without the consent of HBI, if at any time before FBI shareholders approve the merger agreement, if the FBI board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of FBI’s non-solicitation obligations under the merger agreement, (ii) FBI gives HBI four (4) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four (4) business day period, FBI has and has caused its financial advisors and outside legal counsel to consider and to the extent HBI desires, negotiate with HBI to make adjustments to the terms and conditions of the merger agreement proposed by HBI, and (iv) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.
Termination Fee (page 79)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the FBI board of directors, FBI may be required to pay to HBI a termination fee equal to $1,120,000. This termination fee could discourage other companies from seeking to acquire or merge with FBI. For more information, see “The Merger Agreement — Termination Fee” beginning on page 79.
Expenses and Fees (page 79)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 79)
The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by FBI shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by FBI shareholders.
At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.
Comparison of Shareholders’ Rights (page 106)
Although both HBI and FBI are Missouri corporations, the rights of FBI shareholders will change as a result of the merger due to differences in their respective governing documents. See “Comparison of Shareholders’ Rights” beginning on page 106 for a description of the material differences in shareholders’ rights under each of the HBI and FBI governing documents.
Risk Factors (page 29)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29.

Ancillary Agreements to the Merger Agreement (page 81)
Voting Agreement
As a condition to HBI entering into the merger agreement, the directors and executive officers of FBI and Farmers State Bank who have voting power over shares of FBI common stock (which collectively constitute approximately 37.97% of the outstanding shares of FBI common stock as of the record date) entered into a voting agreement in the form attached as Exhibit B to the merger agreement. The voting agreement requires, among other things, that the directors party thereto vote all of their shares of FBI common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of FBI common stock prior to the termination of the FBI voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the consummation of the merger, or twelve (12) months from its execution date of April 29, 2026.
Director Support Agreements
In addition, as a condition to HBI entering into the merger agreement, each director of FBI and Farmers State Bank who is not an employee of FBI or Farmers State Bank entered into a director support agreement with HBI in the form attached as Exhibit C to the merger agreement. Each of those agreements provides, among other things, that each such director agrees to use best efforts to refrain from harming the goodwill of HBI, Hawthorn Bank, FBI or Farmers State Bank or any of their respective subsidiaries and their respective customer and client and relationships, during the term of the agreement. By entering into such support agreements, each director also agreed to certain additional restrictive covenants. If the merger agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.
Releases
In addition, as a condition to HBI entering into the merger agreement, each director and executive officer of FBI and Farmers State Bank entered into a release in favor of FBI and Farmers State Bank in the form attached as Exhibit D to the merger agreement. Under the release, each such director and executive officer releases and discharges, effective upon the consummation of the merger, FBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including HBI and Hawthorn Bank), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.
Retention Agreements
In addition, as a condition to HBI entering into the merger agreement, certain executive officers of Farmers State Bank entered into a retention agreement with HBI. For a more complete description of these retention agreements, see “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55.
Dissenters’ Rights (page 58)
Under Missouri law, record holders of shares of FBI common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, an FBI shareholder must follow exactly the procedures specified under Missouri law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Missouri law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value an FBI shareholder would receive in the merger under the terms of the merger agreement.
Pursuant to the merger agreement, HBI’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than five percent (5%) of the outstanding shares of FBI common stock.

Accounting Treatment (page 114)
HBI will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 115)
The mergers, taken together, are expected to be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of HBI and FBI to complete the merger that each of HBI and FBI receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the mergers, taken together, as a “reorganization” under the Code, U.S. holders of FBI common stock generally will not recognize gain or loss with respect to the receipt of HBI common stock in the mergers to the extent that they exchange their shares of FBI common stock solely for shares of HBI common stock. To the extent that holders of FBI common stock receive cash in exchange for their shares of FBI common stock (including cash received in lieu of a fractional share of HBI common stock), holders of FBI common stock will recognize gain or loss in an amount equal to the difference between the cash consideration received and that holder’s adjusted tax basis in the shares of FBI common stock exchanged therefor. U.S. holders of FBI common stock receiving cash in lieu of fractional shares of HBI common stock generally will recognize gain or loss equal to the difference between any cash received in lieu of fractional shares of HBI common stock and the basis in its shares of HBI common stock allocable to that fractional share.
The U.S. federal income tax consequences described above may not apply to all holders of FBI common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, HBI and FBI strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you in light of your own circumstances.
Market Prices and Share Information
HBI common stock is listed on the Nasdaq Global Select Market under the symbol “HWBK.” The following table sets forth the closing sale prices of HBI common stock as reported on the Nasdaq Global Select Market on April 28, 2026, the last full trading day before the public announcement of the merger agreement, and on July [•], 2026, the latest practicable trading date before the date of this proxy statement/prospectus and the corresponding implied value of the per share merger consideration as of such dates.
Date	Closing Price of HBI Common Stock	Stock Consideration	Per Share Stock Consideration	Implied Value of Per Share Stock Consideration	Cash Consideration(2)	Per Share Cash Consideration	Implied Value of Per Share Merger Consideration
April 28, 2026	$34.57	413,101	2.1790 shares(1)	$75.33	$14,000,000	$73.85(1)	$149.18
July [•], 2026

(1)
Calculated based on 189,584 shares of FBI common stock issued and outstanding as of April 28, 2026.

(2)
Assumes there is no adjustment to the merger consideration.

(3)
Calculated based on 189,296 shares of FBI common stock issued and outstanding as of July 16, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of HBI and FBI and have been prepared to illustrate the financial effect of the merger of FBI with and into HBI. The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial position and results of operations of HBI and its wholly owned subsidiary, Hawthorn Bank, and FBI and its wholly owned subsidiary, Farmers State Bank, as an acquisition by HBI of FBI using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of FBI will be recorded by HBI at their respective fair values as of the date the merger is completed.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
the accompanying notes to the unaudited condensed combined pro forma financial information;

•
the historical audited consolidated financial statements of HBI and the related notes included in HBI’s Annual Report on Form 10-K as of and for the year ended December 31, 2025 as filed with the SEC;

•
the historical unaudited consolidated financial statements of FBI as of and for the year ended December 31, 2025 included elsewhere in this Form S-4;

•
the historical unaudited interim consolidated financial statements of HBI and the related notes included in HBI’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026 as filed with the SEC; and

•
the historical unaudited interim consolidated financial statements of FBI as of and for the three months ended March 31, 2026 included elsewhere in this Form S-4.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on March 31, 2026. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2026 and the year ended December 31, 2025 give effect to the transaction as if the transaction had become effective on January 1, 2025.
The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the pro forma financial statements.
These unaudited pro forma condensed combined financial statements reflect the merger of FBI with and into HBI based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma financial statements do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company. The results of operations of the combined company will be reported prospectively following completion of the merger. Under the acquisition method of accounting, the assets and liabilities of FBI, as of closing, will be recorded by HBI at their estimated fair values and any excess of the merger consideration over the fair value of FBI’s net assets will be allocated to goodwill, if applicable.

HAWTHORN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)
	As of March 31, 2026
	HBI	FBI	Adjustments	Footnotes	Unaudited Pro Forma
ASSETS:
Cash and due from banks	$101,918	$21,230	$(19,754)	2(a)	$103,394
Investment securities	211,808	55,764	(82)	2(b)	267,490
Loans held for sale	1	—	—		1
Loans held for investment	1,454,171	294,124	(16,776)	2(c)	1,731,519
Allowance for credit losses	(20,933)	(1,861)	27	2(d)	(22,767)
Net loans	1,433,238	292,263	(16,749)		1,708,752
Premises and equipment – net	34,468	5,757	—		40,225
Other real estate owned – net	64	—	—		64
Goodwill	—	1,656	14,476	2(e)	16,132
Cash surrender value of bank-owned life insurance	40,801	—	—		40,801
Core deposit intangible	—	—	7,557	2(f)	7,557
Accrued interest receivable and other assets	33,562	7,170	1,562	2(g)	42,294
Total assets	$1,855,860	$383,840	$(12,990)		$2,226,710
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Non-interest bearing demand	425,433	65,011	—		490,444
Interest-bearing deposits	1,092,883	277,282	(166)	2(h)	1,369,999
Total deposits	1,518,316	342,293	(166)		1,860,443
Senior notes	—	3,083	(3,083)	2(i)	—
Subordinated notes	49,486	6,186	(1,668)	2(j)	54,004
Federal Home Loan Bank advances and other borrowings	94,376	9,000	—		103,376
Accrued interest payable and other liabilities	18,296	924	—		19,220
Total liabilities	1,680,474	361,486	(4,917)		2,037,043
Stockholders’ equity:
Common stock	7,555	427	(14)	2(k)	7,968
Surplus	76,927	2,764	11,104	2(k)	90,795
Retained earnings	112,156	25,969	(25,969)	2(l)	112,156
Accumulated other comprehensive loss, net of tax	(6,471)	(5,463)	5,463	2(l)	(6,471)
Treasury stock	(14,781)	(1,343)	1,343	2(l)	(14,781)
Total stockholders’ equity	175,386	22,354	(8,073)		189,667
Total liabilities and stockholders’ equity	$1,855,860	$383,840	$(12,990)		$2,226,710

HAWTHORN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)
	For the Year Ended December 31, 2025
	HBI	FBI	Adjustments	Footnotes	Unaudited Pro Forma
INTEREST INCOME
Interest and fees on loans	$88,457	$16,099	$969	3(a)	$105,525
Interest on investment securities	7,657	1,882	734	3(b)	10,273
Federal funds sold and other interest-bearing deposits	1,123	—	—		1,123
Dividends on other investments	421	699	(556)	3(c)	564
Total interest income	97,658	18,680	1,147		117,485
INTEREST EXPENSE
Deposits	26,157	5,258	166	3(d)	31,581
Interest on federal funds purchased and securities sold underagreements to repurchase and other	3	—	—		3
Interest on Federal Home Loan Bank advances	2,224	—	—		2,224
Interest on subordinated notes	3,394	630	(96)	3(e)	3,928
Total interest expense	31,778	5,888	70		37,736
Net interest income	65,880	12,792	1,077		79,749
Provision for credit losses	360	106	—		466
Net interest income after provision for credit losses	65,520	12,686	1,077		79,283
NON-INTEREST INCOME
Service Charges and other fees	3,666	428	—		4,094
Bank card income and fees	3,897	812	—		4,709
Earnings on bank-owned life insurance	2,050	—	—		2,050
Wealth management revenue	2,202	—	—		2,202
Gain on sale of mortgage loans, net	448	—	—		448
Losses on other real estate owned and other assets, net	(156)	—	—		(156)
Other	2,202	257	—		2,459
Total non-interest income	14,309	1,497	—		15,806
Investment securities gains, net	117	—	—		117
NON-INTEREST EXPENSE
Salaries and employee benefits	27,841	5,110	—		32,951
Occupancy expense, net	3,824	905	—		4,729
Furniture and equipment expense	2,877	—	—		2,877
Processing, network, and bank card expense	5,656	2,228	—		7,884
Legal, examination, and professional fees	1,698	—	—		1,698
Advertising and promotion	1,067	—	—		1,067
Postage, printing and supplies	1,349	—	—		1,349
Other	6,535	2,249	2,180	3(f)	10,964
Total non-interest expense	50,847	10,492	2,180		63,519
Income before income taxes	29,099	3,691	(1,103)		31,687
Income tax expense (benefit)	5,298	795	(232)	3(g)	5,861
Net income	$23,801	$2,896	$(871)		$25,826
Basic earnings per share	$3.44				$3.52
Weighted average shares outstanding	6,932,000				7,345,101
Diluted earnings per share	$3.43				$3.51
Weighted average shares outstanding	6,942,192				7,355,293

HAWTHORN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
(in thousands, except per share data)
	For the Three Months Ended March 31, 2026
	HBI	FBI	Adjustments	Footnotes	Unaudited Pro Forma
INTEREST INCOME
Interest and fees on loans	$22,097	$4,074	$242	3(a)	$26,413
Interest on investment securities	1,748	480	183	3(b)	2,411
Federal funds sold and other interest-bearing deposits	436	—	—		436
Dividends on other investments	113	187	(139)	3(c)	161
Total interest income	24,394	4,741	286		29,421
INTEREST EXPENSE
Deposits	5,871	1,233	42	3(d)	7,146
Interest on federal funds purchased and securities sold under agreements to repurchase and other	13	—	—		13
Interest on Federal Home Loan Bank advances	635	—	—		635
Interest on subordinated notes	773	140	(24)	3(e)	889
Total interest expense	7,292	1,373	18		8,683
Net interest income	17,102	3,368	268		20,738
Provision for credit losses	73	24	—		97
Net interest income after provision for credit losses	17,029	3,344	268		20,641
NON-INTEREST INCOME
Service Charges and other fees	820	106	—		926
Bank card income and fees	908	198	—		1,106
Earnings on bank-owned life insurance	493	—	—		493
Wealth management revenue	616	—	—		616
Gain on sale of mortgage loans, net	77	—	—		77
Losses on other real estate owned and other assets, net	(34)	—	—		(34)
Other	221	75	—		296
Total non-interest income	3,101	379	—		3,480
Investment securities gains, net	5	—	—		5
NON-INTEREST EXPENSE
Salaries and employee benefits	6,814	1,234	—		8,048
Occupancy expense, net	991	223	—		1,214
Furniture and equipment expense	770	—	—		770
Processing, network, and bank card expense	1,418	566	—		1,984
Legal, examination, and professional fees	802	—	—		802
Advertising and promotion	204	—	—		204
Postage, printing and supplies	299	—	—		299
Other	1,705	554	545	3(f)	2,804
Total non-interest expense	13,003	2,577	545		16,125
Income before income taxes	7,132	1,146	(277)		8,001
Income tax expense (benefit)	1,389	254	(58)	3(g)	1,585
Net income	$5,743	$892	$(219)		$6,416
Basic earnings per share	$0.83				$0.88
Weighted average shares outstanding	6,897,487				7,310,588
Diluted earnings per share	$0.83				$0.88
Weighted average shares outstanding	6,914,104				7,327,205

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1.   Estimated Merger Costs
Estimated merger costs of $3.8 million (net of $0.8 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be recognized over time. These cost estimates for both HBI and FBI are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. The current estimates of the merger costs, primarily comprised of anticipated cash charges, are as follows.
(Dollars in thousands)
Severance and Retention payments	$450
Vendor and system contracts terminations	862
Professional and legal fees	1,720
Other acquisition related expenses	1,659
Pre-tax merger costs	4,691
Taxes	(845)
Total merger costs	$3,846
Note 2.   Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined balance sheet as of March 31, 2026, as follows:
(a)
Represents total cash consideration, special dividend, FBI borrowings paydown, and FBI transaction expenses paid in conjunction with the merger.

(b)
Adjustment to reflect acquired securities at their estimated fair value based on quoted market prices or matrix pricing for similar instruments.

(c)
Adjustment to loans to reflect estimated fair value mark.

(d)
Adjustments to the allowance for credit losses include the following and takes into consideration our early adoption of ASU 2025-08:

(Dollars in thousands)
Reversal of historical FBI’s allowance for credit loss	$1,861
Estimate of lifetime credit losses for PCD and non-PCD seasoned loans	(1,834)
$27

(e)
Adjustment to establish goodwill for amount of consideration paid in excess of fair value of assets received over liabilities assumed.

(f)
Adjustment to reflect approximately $7.6 million of core deposit intangibles at the preliminary estimated fair value.

(g)
Adjustment to recognize net deferred tax assets associated with the fair value adjustments recorded in the merger.

(h)
Adjustment to reflect the estimate of fair value on time deposits.

(i)
Adjustment to reflect paydown of senior borrowings

(j)
Adjustment to reflect the estimate of fair value on Subordinated debt.

(k)
Adjustment to reflect the elimination of the historical equity of FBI, net of the issuance of 413,101 shares of HBI, par value $1.00 per share, to shareholders of FBI. Value of the shares issued is based on the closing price for HBI common stock on March 31, 2026.

(l)
Adjustments to reflect the elimination of the historical equity of FBI.

Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined income statements for the year ended December 31, 2025, and for the three months ended March 31, 2026, as follows:
(a)
Adjustment reflects the yield adjustment for interest income on loans.

(b)
Adjustment reflects the yield adjustment for interest income on investment securities

(c)
Adjustment represents lost interest on cost of cash on the cash consideration paid at merger close.

(d)
Adjustment reflects yield adjustment for interest expense on time deposits.

(e)
Adjustment reflects yield adjustment for interest expense on Subordinated debt and other borrowings

(f)
Adjustment reflects the net increase in amortization of other intangible assets for the acquired core deposit intangible asset and other restructuring costs. The cost savings expected from the merger are not reflected in the adjustment amount for Other Expenses.

(g)
Adjustment represents income tax expense on the pro-forma adjustments at an estimated rate of 21.0%.

Note 4.   Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation
Estimated Merger Consideration
The total preliminary merger consideration is calculated as follows:
(Dollars in thousands)	March 31, 2026
Total preliminary estimated fair value of HBI common stock to be issued per merger agreement(1)	$14,281
Estimated cash consideration paid per merger agreement	14,000
Total estimated merger consideration	$28,281

(1)
Represents the estimated fair value of 413,101 shares of HBI common stock to be issued to FBI shareholders pursuant to the merger agreement. This estimate is based on HBI’s closing stock price of $34.57 as of April 28, 2026, the last trading day before the public announcement of the merger agreement.

The total estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma financial statements due to fluctuations in HBI’s common stock price up to the effective date.

Preliminary Purchase Price Allocation
The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of FBI based on FBI’s unaudited consolidated balance sheet as of March 31, 2026, with the excess recorded to goodwill:
(Dollars in thousands)	March 31, 2026
Total purchase consideration	$28,281
FBI Net Assets at Fair Value
Assets:
Cash and cash equivalents	15,476
Investment securities	55,682
Loans held for investment	277,348
Allowance for credit losses	(1,834)
Premises and equipment, net	5,757
Other intangible assets	7,557
Other assets	8,732
Total assets to be acquired	$368,718
Liabilities:
Deposits	$342,127
Subordinated debt	4,518
Other borrowings	9,000
Other liabilities	924
Total liabilities to be assumed	$356,569
Net assets to be acquired	12,149
Preliminary goodwill	16,132

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for HBI common stock and FBI common stock below has been derived from the unaudited interim consolidated financial statements of each of HBI and FBI as of and for the three months ended March 31, 2026 and the audited consolidated financial statements of HBI and the unaudited consolidated financial statements of FBI as of and for the year ended December 31, 2025, which, with respect to HBI, is incorporated by reference herein, or with respect to FBI, is included with this proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2025, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of March 31, 2026, in the case of book value per share data, assuming that each outstanding share of FBI common stock had been converted into shares of HBI common stock based on the exchange ratio of 0.4582 shares of HBI common stock for each share of FBI common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of HBI and FBI as of and for three months ended March 31, 2026 and the audited consolidated financial statements of HBI and the unaudited consolidated financial statements of FBI as of and for the year ended December 31, 2025.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of FBI at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of FBI common stock.
	HBI	FBI	Pro Forma Combined
Three months ended March 31, 2026
Basic earnings per share	$0.83	$4.71	$0.88
Diluted earnings per share	0.83	4.71	0.88
Cash dividends per share	0.21	1.00	0.21
Book value per common share as of March 31, 2026	$25.43	$118.09	$25.94
Year ended December 31, 2025
Basic earnings per share	$3.44	$15.30	$3.52
Diluted earnings per share	3.43	15.30	3.51
Cash dividends per share	0.78	4.00	0.78
Book value per common share as of December 31, 2025	$25.13	$115.05	$25.66

(1)
The equivalent pro forma per share amounts of FBI were calculated based on pro forma combined amounts multiplied by the 0.4582 exchange ratio calculated as of July 16, 2026 and based on 189,296 shares of FBI common stock issued and outstanding as of July 16, 2026. The exchange ratio is subject to certain adjustments as provided for in the merger agreement.

(2)
Pro forma combined cash dividends declared are based upon HBI’s historical dividend payout ratios.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of HBI, FBI and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to HBI, FBI, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require FBI to pay a termination fee to HBI;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of FBI shareholders;

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risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

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the risk that the businesses of HBI and FBI will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

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HBI’s ability to achieve the synergies and value creation contemplated by the proposed merger with FBI;

•
the expected growth opportunities or costs savings from the merger with FBI may not be fully realized or may take longer to realize than expected;

•
revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with HBI’s integration of FBI, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against HBI or FBI or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the State of Missouri, or in the specific markets in which HBI or FBI operate;

•
limitations placed on the ability of HBI and FBI to operate their respective businesses by the merger agreement;

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the effect of the announcement of the merger on HBI’s and FBI’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

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customer acceptance of the combined company’s products and services;

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the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
the dilution caused by HBI’s issuance of additional shares of its common stock in the merger or related to the merger;

•
fluctuations in the market price of HBI common stock and the related effect on the market value of the merger consideration that FBI shareholders will receive upon completion of the merger;

•
risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, risks related to entering a new geographic market, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the ability to retain key employees and maintain relationships with significant customers, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

•
the impacts related to or resulting from uncertainty in the banking industry as a whole;

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increased competition for deposits in HBI and FBI’s market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior;

•
the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and HBI and FBI’s market areas;

•
HBI’s ability to effectively execute HBI’s expansion strategy and manage HBI’s growth, including identifying and consummating suitable acquisitions;

•
competitive pressures among financial services companies may increase significantly;

•
changes in the interest rate environment may reduce interest margins;

•
general economic conditions, either nationally or in the communities we serve, may be less favorable than expected and may adversely affect the quality of the Company’s loans and other assets;

•
increases in non-performing assets in the Company’s loan portfolios and adverse economic conditions may necessitate increases to the provisions for credit losses;

•
legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged;

•
changes may occur in the securities markets;

•
credit and market risks relating to increasing inflation;

•
economic or other disruptions caused by acts of terrorism, war or other military conflicts (including conflicts in the Middle East and the possible expansion thereof), geopolitical instability, domestic civil unrest, natural disasters, such as hurricanes, wildfires, freezes, flooding and other man-made disasters, such as oil spills or power outages, health emergencies, epidemics or pandemics, climate changes or other catastrophic events;

•
the impacts of tariffs, sanctions, and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers;

•
changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; and

•
technological changes, including potential cybersecurity incidents and other disruptions, or innovations to the financial services industry, including the development, implementation use and management of emerging technologies, including artificial intelligence and machine learning.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. HBI and FBI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to HBI, FBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
An investment in HBI common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in HBI’s Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26. You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 123.
Because the market price of HBI common stock will fluctuate, FBI shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.
Pursuant to the merger agreement, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive, without interest, (A) an amount of cash equal to the quotient of $14,000,000 (the “aggregate cash consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share cash consideration”), (B) a number (such number, the “exchange ratio”) of shares of HBI common stock equal to the quotient of 413,101 shares of HBI common stock (the “aggregate stock consideration”) divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time (the “per share stock consideration”), and (C) cash in lieu of any fractional shares (collectively, the “per share merger consideration”), subject to adjustment.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses (as defined in the merger agreement), reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios (the “actual adjusted shareholders’ tangible equity”) is less than $19,000,000 (the “minimum adjusted shareholders’ equity”), then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
The market value of HBI common stock may vary from the market value on the date HBI and FBI announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the FBI special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of HBI common stock. Any fluctuation in the market price of HBI common stock after the date of this proxy statement/prospectus will change the value of the shares of HBI common stock that FBI shareholders may receive.
Stock price changes may result from a variety of factors that are beyond the control of HBI and FBI, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the FBI special meeting, FBI shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. FBI shareholders should obtain current sale prices for shares of HBI common stock before voting their shares at the FBI special meeting.

Because there is no established trading market for FBI common stock, it is difficult to determine how the fair value of FBI common stock compares with the merger consideration.
There is no established trading market for FBI common stock. No broker makes a market in FBI common stock. The market for FBI common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the fair value of FBI common stock.
The merger may not be consummated unless important conditions are satisfied.
HBI and FBI expect the merger to close in the third quarter of 2026, but the merger is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond HBI’s and FBI’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of HBI and FBI may lose some or all of the intended benefits of the merger. As of the date of this proxy statement/prospectus, the condition to closing that all required regulatory approvals be received has been satisfied. Certain of the conditions that remain to be satisfied include, but are not limited to:

•
the approval of the merger agreement and merger by the requisite vote of FBI shareholders;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the listing on the Nasdaq Global Select Market of the shares of HBI common stock to be issued in the merger;

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the assumption by HBI of all of FBI’s obligations under the trust operative documents;

•
the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

•
the performance or compliance by each party in all material respects of their obligations and with their covenants under the merger agreement;

•
the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

•
the absence of a burdensome condition in any required regulatory approval;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the receipt of certain executed closing documents;

•
accrual by FBI for any paid time off of FBI employees and payment of such paid time off to FBI employees;

•
the amendment or termination by FBI of any employee benefit plans;

•
FBI having accrued for all obligations under certain indebtedness set forth in the payoff letter (as defined in the merger agreement);

•
FBI having terminated the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust; and

•
holders of no more than 5.0% of the outstanding FBI common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders.

If any of the foregoing conditions are not satisfied, the merger may not close as scheduled or at all. In addition, either HBI or FBI may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 76.
HBI may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including FBI.
From time to time, HBI evaluates and acquires businesses that it believes complement its existing business. The acquisition component of HBI’s growth strategy depends on the successful integration of these acquisitions. HBI faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
•
the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into HBI’s existing business;

•
limitations on HBI’s ability to realize the expected cost savings and synergies from an acquisition;

•
challenges related to integrating acquired operations, including HBI’s ability to retain key employees and maintain relationships with significant customers and depositors;

•
challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•
discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If HBI is unable to successfully integrate the businesses it acquires, HBI’s business, financial condition and results of operations may be materially adversely affected.
FBI’s executive officers and directors have interests in the merger in addition to or different from the interests that they share with you as an FBI shareholder.
Some of FBI’s executive officers participated in negotiations of the merger agreement with HBI, and the FBI board of directors approved the merger agreement and is recommending that FBI shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of FBI’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as an FBI shareholder. These interests include, as a result of the merger, payments under retention agreements with HBI for certain executive officers, the right to certain employee benefits for each employee of FBI and its subsidiaries who remains employed by HBI or its subsidiaries immediately after the effective time of the merger, and the right to continued indemnification and insurance coverage under the merger agreement. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of FBI to support or approve the merger and the merger agreement. For further discussion of the interests of FBI’s directors and officers in the merger, see “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55.
The opinion delivered by FBI’s financial advisor to the FBI board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.
Olsen Palmer LLC, FBI’s financial advisor, delivered its opinion to the FBI board of directors on April 27, 2026 that, as of such date, the consideration to be received by the shareholders of FBI in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Olsen Palmer in connection with the preparation of its opinion. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of HBI and FBI, general market and economic conditions and other factors that may be beyond the control of HBI and FBI may alter the value of HBI or FBI or the prices of shares of HBI common stock or FBI common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that FBI received from its financial advisor, please refer to “The Merger — Opinion of FBI’s Financial Advisor” beginning on page 47.
The merger agreement contains provisions granting both HBI and FBI the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to January 31, 2027 (unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement), and the right of FBI to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the FBI board of directors. If the merger is not completed, the ongoing businesses of HBI and FBI could be adversely affected and HBI and FBI will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 78.
Termination of the merger agreement could negatively impact FBI and HBI.
If the merger agreement is terminated before closing, there may be various consequences. For example, FBI’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, FBI will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the FBI board of directors seeks another merger or business combination, FBI shareholders cannot be certain that FBI will be able to find a party willing to pay the equivalent or greater consideration than that which HBI has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, FBI may be required to pay HBI a termination fee. See “The Merger Agreement — Effect of Termination” beginning on page 79.
Further, if the merger agreement is terminated and the merger is not consummated, HBI’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of HBI as an acquirer may be harmed and, as a result, it may make it more difficult for HBI to consummate future acquisitions.
HBI and FBI will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
HBI and FBI each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, HBI and FBI expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including non-recurring expenses such as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although HBI and FBI expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of HBI following completion of the merger.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire FBI and limit FBI’s ability to pursue alternatives to the merger.
The merger agreement prohibits FBI from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, FBI has agreed to pay HBI a termination fee of $1,120,000 if the merger agreement is terminated (A) by the FBI board of directors if the FBI board of directors has

(i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and (ii) determined in its good faith judgment (after consultation with FBI’s outside legal counsel) that the failure to effect a withdrawal, amendment or modification, in any manner adverse to HBI, of its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated would cause it to violate its fiduciary duties under applicable law, or (B) by the HBI board of directors of HBI if (i) FBI breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to HBI; (ii) the FBI board of directors agrees to accept a superior proposal; (iii) the FBI board of directors fails to make, withdraws, amends or modifies, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby; or (iv) FBI fails to call, give notice of, convene and hold the FBI shareholder meeting.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FBI from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire FBI than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
HBI and FBI will be subject to business uncertainties and FBI will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HBI and FBI. These uncertainties may impair the ability of HBI or FBI to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with HBI or FBI to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of FBI may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of HBI or FBI depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, FBI’s business prior to the merger closing and HBI’s business after the merger closes could be harmed. In addition, subject to certain exceptions, FBI has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” beginning on page 67 for a description of the restrictive covenants applicable to FBI.
The merger with FBI may distract HBI’s management from its other responsibilities.
The acquisition of FBI could cause HBI’s management to focus its time and energy on matters related to the acquisition that otherwise would be directed to the business and operations of HBI. Any such distraction on the part of HBI’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of HBI.
The combined company may be unable to retain HBI and/or FBI personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by HBI and FBI. It is possible that these employees may decide not to remain with HBI and FBI, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating FBI to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, HBI and FBI may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

HBI and FBI may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of HBI and FBI to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of HBI and FBI, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The board of directors of FBI may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. FBI, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, FBI will have the discretion to complete the merger without seeking further shareholder approval.
If an FBI shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to the GBCL, an FBI shareholder has a right to demand payment in cash of the “fair value” of their shares of FBI common stock in accordance with the procedures established by Missouri law. The value of the shares of FBI common stock, as determined in accordance with the GBCL, may be less than the merger consideration the holders of such stock would otherwise receive pursuant to the merger agreement. See “The Merger — Dissenters’ Rights” on page 58.
FBI shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of HBI than they had on FBI before the merger.
FBI shareholders will have a much smaller percentage ownership interest and effective voting power in HBI compared to their ownership interest and voting power in FBI prior to the merger. Consequently, FBI shareholders will have significantly less influence on the management and policies of HBI after the merger than they currently have on the management and policies of FBI. If the merger is consummated, current FBI shareholders will own approximately 5.6% of the combined company. Accordingly, former FBI shareholders will own less than the outstanding voting stock of the combined company than current HBI shareholders and would, as a result, be outvoted by current HBI shareholders if such current HBI shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
HBI’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of HBI common stock. New investors may also have rights, preferences and privileges senior to HBI’s shareholders which may adversely impact its shareholders.
Shares of HBI common stock to be received by holders of FBI common stock as a result of the merger will have rights different from the shares of FBI common stock.
Upon completion of the merger, the rights of former FBI shareholders will be governed by the Restated Articles of Incorporation (the “articles of incorporation”) and the Amended and Restated Bylaws (the “bylaws”) of HBI. Accordingly, certain rights associated with FBI common stock may differ from the rights associated with HBI common stock. See “Comparison of Shareholders’ Rights” beginning on page 106 for a discussion of the different rights associated with HBI common stock.
HBI may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, HBI’s ability to successfully combine the businesses of HBI and FBI. If HBI is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

HBI and FBI have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of HBI or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of HBI could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of HBI and FBI during the pre-merger period and for an undetermined time after the consummation of the merger.
The market price of HBI common stock after the merger may be affected by factors different from those affecting FBI common stock or HBI common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting HBI’s or FBI’s results of operations and the market prices of shares of HBI common stock. Accordingly, the historical financial results of HBI and FBI and the historical market prices of shares of HBI common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of HBI and of certain factors to consider in connection with that business, see the documents incorporated by reference by HBI into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 123.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, FBI shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.
Current HBI and FBI shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of HBI common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act. If the merger is completed and if former FBI shareholders sell substantial amounts of HBI common stock in the public market, the market price of HBI common stock may decrease. These sales might also make it more difficult for HBI to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The mergers, taken together, may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of HBI and FBI intends and expects that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of HBI and FBI to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from HBI’s and FBI’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.
If the mergers, taken together, were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of FBI common stock would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes. In that case, the merger would be treated for U.S. federal income tax purposes as if the holders of FBI common stock had sold their shares of FBI common stock to HBI in exchange for the merger consideration in a taxable stock sale. Then, FBI would be treated as liquidating into HBI in a tax-free liquidation. Because each holder of FBI common stock is entitled to receive stock consideration, each such holder would be responsible for additional U.S. federal income taxes related to the stock consideration received in the merger, as compared with a tax-free transaction. Each such holder of FBI common stock would recognize a gain or loss equal to the difference between the

(i) the sum of the fair market value of HBI common stock and cash received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of FBI common stock exchanged therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you if the merger fails to qualify as a reorganization.
This proxy statement/prospectus contains limited financial information on which to evaluate the merger.
This proxy statement/prospectus contains limited historical financial information about FBI and does not contain pro forma combined financial information about HBI and FBI after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of HBI’s common stock after the merger.
FBI or HBI or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to FBI and HBI, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against FBI, its board of directors or HBI or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect HBI’s business, financial condition, results of operations and cash flows.

FBI SPECIAL MEETING
Date, Time and Place of FBI Special Meeting
The FBI special meeting will be held in person on September 1, 2026, at the offices of Farmers State Bank, 124 East Third Street, Cameron, Missouri 64429, at 10:00 a.m., local time. On or about July [•], 2026, FBI commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the FBI special meeting.
Purpose of the FBI Special Meeting
At the FBI special meeting, the holders of FBI common stock will be asked to consider and vote upon the FBI merger proposal and, if necessary, the FBI adjournment proposal. Completion of the merger is conditioned on, among other things, FBI shareholder approval of the FBI merger proposal. FBI will transact no business other than as listed above at the FBI special meeting, except for business properly brought before the FBI special meeting or any adjournment or postponement thereof.
Recommendation of the FBI Board of Directors
On April 27, 2026, the FBI board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby. Based on FBI’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger — Recommendation of the FBI Board and Its Reasons for the Merger” beginning on page 44, the FBI board of directors believes that the merger is in the best interests of FBI shareholders.
Accordingly, the FBI board of directors unanimously recommends that its shareholders vote as follows:
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“FOR” the FBI merger proposal; and

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“FOR” the FBI adjournment proposal.

Holders of FBI common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference hereto, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.
Completion of the merger is conditioned upon the approval of the FBI merger proposal, but is not conditioned upon the approval of the FBI adjournment proposal.
Record Date and Quorum
The FBI board of directors has fixed the close of business on July 16, 2026 as the record date, which is the date for determining the holders of FBI common stock entitled to receive notice of and to vote at the FBI special meeting. As of the record date, there were 189,296 shares of FBI common stock outstanding and entitled to notice of, and to vote at, the FBI special meeting or any adjournment thereof, and such outstanding shares of FBI common stock were held by 128 holders of record. Each share of FBI common stock entitles the holder to one vote at the FBI special meeting on each proposal to be considered at the FBI special meeting.
The holders of at least a majority of the shares of FBI common stock issued and outstanding and entitled to vote at the FBI special meeting must be present, either in person or represented by proxy, to constitute a quorum at the FBI special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of FBI common stock at the FBI special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
FBI Merger Proposal.   The affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock is required to approve the FBI merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the FBI merger proposal, it will have the same effect as a vote “AGAINST” the FBI merger proposal.
FBI Adjournment Proposal.   Assuming a quorum is present, approval of the FBI adjournment proposal requires the affirmative vote of a majority of shares entitled to vote, and represented in person or by proxy with respect to the FBI adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed to be present at the FBI special meeting and it will have no effect on the FBI adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the FBI adjournment proposal, you will be deemed present but not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the FBI adjournment proposal.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the approval of the FBI merger proposal and “FOR” the approval of the FBI adjournment proposal, if applicable. The proxy also grants authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the FBI special meeting.
If you are a shareholder of record of FBI as of the close of business on July 16, 2026, the record date, you may vote by proxy before the FBI special meeting by completing, signing, dating and returning the enclosed proxy card to FBI using the enclosed postage-paid envelope. If you intend to submit your proxy, your completed proxy card must be received prior to the FBI special meeting.
If you are a holder of record of FBI common stock, you may change your vote or revoke any proxy at any time before it is voted by: (1) attending and voting in person at the FBI special meeting; (2) giving notice of revocation of the proxy at the FBI special meeting; or (3) delivering to the Secretary of FBI (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares of FBI common stock, bearing a date later than the proxy card previously executed. However, your attendance at the FBI special meeting will not, by itself, revoke your proxy. A revocation or later-dated proxy received by FBI after the vote will not affect the vote. The FBI Secretary’s mailing address is: c/o FSC Bancshares, Inc., 124 East Third Street, Cameron, Missouri 64429, Attention: Secretary. If you hold your shares of FBI common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Shares Held in “Street Name;” Broker Non-Votes
Banks, brokers and other nominees who hold shares of FBI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the FBI special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.
If your broker, bank or other nominee holds your shares of FBI common stock in “street name,” your broker, bank or other nominee will vote your shares of FBI common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
As of the record date, 71,870 shares of FBI common stock, or approximately 37.97% of the outstanding shares of FBI common stock entitled to vote at the FBI special meeting, are bound by a voting agreement.

As a condition to HBI entering into the merger agreement, each director and executive officer of FBI and each director of Farmers State Bank who owns shares of FBI common stock has entered into a voting agreement with HBI and FBI agreeing to, among other things, vote their shares of FBI stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. For more information about the FBI voting agreement, see “Ancillary Agreements to the Merger Agreement — Voting Agreement,” beginning on page 81.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the FBI board of directors. FBI is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of FBI intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. FBI will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.
Dissenters’ Rights
FBI shareholders are entitled to rights of dissent with respect to the FBI merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the GBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 58, and the full text of the applicable provisions of the GBCL, which are reproduced in full in Annex C to this proxy statement/prospectus, for additional information.
Attending the FBI Special Meeting
All shareholders of FBI as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the FBI special meeting. Shareholders of record of FBI stock as of the record date can vote in person at the FBI special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the FBI special meeting. If you plan to attend the FBI special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. FBI reserves the right to refuse admittance to anyone without proper proof of share ownership and proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the FBI special meeting is prohibited without FBI’s express written consent.
An FBI shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the FBI special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
FBI Merger Proposal
FBI is asking its shareholders to approve the FBI merger proposal. Holders of FBI common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
Approval of the FBI merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least two-thirds of the outstanding shares of FBI common stock entitled to vote thereon.
After careful consideration, the FBI board of directors, by a unanimous vote of all directors, determined that the merger is advisable and in the best interests of FBI and its shareholders and approved the merger agreement and the transactions contemplated thereby. See “The Merger — Recommendation of the FBI Board and Its Reasons for the Merger” beginning on page 44 of this proxy statement/prospectus for a more detailed discussion of the FBI board of directors’ recommendation.
The FBI board of directors unanimously recommends a vote “FOR” the approval of the FBI merger proposal.
FBI Adjournment Proposal
The FBI special meeting may be adjourned to another time or place, if necessary or appropriate, (i) to solicit additional proxies if there are insufficient votes at the time of the FBI special meeting to approve the FBI merger proposal, or (ii) to ensure that any supplement or amendment to the proxy statement/prospectus is timely provided to FBI shareholders.
Even though a quorum may be present at the FBI special meeting, it is possible that FBI may not have received sufficient votes to approve the FBI merger proposal by the time of the meeting. In that event, the FBI board of directors would need to adjourn or postpone the FBI special meeting in order to solicit additional proxies.
Assuming a quorum is present, approval of the FBI adjournment proposal requires the affirmative vote of a majority of shares entitled to vote, and represented in person or by proxy with respect to the FBI adjournment proposal.
The FBI board of directors unanimously recommends a vote “FOR” the approval of the FBI adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding the FBI special meeting or would like additional copies of this proxy statement/prospectus, please contact Mike Poland, President, at 816-632-6641.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. HBI and FBI urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of HBI, FBI and Merger Sub have unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the HBI board of directors, the issuance of shares of HBI common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI, (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction, FBI will merge with and into HBI, with HBI surviving the second step merger. Immediately following the mergers, Farmers State Bank, FBI’s wholly-owned banking subsidiary, will merge with and into Hawthorn Bank, HBI’s wholly-owned banking subsidiary, with Hawthorn Bank as the surviving bank.
If the merger is completed, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, (A) an amount of cash equal to the quotient of $14,000,000 divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time, (B) a number of shares of HBI common stock equal to the quotient of 413,101 shares of HBI common stock divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time, and (C) cash in lieu of any fractional shares, subject to adjustment pursuant to the terms of the merger agreement.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses, reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios is less than $19,000,000, then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
HBI will not issue any fractional shares of HBI common stock in the merger. Instead, a FBI shareholder who otherwise would have received a fraction of a share of HBI common stock will receive an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (1) the volume weighted average of the closing price per share of HBI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI) by (2) the fractional share interest (after taking into account all shares of FBI common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of HBI common stock to which such shareholder would otherwise be entitled to receive.
FBI shareholders are being asked to approve the FBI merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 62 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger
As part of the ongoing consideration and evaluation of FBI’s long-term prospects and strategies, FBI’s board of directors and senior management have regularly reviewed and assessed FBI’s business strategies and objectives, including FBI’s future prospects for earnings and asset growth as well as the viability of strategic growth opportunities and acquisitions potentially available to FBI. From time to time, FBI’s board of directors and senior management have reviewed and discussed FBI’s long-term objectives and considered ways to enhance shareholder value and performance of the consolidated organization. These strategic discussions and reviews have focused on, among other things, prospects and developments in the financial services industry, accessing and growing core deposits, the regulatory environment, the economy and the financial markets generally, and the implications of such developments both for financial institutions generally and for FBI, in particular. These strategic discussions were part of the continuous efforts of FBI to enhance value for holders of FBI common stock and deliver the best possible services to its customers and communities. This strategic review has also included assessment of ongoing consolidation in the financial services industry, the addressable market of potential strategic partners, and the benefits and risks to FBI and its shareholders of strategic combinations compared to the benefits and risks of continued operation as an independent organization. Factors assessed in connection with this review have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, relationships with key vendors of FBI, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.
In furtherance of the foregoing objectives, FBI representatives have also from time to time engaged in discussions with executives of other institutions in the financial services industry, including with respect to potential strategic transactions to enhance shareholder value, liquidity and return on investment.
In early 2025, FBI’s board of directors determined to explore the possibility of a strategic business combination, including the prospect of merging FBI into, or selling to, a larger institution. In furtherance of the foregoing, FBI senior management began meeting with and formally evaluating potential financial advisors and investment banking firms in the financial services sector to assist FBI in evaluating market conditions and advancing its strategic objectives. In the spring of 2025, FBI began discussions with The Capital Corp. n/k/a Northland Securities (“Northland”) concerning potential market opportunities, market conditions and preliminary transaction strategy. During these meetings, representatives of Northland also discussed with FBI management and the board of directors industry trends, potential merger partners, strategic business combination opportunities and the process for pursuing FBI’s strategic objectives. As a result of these discussions and analyses, FBI further refined its strategic objectives and transaction strategy to find a strategic partner or buyer.
On June 11, 2025, FBI signed an engagement agreement with Northland for Northland to act as the exclusive financial advisor to FBI and to provide advisory services to FBI in connection with a sales transaction.
In mid-June 2025, FBI’s board of directors directed Northland to contact a selected group of potential strategic partners consistent with FBI’s strategy.
Based on FBI’s operations, geographic footprint, risk profile and other factors, and the desire of FBI to engage in discussions with multiple financial institutions, Northland contacted twelve (12) potential merger partners, which included HBI. In June 2025, seven (7) potential acquirers, including HBI, executed confidentiality agreements to provide for sharing preliminary confidential due diligence information.
In June 2025, Northland delivered preliminary marketing and due diligence information to the seven (7) potential acquirers. After preliminary discussions between Northland and each of the potential acquirers during the third quarter of 2025, HBI and another institution (“Bank A”), verbally indicated to Northland the ability and desire to move forward with discussions regarding a potential transaction with FBI.
On July 11, 2025, Northland received two written indications of interest, one from HBI and one from Bank A, as well as had several conversations with potential acquirers that indicated that they had an interest but the timing was not right to move forward with a written indication of interest.

On July 14, 2025, FBI’s board of directors discussed the two written indications of interest received, as well as the timing issues associated with the verbal indications of interests. The FBI board of directors further discussed the opportunity to sell for cash to Bank A or HBI, or the possibility of a part stock/part cash transaction with HBI.
Several follow-up discussions were held by the FBI board of directors and Northland, including a Zoom meeting with FBI management and Brent Giles, HBI’s CEO, to discuss HBI’s indication of interest.
Following that Zoom meeting, Northland facilitated a meeting with Mr. Giles and FBI’s board of directors to discuss the transaction in general, the possibility of receiving HBI stock as part of the purchase price and the intentions of HBI regarding FBI’s branch network and employees. After the departure of Mr. Giles from the meeting, the FBI board of directors discussed the stock/cash opportunity and determined that it was a superior offer to Bank A and the verbal indications of interest because the verbal indications of interest indicated the timing was not right for them to acquire or merge with FBI, Bank A’s all-cash offer was less than the total value represented by HBI’s cash and stock offer, and HBI’s offer provided an opportunity for shareholders to remain invested in community banking but with a liquidity option through the public markets on which HBI common stock trades. There were no additional conversations with Bank A or the other interested parties after Northland communicated to them that FBI was pursuing another offer.
After a series of meetings and follow-up discussions, along with additional due diligence, HBI and FBI negotiated and entered into a non-binding letter of intent on August 25, 2025, providing for HBI’s acquisition of all outstanding shares of FBI stock in exchange for $28 million, based on $19 million of FBI tangible common equity. The letter of intent stated that the form of consideration would consist of between 45% and 55% of cash and 45% to 55% of HBI common stock. The term of the letter of intent was extended multiple times to allow for the parties’ ongoing diligence and negotiation of transaction documentation.
Upon the execution of the letter of intent, FBI and Northland assembled due diligence materials in an electronic data room to facilitate HBI’s due diligence investigation of FBI, and over the next several weeks HBI conducted comprehensive due diligence on FBI’s business, including with respect to regulatory, litigation, tax, financial and other matters.
During latter part of 2025 and continuing into 2026, members of FBI’s management team and Northland conducted reverse due diligence on HBI via various conversations with HBI management as well as information provided to FBI and Northland via a secure virtual data room including, among other topics, HBI’s corporate strategy, credit quality and loan portfolio trends, financial performance and key assumptions related to HBI’s projected performance and earnings, certain operational matters and regulatory compliance and legal matters.
Throughout the period between the signing of the letter of intent and the signing of the merger agreement, representatives of FBI and HBI met to discuss various deal terms, due diligence matters and preliminary integration and personnel considerations.
On January 14, 2026, FBI’s legal counsel, Stinson LLP, received an initial draft of the merger agreement from HBI’s outside legal counsel, Hunton Andrews Kurth LLP. Until the merger agreement was signed on April 29, 2026, representatives of HBI and FBI, with the assistance of representatives of Hunton Andrews Kurth LLP and Raymond James & Associates, Inc. (“Raymond James”), HBI’s financial advisor, on behalf of HBI, and Stinson LLP and Northland, on behalf of FBI, negotiated the specific terms of the merger agreement and the related ancillary documents and agreements (including disclosure schedules, voting agreements, support agreements, retention agreements, and releases with certain directors and officers).
In April 2026, FBI engaged Olsen Palmer to provide a fairness opinion with respect to the merger with HBI. On April 27, 2026, FBI’s board of directors held a special meeting to consider the negotiated terms of the merger between HBI and FBI and the entry into the merger agreement by FBI. Representatives of Northland, Olsen Palmer (via zoom) and Stinson LLP also attended the meeting. The FBI board of directors heard a presentation from representatives of Northland on the financial aspects of the merger. Also at this meeting, representatives of Northland and Stinson LLP reviewed certain other material terms of the merger agreement and ancillary legal documents to the merger agreement, including the provisions of the merger agreement that permit the FBI board to terminate the merger agreement under certain circumstances in order for the FBI board to comply with its fiduciary duties as directors of FBI. Northland and Olsen Palmer reviewed in detail the business points, contingencies and timing considerations related to the merger. Stinson LLP reviewed certain legal points and other pertinent items of the merger agreement. The FBI board of directors asked a series of questions to Northland and Stinson LLP representatives regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction. At the conclusion of this discussion and after responding to questions from the directors, Olsen Palmer rendered to the FBI board of directors its oral opinion that subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair to the shareholders of FBI, from a financial point of view. Olsen Palmer’s oral opinion was subsequently confirmed by delivery of its written opinion, dated April 27, 2026, to the FBI board of directors.
At the conclusion of the meeting, after careful review and discussion by the FBI board of directors, including consideration of the factors described below under “The Merger — FBI’s Reasons for the Merger; Recommendation of the FBI Board of Directors,” the FBI board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of FBI and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and entry into the merger agreement by FBI.
On April 29, 2026, the HBI board of directors held a meeting at which representatives of senior management, Raymond James & Associates, Inc. (“Raymond James”) and Hunton Andrews Kurth LLP were present. At this meeting, representatives from Hunton Andrews Kurth LLP reviewed with the HBI board of directors its fiduciary duties, the material terms of the proposed merger agreement, the ancillary agreements and the transactions contemplated thereby. At the request of the HBI board of directors, Raymond James reviewed with the HBI board of directors its financial analysis of the merger consideration. After further discussion and taking into account, among other things, the factors described in the section of this document entitled “The Merger — HBI’s Reasons for the Merger,” the HBI board of directors determined that the merger is advisable and in the best interests of HBI and its shareholders and unanimously authorized and approved the merger agreement and the execution thereof.
On April 29, 2026, FBI and HBI executed the merger agreement, and related ancillary agreements discussed in this proxy statement/prospectus.
The transaction was announced the afternoon of April 29, 2026, after the closing of the financial markets in New York, in a press release jointly issued by HBI and FBI.
Recommendation of the FBI Board and Its Reasons for the Merger
The FBI board of directors believes that the merger is in the best interests of FBI and its shareholders. Accordingly, the FBI board of directors has unanimously approved the merger agreement and unanimously recommends that the FBI shareholders vote “FOR” the approval of the FBI merger proposal.
In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the FBI board of directors evaluated the merger and the merger agreement, in consultation with FBI’s executive management, as well as FBI’s legal and financial advisors, and considered a number of positive factors, including the following, which are not presented in order of priority and are not exhaustive:
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its knowledge of FBI’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a combined company with HBI;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint in Missouri;

•
the results that FBI could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

•
the nature of the merger consideration, part of which is in the form of stock consideration that offers FBI shareholders the opportunity to participate as shareholders of HBI in the future performance of the combined company and an approximately 5.6% ownership in the combined company based on the number of shares (including shares underlying stock-based equity awards) of HBI and FBI outstanding as of April 27, 2026, the day the FBI board of directors approved the merger agreement;
•
that FBI shareholders will receive part of the merger consideration in cash, providing for immediate liquidity, as well as part of the merger consideration in freely-tradable shares of HBI common stock, to be listed on Nasdaq, so that the merger would provide materially better liquidity for FBI shareholders versus the extremely limited liquidity options available to FBI shareholders currently;

•
the historical performance of HBI common stock;

•
HBI’s historical cash dividend payments;

•
the fact that the merger consideration paid in the form of shares of HBI common stock is expected to be tax-free to FBI shareholders for U.S. income tax purposes;

•
FBI’s belief that FBI and HBI share a similar strategic vision and that HBI emphasizes many of the same values embraced by FBI in the conduct of its business, such as a commitment to relationship-based community banking, excellent customer service, employee development and opportunities, active participation in the communities served, and delivery of value to shareholders;

•
that a merger with HBI, a larger bank holding company, could provide opportunity to realize economies of scale, add infrastructure and operational support, and enhance customer products and services, including wealth management, allowing FBI to remain competitive over the long term;

•
that a merger with HBI, which has branches in metro areas in Missouri that FBI does not serve, would provide the benefit of significant diversification outside of FBI’s current market footprint;

•
the effects of the merger on Farmers State Bank’s employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Farmers State Bank’s employees;

•
the understanding of the FBI board of directors of the current and prospective environment in which Farmers State Bank operates, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•
the ability of HBI to complete the merger from a financial and regulatory perspective;

•
an extensive review of strategic options available to FBI, including continuing as a standalone entity, and consideration and weighing of the potential risks and benefits associated with each;

•
the oral presentation of Olsen Palmer to the FBI board of directors and the opinion, dated April 27, 2026, of Olsen Palmer to the FBI board of directors that, as of such date, the merger consideration to be received by the shareholders of FBI in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Olsen Palmer in connection with the preparation of its opinion, as more fully described below in the section of this proxy statement/prospectus entitled “The Merger — Opinion of FBI’s Financial Advisor” beginning on page 47;

•
the FBI board of directors’ review with its legal advisors of the terms of the merger agreement, including the agreement by both parties, subject to the conditions in the merger agreement, to use reasonable best efforts to take all actions necessary or advisable to consummate the merger and obtain required regulatory approvals for the merger;

•
the likelihood of receiving the required regulatory approvals and completing the merger in a timely manner; and

•
that the merger would be subject to the approval of FBI’s shareholders, and that shareholders would be free to evaluate the merger and vote for or against the merger agreement proposal at the FBI special meeting.

The FBI board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger. The FBI board of directors concluded that the anticipated benefits of the merger were likely to outweigh these risks substantially. These potential risks included the following (which are presented below in no particular order and are not exhaustive):
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the potential for a decline in the value of HBI common stock, whether before or after consummation of the merger, reducing the value of the consideration received by FBI shareholders;

•
the potential risk that the aggregate cash consideration could be reduced in the event that FBI’s actual adjusted shareholders’ equity as of the closing date of the merger is less than the minimum adjusted shareholders’ equity;

•
the lack of control of the FBI board of directors and FBI’s shareholders over future operations and strategy of the combined company as compared to remaining independent;

•
the significant effort and cost involved in connection with negotiating the merger agreement and consummating the merger (including certain costs and expenses if the merger is not consummated), and the substantial time and effort of management required to consummate the merger and the potential further disruptions to FBI’s day-to-day operations during the pendency of the merger, including the potential risk of diverting management attention and resources from the operation of FBI’s business and towards the completion of the merger;

•
the fact that in order to enter into the merger agreement, FBI set aside certain strategic business alternatives;

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the restrictions under the terms of the merger agreement on the conduct of FBI’s business prior to the completion of the merger, which could delay or prevent FBI from undertaking strategic and other business opportunities that might arise pending completion of the merger, including in light of the expected time frame for completing the merger;

•
the potential for litigation by shareholders in connection with the merger, which, even where lacking in merit, could nonetheless result in distraction and expense;

•
the challenges of successfully combining FBI’s business, operations and workforce with those of HBI;

•
the interests of certain of FBI’s directors and executive officers in the merger that are different from, or in addition to, their interests as FBI shareholders, which are further described in the section of this proxy statement/prospectus entitled “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55;

•
that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that necessary regulatory approvals or FBI shareholder approval might not be obtained or may be delayed and, as a result, the merger may not be consummated or may be delayed;

•
the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

•
the risks of the type and nature described under “Risk Factors,” beginning on page 29 and the matters described under “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26.

The foregoing discussion of the factors considered by the FBI board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the FBI board of directors. The FBI board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the FBI board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the FBI board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the FBI board of directors may have given different weight to different factors. The FBI board of directors conducted an overall analysis of the factors described above including thorough discussions with FBI management and FBI’s advisors, and considered the factors overall to be favorable to, and to support, its determination.
It should be noted that this explanation of the FBI board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26.
FBI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE FBI MERGER PROPOSAL.
Opinion of FBI’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of FBI’s financial advisor, Olsen Palmer, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of FBI. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by FBI or HBI. You should review the copy of the fairness opinion, which is attached as Annex B.
Olsen Palmer LLC (“Olsen Palmer”), as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The board of directors of FBI engaged Olsen Palmer to issue an opinion to the board of directors of FBI as to the fairness, from a financial point of view, to FBI’s shareholders of the financial terms of the merger (the “Opinion”). Olsen Palmer issued its Opinion on April 27, 2026.
No limitations were imposed by FBI’s board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its Opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s Opinion has any present or contemplated future ownership interest in FBI or HBI. Pursuant to the terms of its engagement with FBI, Olsen Palmer received a fee for providing the Opinion. In addition, FBI also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement.
Olsen Palmer has not provided investment banking and financial advisory services to FBI or HBI during the two-year period prior to April 27, 2026, except with respect to the merger. Olsen Palmer may provide investment banking, financial advisory and other financial services to FBI and/or HBI in the future, for which Olsen Palmer may receive compensation.
In connection with its Opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:
•
a draft version of the merger agreement dated April 19, 2026;

•
current and historical market prices and trading volume of HBI common stock as well as a comparison of certain financial information for HBI with institutions that Olsen Palmer deemed relevant for which information was publicly available;

•
certain financial statements and other historical financial information of FBI and HBI that Olsen Palmer deemed relevant;

•
estimated long-term annual earnings and balance sheet growth for FBI for the years ending December 31, 2026 through 2031 as prepared and provided to Olsen Palmer by FBI (the “Projections”);

•
a comparison of certain financial information for FBI with institutions that Olsen Palmer deemed relevant for which information was publicly available;

•
the financial terms of certain recent business combinations in the commercial banking industry that Olsen Palmer deemed relevant for which information was publicly available;

•
the then-current market environment generally and the banking industry in particular;

•
a certificate addressed to Olsen Palmer from senior management of FBI which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Olsen Palmer by or on behalf of FBI; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of FBI and its representatives the business, financial condition, results of operations and prospects of FBI.
In performing its review, and for purposes of rendering its Opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by FBI or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of FBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With FBI’s consent, Olsen Palmer relied upon the advice FBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger that is contemplated by the merger agreement and Olsen Palmer assumed that all such advice is correct.
Olsen Palmer’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of April 27, 2026. Events occurring after April 27, 2026 could materially affect Olsen Palmer’s Opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after April 27, 2026.
Olsen Palmer’s Opinion does not constitute a recommendation to the board of directors of FBI or to any shareholder of FBI or member of HBI as to how any such member of such board or any shareholder or member should vote at any meeting called to consider and vote upon the merger. Olsen Palmer expresses no opinion as to the fairness of the per share merger consideration to the creditors or other constituencies of FBI Olsen Palmer’s Opinion is directed only to the fairness, from a financial point of view, of the per share merger consideration to the shareholders of FBI and does not address the underlying business decision of FBI to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for FBI. Olsen Palmer’s Opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s Opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and the Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of FBI’s or any other party’s security holders or other constituents vis-à-vis any other class or group of FBI’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the per share merger consideration or otherwise.
Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.
The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its Opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to FBI’s board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to FBI or the merger.
Summary of Proposed Per Share Merger Consideration and Implied Transaction Metrics
Merger consideration is the sum of the aggregate stock consideration and the aggregate cash consideration. Aggregate stock consideration is based on a number of HBI common shares based on the volume weighted average of the closing price of HBI common stock (as reported by Bloomberg) for the 20 full trading days ending on the third business day immediately preceding the signing date of the merger agreement. As of the date of the Opinion, FBI management estimates merger consideration to be $28,000,000 based on aggregate stock consideration of $14,000,000 and aggregate cash consideration of $14,000,000. Per share merger consideration of $147.69 is equal to merger consideration divided by FBI Stock. Olsen Palmer reviewed the financial terms of the merger and calculated the following implied transaction metrics:
Per Share Merger Consideration / Tangible Book Value as of March 31, 2026	1.35x
Per Share Merger Consideration / Last Twelve Months Net Income as of March 31, 2026	9.0x
Per Share Merger Consideration / Core Deposits as of March 31, 2026	2.2%
Hawthorn Bancshares Inc. Stock Trading History.   Solely for informational purposes, Olsen Palmer reviewed the publicly available historical reported trading prices of HBI’s common stock for the 30-day, 60-day, and one-year periods ended April 24, 2026. Olsen Palmer then compared the relationship between the movements in the price of HBI’s common stock and the movements in certain stock indices. Olsen Palmer also reviewed the publicly available historical daily trading volumes of HBI’s common stock for the 20-trading day period ended April 24, 2026 and noted the median, mean, low, and high values. The results of the stock trading history analysis are below:
30-Day Stock Performance
	Beginning Value March 23, 2026	Ending Value April 24, 2026
Hawthorn Bancshares, Inc.	100.0%	101.6%
NASDAQ Bank Index	100.0%	107.9%
S&P 500 Index	100.0%	108.9%
60-Day Stock Performance
	Beginning Value February 23, 2026	Ending Value April 24, 2026
Hawthorn Bancshares, Inc.	100.0%	100.3%
NASDAQ Bank Index	100.0%	101.8%
S&P 500 Index	100.0%	104.8%
One-Year Stock Performance
	Beginning Value April 24, 2025	Ending Value April 24, 2026
Hawthorn Bancshares, Inc.	100.0%	115.6%
NASDAQ Bank Index	100.0%	121.0%
S&P 500 Index	100.0%	130.6%

20-Day Daily Trading Volume
	Number of Shares Traded	Value of Shares Traded
Median	7,038	$234,548
Mean	8,442	$287,336
Low	4,351	$149,892
High	16,834	$557,374
Value of shares traded reflects the publicly available historical daily closing prices of HBI’s common stock multiplied by the respective number of shares traded for each day during the 20-day period ended April 24, 2026.
Hawthorn Bancshares Inc. Selected Companies Analysis.   Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 14 publicly-traded banks headquartered in the United States (excluding banks traded over-the-counter and targets of announced mergers) that satisfied the following criteria: (i) had total assets between $1.5 billion and $2.5 billion and (ii) had a return on average assets over the last 12 months greater than 1.15%. The 14 financial institutions were as follows:
• CoastalSouth Bancshares, Inc.	• Oak Valley Bancorp
• Commercial Bancgroup, Inc.	• Parke Bancorp, Inc.
• Esquire Financial Holdings, Inc.	• Peoples Bancorp of North Carolina, Inc.
• First United Corporation	• Plumas Bancorp
• Landmark Bancorp, Inc.	• Timberland Bancorp, Inc.
• Northeast Community Bancorp, Inc.	• Virginia National Bankshares Corporation
• Norwood Financial Corp.	• Waterstone Financial, Inc.
Olsen Palmer noted the following selected financial measures, for the relevant most recently reported quarter ended December 31, 2025, or March 31, 2026:
	Total Assets ($ billions)	Last 12 Months’ Return on Average Assets
Median	$2.132	1.22%
Mean	$2.091	1.48%
Low	$1.607	1.16%
High	$2.425	2.36%
Hawthorn Bancshares, Inc.	$1.895	1.30%
Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of April 24, 2026 and financial metrics for the relevant most recently reported quarter ended December 31, 2025 or March 31, 2026 including trading price per share-to-last 12 months’ earnings per share, trading price per share-to-tangible book value per share, trading price-to-total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, and high values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last 12 Months’ Earnings per Share	Price to Tangible Book Value per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Median	10.7x	1.30x	14.0%	4.4%
Mean	10.8x	1.39x	15.8%	4.1%
Low	7.5x	0.94x	10.2%	-4.4%
High	17.6x	3.01x	37.5%	8.2%
Hawthorn Bancshares, Inc.	10.0x	1.36x	12.5%	4.6%
FSC Bancshares, Inc. Selected Companies Analysis.   Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 10 publicly-traded banks headquartered in the Mid Atlantic, Midwest and Southeast United States (including banks traded over-the-counter and excluding targets of announced mergers) that satisfied the following selected criteria: (i) had total assets between $100 million and $3.0 billion; (ii) had a return on average assets over the last 12 months between 0.80% and 1.50%; (iii) had a ratio of tangible common equity divided by tangible assets less than 8.50%; (iv) had nonperforming assets as a percentage of total assets between 0.25% and 1.00%; and (v) had total loans as a percentage of total deposits between 60% and 100%. The 10 financial institutions were as follows:
• CNB Corporation	• Franklin Financial Services Corporation
• ENB Financial Corp.	• Landmark Bancorp, Inc.
• F & M Bank Corp.	• Skyline Bankshares, Inc.
• FCN Banc Corp.	• Somerset Holding Company
• First Robinson Financial Corporation	• United Bancorp, Inc.
Olsen Palmer noted the following selected financial measures, for the relevant most recently reported quarter ended December 31, 2025, or March 31, 2026:
	Total Assets ($ billions)	Last Twelve Months (“LTM”) Return on Average Assets	Nonperforming Assets to Total Assets	Tangible Common Equity Ratio	Loan to Deposit Ratio
Median	$1.334	0.94%	0.61%	7.4%	80%
Mean	$1.390	0.98%	0.63%	7.2%	77%
Low	$0.469	0.81%	0.38%	4.6%	61%
High	$2.440	1.24%	0.92%	8.2%	90%
FSC Bancshares, Inc.	$0.384	0.82%	0.77%	5.4%	86%
Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of April 24, 2026 and financial metrics for the relevant most recently reported quarter ended December 31, 2025 or March 31, 2026 including trading price per share to last 12 months’ earnings per share, trading price per share to tangible book value per share, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last 12 Months Earnings per Share	Price to Tangible Book Value per Share	Core Deposit Premium Implied by Market Capitalization
Median	8.7x	1.21x	1.4%
Mean	8.8x	1.18x	1.3%
Low	6.5x	0.88x	-1.2%
High	12.1x	1.48x	4.4%
40th Percentile	8.3x	1.12x	0.7%
60th Percentile	8.9x	1.29x	2.1%
FSC Bancshares, Inc. Selected Transactions Analysis.   Olsen Palmer analyzed publicly available information relating to 7 selected acquisitions of banks announced between January 1, 2023 and April 24, 2026 involving targets headquartered in the Mid Atlantic, Midwest and Southeast United States with (i) total assets between $100 million and $3.0 billion; (ii) return on average assets over the 12 months prior to the transaction announcement between 0.80% and 1.50%; (iii) ratio of tangible common equity divided by tangible assets less than 8.50%; (iv) nonperforming assets as a percentage of total assets between 0.25% and 1.00%; and (v) total loans as a percentage of total deposits between 60% and 100%. The selected transactions consisted of the following (buyer/seller):
•
Stock Yards Bancorp Inc./Field & Main Bancorp Inc.

•
Richmond Mutl Bncp Inc./Farmers Bancorp

•
Orrstown Financial Services/Codorus Valley Bancorp Inc.

•
First Financial Corp./Simply Bank

•
Peoples Financial Services/FNCB Bancorp Inc.

•
First Mid Bancshares/Blackhawk Bancorp Inc.

•
LINKBANCORP Inc./Partners Bancorp

Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement and FBI as of March 31, 2026:
	Total Assets ($ billions)	Last Twelve Months (“LTM”) Return on Average Assets	Nonperforming Assets to Total Assets	Tangible Common Equity Ratio	Loan to Deposit Ratio
Median	$1.332	1.01%	0.36%	7.9%	85%
Mean	$1.373	1.04%	0.43%	7.3%	84%
Low	$0.702	0.81%	0.25%	4.9%	66%
High	$2.191	1.29%	0.80%	8.3%	93%
FSC Bancshares, Inc.	$0.384	0.82%	0.77%	5.4%	86%
Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last 12 months’ earnings, deal value to tangible common equity, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected transactions. The results of the selected transactions analysis are summarized below:

	Deal Value to Last 12 Months Earnings	Deal Value to Tangible Common Equity	Core Deposit Premium Implied by the Deal Value
Median	9.0x	1.27x	2.2%
Mean	8.9x	1.28x	2.3%
Low	6.6x	1.03x	0.3%
High	12.0x	1.66x	5.4%
40th Percentile	8.5x	1.20x	1.7%
60th Percentile	9.1x	1.30x	2.4%
FSC Bancshares, Inc. Discounted Cash Flow Analysis.   Olsen Palmer analyzed the discounted present value of FBI’s projected free cash flows for the years ending December 31, 2026 through December 31, 2031. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital Leverage ratio. Olsen Palmer applied a range of price to earnings multiples based on review of price to earnings multiples for relevant indices of publicly traded bank stocks, to FBI’s estimated calendar year 2031 net income to derive a terminal value.
The projected cash flows and terminal values were discounted using an estimated cost of equity capital for FBI derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium.
The calculations resulted in a range of implied per share values of $95.97 to $136.67.
The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from December 31, 2026 through December 31, 2031 were provided by FBI management.
Conclusion
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Olsen Palmer determined that, subject to the review, assumptions, and limitations set forth in the opinion, the merger consideration to be paid in connection with the merger is fair from a financial point of view to FBI’s shareholders. Each FBI shareholder is encouraged to read Olsen Palmer’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this proxy statement/prospectus.
HBI’s Reasons for the Merger
After careful consideration, the HBI board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of HBI common stock as merger consideration, are in the best interests of HBI and its shareholders. Accordingly, the HBI board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of HBI common stock as merger consideration, the HBI board of directors consulted with HBI’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the HBI board of directors considered a number of factors, including the following material factors:
•
the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of HBI common stock in the merger on the existing shareholders of HBI, including the expected earnback period for the resulting dilution;

•
the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•
each of HBI’s, FBI’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

•
FBI’s established presence in and knowledge of the northern Missouri market, which is consistent with HBI’s strategic plan to add increased scale and density in the market;

•
the opportunity to meaningfully expand HBI’s presence in the northern Missouri market;

•
the opportunity to add seasoned bankers in the northern Missouri market and strengthen HBI’s presence in such market;

•
the potential to broaden the scale of HBI’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•
the anticipated benefits resulting from the expected larger market capitalization of HBI resulting from the merger;

•
the expectation of cost synergies resulting from the merger;

•
its understanding of the current and prospective industry and economic conditions in which HBI and FBI operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on HBI both with and without the proposed merger;

•
the complementary cultures of HBI and FBI and prospects for a smooth integration of key personnel and systems;

•
the retention agreements to be entered into with certain of FBI’s employees to help maintain continuity of FBI’s key personnel, customers and loan and deposit portfolios;

•
its review and discussions with HBI’s management and legal counsel concerning the due diligence investigation of FBI;

•
the structure of the merger as a combination in which the combined company would operate under the HBI brand;

•
HBI’s successful track record of creating shareholder value through acquisitions, its proven experience in successfully integrating acquired businesses and retaining key personnel, and management’s belief that it will be able to successfully integrate FBI with HBI;

•
the financial presentation, dated April 29, 2026, of Raymond James to the HBI board of directors;

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, restrictions on the conduct of FBI’s business between the date of the merger agreement and the date of completion of the merger, which were reviewed with HBI’s management and legal advisors; and

•
the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The HBI board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•
the possibility of encountering difficulties in completing the merger and achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•
the impact of the dilution resulting from the stock issuance on HBI’s current shareholders, and the ability of HBI to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•
the possibility of encountering difficulties in successfully integrating FBI’s business, operations, and workforce with those of HBI;

•
higher than anticipated merger-related costs;

•
the diversion of management’s attention and resources from the operation of HBI’s business towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•
the risk of losing key FBI employees during the pendency of the merger and following the closing;

•
the possibility of litigation in connection with the merger;

•
the possibility of negative investor and customer perception of the merger; and

•
other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 29.

The foregoing discussion of the factors considered by the HBI board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the HBI board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of HBI common stock as merger consideration, the HBI board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HBI board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the HBI board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26.
Board Composition and Management of HBI after the Merger
Board of Directors of HBI
The persons serving as members of the board of directors of HBI immediately prior to the effective time of the merger will be the members of the board of directors of HBI immediately after the effective time of the merger.
Executive Officers of HBI
The executive officers of HBI immediately prior to the effective time of the merger will continue to serve as the executive officers of HBI immediately after the effective time of the merger.
Information regarding the current executive officers and directors of HBI is contained in documents filed by HBI with the SEC and incorporated by reference into this proxy statement/prospectus, including HBI’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 annual meeting, filed with the SEC on March 5, 2026, and April 17, 2026, respectively. See “Where You Can Find More Information” beginning on page 123 and “Additional Information” in the forepart of this document.
Interests of FBI’s Directors and Executive Officers in the Merger
In considering the recommendation of the FBI board of directors with respect to the approval of the merger agreement, FBI shareholders should be aware that certain of FBI’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of FBI shareholders generally, including the interests summarized below. The FBI board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.
Retention Agreements with HBI
The following employees of Farmers State Bank have entered into retention agreements with HBI.
•
Michael Russell, President of Farmers State Bank

•
Christine Martin, Compliance/Head Auditor of Farmers State Bank

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Darrel Howell, BSA/Security Officer of Farmers State Bank

•
Joshua Erickson, Mortgage Loan Officer of Farmers State Bank

The retention agreements generally provide that HBI will pay these individuals cash bonuses and award them restricted stock units at the post-closing times specified therein. Under the retention agreements, each individual also agreed to abide by certain restrictive covenants.
Employee Benefits
Following the effective time of the merger, HBI will honor paid time off of FBI employees that has been accrued as of closing of the merger, subject to the limitations set forth in the merger agreement. Following the effective time of the merger, each employee of FBI and its subsidiaries who remains employed by HBI or its subsidiaries immediately after the closing date (each, a “FBI employee”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of HBI with credit for prior service with FBI or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by HBI in which such FBI employee becomes eligible to participate from and after the effective time of the merger, to the extent such service was credited under a comparable FBI employee plan immediately prior to the effective time of the merger, to the extent permitted by such HBI plans and applicable law, and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.
Any FBI employee (i) who is not a party to an employment agreement or similar agreement that provides a benefit on termination of employment and (ii) whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by HBI within six (6) months following the effective time of the merger, will receive, subject to such FBI employee’s execution, return, and non-revocation of a release of claims against HBI in a form reasonably acceptable to HBI, a lump sum severance payment in an amount equal to two (2) weeks’ pay for each year of prior service with FBI; provided, that the minimum severance payment will be four (4) weeks’ pay and the maximum severance will be twenty-six (26) weeks’ pay.
Indemnification and Insurance of Directors and Executive Officers
HBI has agreed to indemnify and hold harmless the present directors and officers of FBI and Farmers State Bank as of the effective time of the merger and for six (6) years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of FBI and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FBI or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the articles of incorporation, bylaws or other governing documents of FBI or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.
FBI has agreed to purchase, to the extent available, for a period of not less than six (6) years after the effective time of the merger (subject to the duration of the coverage available for each policy), past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the effective time of the merger under its current (i) directors and officers liability insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond, (iv) bankers professional liability, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, FBI, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by FBI or its subsidiaries, provided that the total amount for such extended reporting period insurance coverage shall not exceed 150% of FBI’s current annual premium amount for its current insurance coverage.

Trading Markets and Dividends
HBI
HBI’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “HWBK” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, HBI will cause the shares of common stock to be issued to FBI shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.
The following table sets forth the closing sale prices of HBI common stock as reported on the Nasdaq Global Select Market on April 28, 2026, the last full trading day before the public announcement of the merger agreement, and on July [•], 2026, the latest practicable trading date before the date of this proxy statement/prospectus.
Date	Closing Price of HBI Common Stock	Stock Consideration	Per Share Stock Consideration	Implied Value of Per Share Stock Consideration	Cash Consideration(2)	Per Share Cash Consideration	Implied Value of Per Share Merger Consideration
April 28, 2026	$34.57	413,101	2.1790 shares(1)	$75.33	$14,000,000	$73.85(1)	$149.18
July [•], 2026

(1)
Calculated based on 189,584 shares of FBI common stock issued and outstanding as of April 28, 2026.

(2)
Assumes there is no adjustment to the merger consideration.

(3)
Calculated based on 189,296 shares of FBI common stock issued and outstanding as of July 16, 2026.

FBI
There is no established public trading market for the shares of FBI common stock, and no market for FBI common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in FBI common stock, and FBI common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Computershare acts as the transfer agent and registrar for the FBI common stock. As of the record date for the FBI special meeting, there were 189,296 shares of FBI common stock outstanding and entitled to notice of, and to vote at, the FBI special meeting or any adjournment thereof, and such outstanding shares of FBI common stock were held by 128 holders of record. The following table sets forth the high and low reported sales prices per share of FBI common stock for the period indicated:
		High	Low	Number of Shares Traded
2024	First Quarter	$111.62	$111.62	3,456
	Second Quarter	$122.11	$122.11	610
	Third Quarter	$126.86	$122.11	3,495
	Fourth Quarter	N/A	N/A	990
2025	First Quarter	N/A	N/A	288
	Second Quarter	N/A	N/A	0
	Third Quarter	N/A	N/A	0
	Fourth Quarter	N/A	N/A	9,496
2026	First Quarter	N/A	N/A	500
	Second Quarter	$127.00	$127.00	1,228
Over the last three calendar years and 2026 to date, FBI has declared and paid the following dividends: $379,168 on each of May 8, 2024, December 12, 2024, May 8, 2025, and December 11, 2025, equal to $2.00 per share of FBI common stock; and $378,592 on May 15, 2026, equal to $2.00 per share of FBI common stock. Under the merger agreement, FBI is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger without the prior written consent of HBI, other than the special dividend of excess capital immediately prior to closing as described on page 41.
FBI shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the FBI board of directors, in its sole discretion. As a Missouri corporation, FBI is subject to certain restrictions on dividends under the GBCL. Generally, a Missouri corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent. Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends that FBI may declare and pay and that Farmers State Bank may declare and pay to FBI.
HBI’s Dividend Policy
The HBI board of directors intends that HBI will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by Hawthorn Bank to HBI. The payment by Hawthorn Bank of dividends to HBI will depend upon such factors as Hawthorn Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements.
As a Missouri corporation, HBI is subject to certain restrictions on dividends under the GBCL. Generally, a Missouri corporation may not make distributions to its shareholders if the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital. Dividends of paid-in surplus may be distributed in cash or in kind provided that no such distribution shall be made to any class of shareholders unless all cumulative dividends accrued on preferred or special classes of shares entitled to preferred dividends shall have been fully paid and when the net assets are less than its stated capital or when such distribution would reduce the net assets below the stated capital. Among other restrictions of the GBCL, if a dividend is declared payable in its own shares having a par value, such shares shall be issued at the par value thereof and there shall be transferred to stated capital at the time such dividend is declared an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.
HBI’s status as a bank holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, HBI’s ability to pay dividends is substantially dependent upon the ability of Hawthorn Bank to transfer funds to it in the form of dividends, loans and advances. Hawthorn Bank’s ability to pay dividends and make other distributions and payments to HBI is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, HBI’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.
For additional information about the regulatory restrictions and limitations on both HBI and Hawthorn Bank with respect to the payment of dividends, see the sections entitled “Business — Regulation Applicable to Bank Holding Companies — Source of Strength, Capital Adequacy” and “Business — Regulation Applicable to the Bank — Payment of Dividends” in HBI’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this proxy statement/prospectus.
Restrictions on Resale of HBI Common Stock
The shares of HBI common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of HBI for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of HBI include individuals or entities that control, are controlled by, or are under common control with HBI and may include the executive officers, directors and significant shareholders of HBI.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights of appraisal available under Missouri law. This description is qualified in its entirety by the full text of the relevant provision of the GBCL, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the GBCL and are urged to consult a legal advisor before electing or attempting to exercise these rights.
FBI shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of FBI common stock in accordance with the procedures established by Missouri law. Shareholders who receive a fair value cash payment will not be entitled to receive any cash or shares of HBI common stock offered in the merger. Title 23 Chapter 351 Section 455 of the GBCL sets forth the rights of FBI’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by an FBI shareholder to perfect dissenters’ rights under the GBCL. Shareholders who do not properly follow dissenters’ rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Title 23 Chapter 351 Section 455 of the GBCL is attached as Annex C to this proxy statement/prospectus.
How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:
•
you must prior to the FBI special meeting, be a shareholder of FBI common stock as of the record date for the FBI special meeting;

•
you must file with FBI either before or at the FBI special meeting a written objection to the merger agreement, not vote your shares of FBI common stock in favor of the merger agreement; and

•
you must, not later than the twentieth (20th) day after the merger was completed, provide HBI with a written demand stating the number and class of the FBI common stock owned for payment of the fair value of your shares of FBI common stock as of the day before the date on which the vote was taken approving the merger or consolidation.

If you intend to dissent from the merger, you must send the notice to:
FSC Bancshares, Inc.
124 East Third Street
Cameron, Missouri, 64429
Attention: President and Secretary
If you fail to comply with these steps, or if you fail to make written objection at or prior to the FBI special meeting, fail to make a demand within the twenty (20) day period, or vote in favor of the merger agreement, you will lose your right to dissent from the merger. You will instead receive cash and shares of HBI common stock as described in the merger agreement.
Your Demand for Payment.   If you wish to receive the fair value of your shares of FBI common stock in cash, you must, within twenty (20) days of the date the merger is effected, send a written demand to HBI for payment of the fair value of your shares of FBI common stock. The fair value of your shares of FBI common stock will be the value of the FBI common stock as of the day before the date of the FBI special meeting. Your written demand and any notice addressed to HBI must be sent to:
Hawthorn Bancshares, Inc.
132 East High Street, Box 688
Jefferson City, Missouri 65101
Attention: President and Secretary
HBI’s Actions Upon Receipt of Your Demand for Payment.   When HBI receives your demand for payment and upon surrender of your certificates representing your shares of FBI common stock, HBI shall pay you the fair value for your shares of FBI common stock.
If within thirty (30) days after the date on which the merger is effected the value of the FBI common stock is agreed, HBI will notify you that it will pay the amount of your estimated fair value within ninety (90) days of the merger being completed. HBI will make this payment to you only if you have surrendered the share certificates representing your shares of FBI common stock, duly endorsed for transfer, to HBI.

Upon HBI’s payment of the agreed fair value of the FBI common stock, you shall cease to have any interest in the shares or in HBI.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled.   If you and HBI have not reached an agreement as to the fair market value of your shares of FBI common stock within sixty (60) days after the thirty (30) day period, you may, within sixty (60) days after the expiration of the thirty (30)-day period, commence proceedings in Clay County, Missouri, asking the court to determine the fair value of your shares of FBI common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of FBI common stock. The court will determine the fair value of your shares and direct HBI to pay that amount, plus interest, which will begin to accrue as of the day prior to the date of the FBI special meeting. The judgment shall be payable only upon and simultaneously with the surrender to HBI of the certificate or certificates representing the shares of FBI common stock. Upon the payment of the judgment, you shall cease to have any interest in such shares, or in HBI.
Rights as a Shareholder.   If you have made a written demand on HBI for payment of the fair value of your shares of FBI common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.
Withdrawal of Demand.   If you have made a written demand on HBI for payment of the fair value of your FBI common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.
Termination of right to dissent.   If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of FBI common stock in cash will cease and you will be entitled to receive the same consideration received by other FBI shareholders in the merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.
If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights, any shareholder wishing to exercise the right to appraisal should consult with his or her own legal counsel.
Regulatory Approvals Required for the Merger
Federal Reserve Board
The merger of FBI with HBI must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. HBI requested such a waiver on May 27, 2026.
If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Federal Deposit Insurance Corporation
The merger of Farmers State Bank with and into Hawthorn Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on May 27, 2026. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. HBI and FBI are not aware of any reason why the FDIC would fail to approve the merger. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
Missouri Division of Finance
The merger of Farmers State Bank into Hawthorn Bank requires the approval of the commissioner of the Missouri Division of Finance (“MDF”) pursuant to Section 362.660 of the Missouri Banking Law (“MBL”). The MDF takes into consideration a number of factors when deciding whether applications meet the requirements of MBL. The filing of the application to the MDF was made on May 27, 2026. The companies are not aware of any reason why the MDF would fail to approve the merger contemplated under this proxy statement/prospectus.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While HBI and FBI do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
As of the date of this proxy statement/prospectus, all regulatory approvals and non-objections described in this proxy statement/prospectus have been received by HBI. HBI and FBI are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of HBI, FBI and Merger Sub have unanimously approved the merger agreement. Under the merger agreement, (i) Merger Sub will merge with and into FBI, with FBI surviving the merger as a wholly-owned subsidiary of HBI, (ii) immediately following the effective time of the merger, and as part of a single, integrated transaction, FBI will merge with and into HBI, with HBI surviving the second step merger. Immediately following the mergers, Farmers State Bank, FBI’s wholly-owned banking subsidiary, will merge with and into Hawthorn Bank, HBI’s wholly-owned banking subsidiary, with Hawthorn Bank as the surviving bank.
Prior to the effective time of the merger, HBI may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse U.S. federal or state income tax consequences to FBI, its subsidiaries, or the holders of FBI common stock as a result of such modification, (2) the consideration to be paid to holders of FBI common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification or (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to the merger agreement in order to reflect such election.
Merger Consideration
If the merger is completed, each share of FBI common stock issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, (A) an amount of cash equal to the quotient of $14,000,000 divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time, (B) a number of shares of HBI common stock equal to the quotient of 413,101 shares of HBI common stock divided by the aggregate number of shares of FBI common stock issued and outstanding immediately prior to the effective time, and (C) cash in lieu of any fractional shares, subject to adjustment pursuant to the terms of the merger agreement.
If, as of the end of the month prior to the closing date, the total shareholders’ common equity presented on FBI’s balance sheet, less intangible assets and FBI expenses, reflecting any negative provisions to the allowance for credit losses or reversing any prior provisions to the allowance for credit losses from the date of the merger agreement through the closing date and FBI’s good faith estimate of all earnings or losses, as applicable, and including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios is less than $19,000,000, then the aggregate cash consideration will be reduced on a dollar for dollar basis, by an amount equal to the difference between the minimum adjusted shareholders’ equity and the actual adjusted shareholders’ tangible equity as of the end of the month prior to the closing date. If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent.
The maximum number of shares of HBI common stock offered by HBI and issuable in the merger is 413,101 shares, which would represent approximately 5.6% of the outstanding capital stock of the combined company following the merger.
Although the number of shares of HBI common stock that each FBI shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of HBI common stock and will not be known at the time FBI shareholders vote on the merger. HBI common stock is currently quoted on the Nasdaq Global Select Market under the symbol “HWBK.” Based on the closing price of HBI common stock of $34.57 per share on April 28, 2026, the last full trading day before the public announcement of the merger agreement, the aggregate value of the merger consideration represented approximately $28.3 million for all of the shares of FBI common stock. Based on the closing sale price of HBI common stock of $[•] per share on July [•], 2026, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the aggregate value of the merger consideration represented approximately $[•] million for all of the shares of FBI common stock. Each of the foregoing examples assumes that there are no downward adjustments to the merger consideration.
Anti-Dilutive Adjustments
The consideration to be received by FBI shareholders is subject to an anti-dilutive adjustment only in the event HBI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of HBI common stock issued and outstanding prior to the effective time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding HBI common stock, the exchange ratio shall be proportionately and appropriately adjusted so as to provide the holders of FBI common stock the same economic benefit as contemplated by the merger agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to HBI common stock if (i) HBI issues additional shares of HBI common stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) HBI issues employee or director stock grants or similar equity awards pursuant to a HBI benefit plan (as defined in the merger agreement) in existence as of the date of the merger agreement.
Fractional Shares
HBI will not issue any fractional shares of HBI common stock in the merger. Instead, a FBI shareholder who otherwise would have received a fraction of a share of HBI common stock will receive an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (1) the volume weighted average of the closing price per share of HBI common stock on the Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) business day immediately preceding the closing date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI (the “HBI share closing price”)) by (2) the fractional share interest (after taking into account all shares of FBI common stock held by such shareholder immediately prior to the effective time of the merger and rounded to the nearest ten-thousandth when expressed in decimal form) of HBI common stock to which such shareholder would otherwise be entitled to receive.
Closing and Effective Time
The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Missouri. It currently is anticipated that the merger will be completed in the third quarter of 2026, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither HBI nor FBI can guarantee when or if the merger will be completed. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 76.
Organizational Documents of the Surviving Company
At the effective time of the merger, the articles of incorporation and the bylaws of HBI in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with their respective terms and applicable laws.
Conversion of Shares; Exchange of Certificates
The conversion of FBI common stock into the right to receive the per share merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent,

Equiniti Trust Company, LLC, will exchange certificates representing shares of FBI common stock for the per share merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
Within five (5) business days after the effective time of the merger, the exchange agent, Equiniti Trust Company, LLC, will mail to each holder of record of FBI common stock as of immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of FBI common stock in exchange for the per share merger consideration the holder is entitled to receive under the merger agreement. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the properly completed and duly executed letter of transmittal, within ten (10) days after such surrender, the exchange agent will cancel your surrendered FBI stock certificates and deliver to you a new certificate (which may be evidenced by book entry shares) representing that number of shares of HBI common stock that you are entitled to receive and a check or wire transfer for the per share cash consideration and cash payable (if any) in lieu of a fractional share of HBI common stock that you are entitled to receive under the merger agreement.
For shares of FBI common stock held in book entry form, HBI will establish procedures for delivery of the merger consideration.
At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of FBI common stock will be deemed for all purposes to represent only the right to receive the per share merger consideration to be paid pursuant to the merger agreement. If a certificate for FBI common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration allocable to such certificate deliverable in respect of FBI common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by HBI or the exchange agent, the posting of a bond in an amount as HBI or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or FBI with respect to such certificate.
After the effective time of the merger, there will be no transfers on the share transfer books of FBI of shares of FBI common stock that were outstanding immediately before such time.
Tax Adjustment
Notwithstanding anything in the merger agreement to the contrary, to preserve the status of the mergers, taken together, as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate stock consideration based upon the closing price of the HBI common stock as reported on the Nasdaq Global Select Market on the trading day immediately preceding the execution date of the merger agreement would be less than forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, then the aggregate stock consideration will be increased with a corresponding decrease to the aggregate cash consideration, in such amounts as agreed to by the parties in writing, so that the aggregate stock consideration is equal to forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the merger consideration.
Withholding
HBI or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of FBI common stock, or otherwise payable pursuant to the merger agreement (including any cash consideration), such amounts as HBI or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law, and to collect any necessary tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. If any such amounts are so deducted and withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity to whom the payment from which such amount was withheld was made.

Dividends and Distributions
No dividends or other distributions declared with respect to HBI common stock will be paid to the holder of any unsurrendered certificates of FBI common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of HBI common stock represented by such certificate.
If the actual adjusted shareholders’ tangible equity is more than the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, FBI may declare a cash dividend for each outstanding share of FBI common stock in an amount equal to the quotient of (i) the difference between the actual adjusted shareholders’ tangible equity and the minimum adjusted shareholders’ equity as of the end of the month prior to the closing date, divided by (ii) the total number of shares of FBI common stock as of the record date of such dividend, rounded down to the nearest cent. For more information, see “The Merger — Terms of the Merger.”
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of HBI and FBI, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between HBI and FBI rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of HBI, FBI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by HBI or FBI. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
The merger agreement contains customary representations and warranties of each of HBI, Merger Sub and FBI relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.
The merger agreement contains representations and warranties made by HBI, Merger Sub and FBI relating to a number of matters, including the following:
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corporate organization, existence and standing;

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capitalization;

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authority to execute and deliver the merger agreement and to complete the transactions contemplated thereby;

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the absence of conflicts between the execution and delivery of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

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third-party consents;

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pending or threatened litigation and other proceedings;

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the accuracy of their financial statements, reports and internal controls;

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compliance with applicable laws and regulatory filings and their ability to receive required regulatory approvals;

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the absence of certain changes and events;

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compliance with tax laws, payment of taxes and filing of tax returns;

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its compensation and benefit plans;

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its brokers’, finders’ and financial advisors’ fees;

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its receipt of fairness opinions; and

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information to be included in HBI’s registration statement.

FBI also has made additional representations and warranties to HBI with respect to (among other things):
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its subsidiaries;

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its organizational documents;

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its investments;

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its loan portfolio and allowance for credit losses;

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the existence of certain loans and related matters;

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transactions with affiliates and insiders;

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the accuracy of its minute books and stock transfer records;

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the absence of performance of fiduciary responsibilities by FBI and each of its subsidiaries;

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its real property and leases;

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its personal property;

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its compliance with environmental laws;

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the existence of certain contracts and commitments;

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its fidelity bonds and insurance coverage;

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actions taken by regulatory authorities;

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certain employee matters;

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the existence of certain deferred compensation and salary continuation arrangements;

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its internal accounting controls;

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the absence of derivative contracts;

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its deposit accounts;

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its intellectual property rights and privacy;

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its shareholder list;

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dissenting shareholders; and

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anti-takeover laws.

Definition of “Material Adverse Effect”
Certain representations and warranties of HBI and FBI are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means, with respect to HBI or FBI, as applicable, any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole including, without limitation, with respect to FBI, a decrease in Farmers State Bank’s noninterest bearing deposits and savings, NOW and money market accounts by 20% or more, taken as a whole, compared to December 31, 2025; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in

GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FBI and HBI and their subsidiaries, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated thereby or public disclosure or consummation of the transactions contemplated thereby or actions expressly required by the merger agreement (it being understood and agreed that that clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated thereby); (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which FBI and HBI and their subsidiaries operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the merger, or any of the transactions contemplated by the merger agreement, including the bank merger, to which such party is a party.
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
From the date of the merger agreement to and including the closing date of the merger, FBI has agreed to, and has agreed to cause Farmers State Bank to:
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conduct its affairs only in the ordinary course of business consistent with past practices and safe and sound banking principles;

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use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

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promptly (and in no event more than forty-eight (48) hours) give written notice to HBI of (A) any material change in its business, or operations, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body having jurisdiction over FBI or any of its subsidiaries, (C) the commencement or to FBI’s knowledge threat of any proceeding against FBI or any of its subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of FBI contained in the merger agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a material adverse effect on FBI or Farmers State Bank; and

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take no action which, to the knowledge of FBI, would adversely affect or delay the ability of FBI or HBI to obtain any regulatory or other approvals required for the completion of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement, except as required by law or otherwise permitted by the merger agreement.

From the date of the merger agreement to and including the closing date of the merger, as long as the merger agreement remains in effect, except as expressly permitted by the merger agreement or as may be required by applicable law or an order or policy of a governmental body, and unless HBI otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), FBI has agreed not to, and has agreed not to permit Farmers State Bank to:
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adjust, split, combine or reclassify any FBI common stock;

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make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit that would be a material violation of its policies and procedures in effect as of the date of the merger agreement, or would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

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make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any loan of more than $250,000, provided that HBI’s consent shall be deemed to have been given following a written request from FBI, containing information reasonably requested by HBI to make an informed decision with respect to such request, to take any such action and HBI fails to respond to such a request within two (2) business days after receipt of such request;

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renew, extend the maturity of, or alter any of the material terms of any (A) loans classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classification by Farmers State Bank or by its state or federal regulators in its most recent examination, or (B) loans on the internal watch list provided to HBI, provided that HBI’s consent shall be deemed to have been given following a written request from FBI, containing information reasonably requested by HBI to make an informed decision with respect to such request, to take any such action and HBI fails to respond to such a request within two (2) business days after receipt of such request;

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make or commit to make a loan to any borrower with outstanding loan classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classification by Farmers State Bank or by its state or federal regulators in its most recent examination, or (B) loans on the internal watch list provided to HBI;

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issue or sell, or obligate itself to issue or sell, any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of FBI equity awards (as defined in the merger agreement) outstanding as of the date of the merger agreement in accordance with their terms in effect on the date of the merger agreement;

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grant any FBI equity awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based incentive compensation;

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open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

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enter into, amend, modify, renew, terminate or waive any material provision of any agreement of the type that would be required to be disclosed pursuant to the merger agreement, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

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(A) hire or terminate (other than for cause), except for hiring at will employees at an annual salary not to exceed $55,000 to fill vacancies that may arise in the ordinary course of business, or (B) promote any employee except to fill vacancies that may arise in the ordinary course of business;

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grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FBI or any of its subsidiaries;

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except in the ordinary course of business consistent with past practice and safe and sound banking practices, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any employee welfare, retirement or similar plan or arrangement or any plan or arrangement that would constitute a FBI employee plan;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement, or making or renewing loans to officers, directors, or any of their respective immediate family members or any affiliates or associates (as such terms are defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and compliant with FBI’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the ordinary course of business consistent with past practice;

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amend any FBI employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the merger agreement;

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(A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of FBI common stock, other than (y) the payment of dividends from Farmers State Bank to FBI, and (z) regular quarterly cash dividends on FBI Stock in the amount of no more than $1.00 per share of FBI Stock, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of FBI common stock;

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make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental body;

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sell, transfer, convey, mortgage, encumber or otherwise dispose of any assets (tangible or intangible), deposits, business or properties, or other real estate owned, or cancel or release any indebtedness owed to FBI or its subsidiaries, other than non-exclusive licenses granted in the ordinary course of business, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

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foreclose upon or otherwise acquire any commercial real property before receipt and approval by HBI of a Phase I environmental review thereof;

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increase or decrease the rate of interest paid on deposit accounts, including new or renewed time deposits, except in a manner and pursuant to policies consistent with past practices, safe and sound banking practices and market rates;

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charge off any loan or other extension of credit greater than $50,000 without three (3) business days’ prior written notice to HBI of the amount of such charge-off; provided, that if such charge-off is made at the request of a governmental body, then no prior notice or consent by HBI will be required;

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establish any new subsidiary or affiliate or enter into any new line of business, or, except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

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materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for credit losses, and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental body;

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amend or change any provision of the articles of incorporation, bylaws or the governing documents of FBI or any of its subsidiaries;

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make any capital expenditure which would exceed $10,000 individually or $25,000 in the aggregate;

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prepay any indebtedness or other similar arrangements so as to cause FBI to incur any prepayment penalty thereunder;

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excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances except for in the ordinary course of business consistent with past practices and safe and sound banking practices;

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settle any claim, action or proceeding involving payment by FBI or Farmers State Bank of money damages in excess of $25,000 in the aggregate or imposing any restriction on the operations of FBI or any of its subsidiaries;

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purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one (1) year or less and an AA rating by at least one nationally recognized ratings agency;

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make any changes to the manner in which the securities portfolio is classified or reported;

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make, change or revoke any tax election or tax method of accounting, settle or compromise any tax liability, enter into any tax closing agreement, surrender any right to claim a return of taxes, file any amended tax return, or consent to any extension or waiver of any statute of limitations;

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take or cause to be taken any action that would reasonably be expected to cause the mergers, taken together, or the bank merger, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause the mergers, taken together, and the bank merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

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issue a replacement of any certificate representing its securities except upon (i) written notice to HBI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to HBI and (iii) if required by HBI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of FBI common stock represented therein; or

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agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of FBI, we refer you to the merger agreement, which is attached as Annex A to this document.
Regulatory Matters
HBI and FBI have agreed to take all reasonable actions to aid and assist in the completion of the merger and to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement.
HBI agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by HBI or Hawthorn Bank in connection with the merger agreement and the transactions contemplated thereby and to provide FBI copies of such filings for which confidential treatment has not been requested. FBI agreed, to the extent permitted by applicable law, to provide HBI all information concerning FBI required for inclusion in this document, or any other application, filing, statement or document to be made or filed in connection with the mergers, the bank merger or the other transactions contemplated by the merger agreement.
Employee Matters
Following the effective time of the merger, each FBI employee will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of HBI and Hawthorn Bank with credit for prior service with FBI or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by HBI or Hawthorn Bank in which such FBI employee becomes eligible to participate from and after the closing date, and other limited exceptions to the extent such service was credited under a comparable FBI employee plan immediately prior to the closing date, to the extent permitted by such HBI plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. HBI will also honor accrued paid time off of FBI employees, subject to certain limitations.

With respect to any HBI benefit plan in which any continuing employee is eligible to participate, HBI or its applicable subsidiary will waive any pre-existing condition limitations or eligibility waiting periods under such plan with respect to the continuing employee and his or her covered dependents to the extent permitted by the HBI benefit plans and/or any legal requirements. To the extent permitted by the applicable HBI plans and applicable law, HBI will credit each FBI employee and his or her eligible dependents for the year during which coverage under HBI’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such FBI Employee during such year under FBI’s group health plan.
Each employee of FBI (other than one who is a party to an employment agreement that provides a benefit upon termination) who (1) becomes an employee of HBI or Hawthorn Bank at the effective time of the merger and (2) is terminated within twelve (12) months following the conversion date (other than for cause, death, disability, normal retirement or voluntary resignation) will be entitled to receive severance compensation equal to one week’s compensation multiplied by the number of whole years of service, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.
Prior to the effective time of the merger, FBI will effectuate the termination or discontinuation of certain benefits plans maintained by FBI as requested by HBI.
Indemnification and Directors’ and Officers’ Insurance
HBI agreed to indemnify and hold harmless the directors and officers of FBI and each of its subsidiaries as of the effective time of the merger and for six (6) years thereafter, subject to the limitations of any governmental body and the articles of incorporation, bylaws and other governing documents of FBI and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred by such indemnified party, solely in their capacities as a director or officer of FBI or any of its subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FBI or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the articles of incorporation, bylaws or other governing documents of FBI or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law, provided that HBI will have no obligation to advance any expenses incurred or to be incurred by any such party in (A) any claim, action, suit, proceeding or investigation brought by any such party against HBI or its subsidiaries in advance of the final disposition thereof, or (B) any claim, action, suit, proceeding or investigation brought by HBI or its subsidiaries.
FBI agreed to obtain, at its own expense and to the extent available, for a period of not less than six (6) years and after the effective time of the merger (subject to the duration of the coverage available for each policy), past acts and extended reporting period insurance coverage for no less than the six-year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability for each person and entity, including, without limitation, FBI, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by FBI or its subsidiaries, provided that the premium for such policy shall not exceed 150% of FBI’s current annual premium amount for its current insurance coverage.
Shareholder Meeting and Recommendation of FBI’s Board of Directors
FBI has, and has agreed to cause its board of directors to take all commercially reasonable action in accordance with the federal securities laws, laws of the state of Missouri and the organizational documents of FBI to call and give notice of a special meeting of its shareholders for the purposes of considering and voting upon the FBI merger proposal and for other purposes consistent with the complete performance of the merger agreement as may be necessary and desirable within fifteen (15) days after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. FBI has agreed to recommend to its shareholders to vote in favor of the approval and adoption of the FBI merger proposal. Further, FBI has, and has agreed to cause its board of directors to (i) include in the proxy statement the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (ii) except as otherwise set forth in the merger agreement, not withdraw, amend or modify the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (iii) unless there has been a change in recommendation in accordance with the terms of the merger agreement, recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five (5) business days after it is announced; (iv) unless there has been a change in recommendation in accordance with the terms of the merger agreement, reaffirm the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby within three (3) business days following a request by HBI; and (v) unless there has been a change in recommendation in accordance with the terms of the merger agreement, not make any statement, filing or release, in connection with the FBI special meeting or otherwise, inconsistent with the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby. In addition, FBI has agreed to adjourn or postpone the FBI special meeting if, as of the time for which the FBI special meeting is originally scheduled there are insufficient shares of FBI common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the FBI special meeting, (i) FBI has not received proxies representing a sufficient number of shares necessary to approve the FBI merger proposal, or (ii) after consultation with HBI, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which FBI’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by FBI’s shareholders prior to the FBI special meeting. FBI shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the FBI shareholder approval and adoption of the merger agreement and the transactions contemplated thereby. FBI will only be required to adjourn or postpone the FBI special meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) days, and any further adjournments or postponements will require the prior written consent of HBI. Except with the prior approval of HBI or as required by applicable law, no other matters shall be submitted for the approval of the shareholders of FBI at the FBI special meeting.
However, should FBI receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the FBI board of directors may change its recommendation. Please see “Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the FBI board of directors may permit HBI to terminate the merger agreement, in which case FBI may have to pay a termination fee of $1,120,000 to HBI. Please see “Termination of the Merger Agreement” and “Termination Fee” below.
Specifically, if FBI has complied with its non-solicitation obligations, the board of directors of FBI may withdraw, amend or modify, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby if FBI or any of its representatives receives an unsolicited bona fide acquisition proposal before the FBI shareholder approval that the board of directors of FBI has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and (ii) determined in its good faith judgment (after consultation with FBI’s outside legal counsel) that the failure to effect a withdrawal, amendment or modification, in any manner adverse to HBI, of its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the FBI special meeting will be convened, the merger agreement and the transactions contemplated hereby will be submitted to the shareholders of FBI at the FBI special meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing will be deemed to relieve FBI of such obligation. In the event that there is present at the FBI special meeting, in person or by proxy, sufficient favorable voting power to secure the FBI shareholder approval, FBI will not adjourn or postpone the FBI special meeting unless FBI is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of FBI. FBI will keep HBI updated with respect to the proxy solicitation results in connection with the FBI special meeting as reasonably requested by HBI.
If the merger agreement is approved by FBI’s shareholders, FBI has agreed to take all reasonable actions to aid and assist in the consummation of the merger, and has agreed to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions as it and HBI reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental bodies having jurisdiction over the transactions contemplated by the merger agreement.
Agreement Not to Solicit Other Offers
FBI has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, directly or indirectly, (1) initiate, solicit or knowingly encourage (including by providing information or assistance), facilitate or induce any acquisition proposal; (2) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an acquisition proposal, or (3) adopt, approve, agree to, accept, endorse or recommend any acquisition proposal. Unless the agreement has been terminated in accordance with the terms of the merger agreement, FBI has agreed not to submit to the vote of its shareholders any acquisition proposal other than the merger.
FBI has agreed to promptly (and in any event within forty-eight (48) hours) notify HBI in writing following receipt of any acquisition proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any acquisition proposal of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and FBI has agreed to as promptly as reasonably practicable (and in any event within forty-eight (48) hours) provide to HBI (i) a copy of such acquisition proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. FBI has agreed that it will keep HBI informed, on a reasonably current basis, of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request or inquiry.
For purposes of the merger agreement, an “acquisition proposal” means, any bona fide proposal (whether communicated to FBI or publicly announced to FBI’s shareholders) by any party (other than HBI or any of its affiliates) for any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase of twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any tender offer or exchange offer that if consummated would result in such party beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any merger, consolidation, business combination or similar transaction involving FBI or Farmers State Bank pursuant to which the shareholders of FBI immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of FBI or Farmers State Bank; or (iii) any liquidation or dissolution of FBI or Farmers State Bank, involving FBI, any subsidiary of FBI or any future subsidiary of FBI, or any combination of such subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of FBI as reflected on FBI’s most recent consolidated statement of condition prepared in accordance with GAAP.
A “superior proposal” means a bona fide, written acquisition proposal that the FBI board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of FBI’s outside legal counsel and the financial advisor, (i) to be more favorable from a financial point of view to FBI’s shareholders than the merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of FBI’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”
However, if at any time prior to the FBI special meeting either FBI or any of its subsidiaries receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this “Agreement Not to Solicit Other Offers” section and the FBI board of directors determines in good faith, after consultation with and having considered the advice of its financial advisor and legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal then FBI or any of its subsidiaries may (i) engage or participate in discussions or negotiations with the party making such acquisition proposal (and its representatives) and (ii) furnish or cause to be furnished to such party (and its representatives) any confidential or nonpublic information or data with respect to FBI and any of its subsidiaries, provided that before furnishing any such information to such party, FBI must have entered into a customary confidentiality agreement with such party and, provided further, that such information will be provided by FBI to HBI prior to or substantially concurrently with providing such information to such party to the extent not previously furnished to HBI.
Notwithstanding the foregoing, prior to the date of the FBI special meeting, the board of directors of FBI may withdraw, amend or modify, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby and submit the merger agreement to the FBI shareholders without the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby (although the resolution approving the merger agreement may not be rescinded) if (i) FBI has received a superior proposal (after giving effect to the terms of any revised offer by HBI) and (ii) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to withdraw, amend or modify, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement, provided, that (w) such superior proposal did not result from a violation of FBI’s non-solicitation obligations, (x) FBI has provided HBI at least four (4) business days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such superior proposal (including the identity of the party making the superior proposal); (y) during such four (4) business day period, FBI has and has caused its financial advisors and outside legal counsel to, consider and negotiate with HBI in good faith (to the extent HBI desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by HBI; and (z) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to withdraw, amend or modify, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement.
FBI and each of its subsidiaries has agreed, and FBI has agreed to direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any party conducted with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any party (other than HBI, Hawthorn Bank and their representatives) that has made or indicated an intention to make an acquisition proposal, and (iii) except to the extent the board of directors of FBI determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and will strictly enforce any such provisions.

Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
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FBI agreed to give HBI access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

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FBI agreed to deliver or make available to HBI all unaudited monthly and quarterly financial statements and all call reports filed by Farmers State Bank;

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each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the non-disclosure and confidentiality agreement, dated June 13, 2025, by and between HBI and FBI;

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each party has agreed that it will not, and will not permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

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FBI has agreed to use commercially reasonable efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by HBI, if the merger occurs, each contract agreed upon by the parties, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Farmers State Bank and Hawthorn Bank;

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FBI agreed to cause Farmers State Bank to maintain its allowance for credit losses in accordance with GAAP and all applicable rules and regulations and at a level reasonably estimated by management to be adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, all outstanding loans of FBI or any of its subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

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FBI agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as agreed by the parties;

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FBI agreed to provide HBI with real time access to a data share file portal which is updated weekly with copies of the materials used by the senior loan officers and members of Farmers State Bank’s loan committee;

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FBI agreed to provide HBI with a monthly deposit report of Farmers State Bank that includes, without limitation, a detailed report of all new, renewed and closed deposit accounts and including, without limitation, a list of each such accounts, the amount of deposits in such accounts and the rate of interest paid on deposits in such accounts;

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FBI agreed to distribute a copy of any FBI or Farmers State Bank board package, including the agenda and draft minutes, to HBI promptly after it distributes a copy to the board of directors of FBI or Farmers State Bank, subject to certain exceptions;

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FBI agreed to cause Farmers State Bank to coordinate with HBI and Hawthorn Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the bank merger;

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FBI has agreed to allow HBI and its consultants, agents and representatives the right to the same extent that FBI or Farmers State Bank has such right (at HBI’s costs and expense), but not the obligation or responsibility, to inspect any FBI or Farmers State Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other non-invasive or non-destructive environmental surveys and analyses;

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FBI has agreed to cause it or its appropriate subsidiary to execute and deliver such instruments and to take other actions as HBI may reasonably require in order to cause the termination of certain of the FBI employee plans on terms reasonably satisfactory to HBI and in accordance with applicable law;

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FBI agreed to take all necessary actions to address and remediate any findings of or requests made by a governmental body of FBI or Farmers State Bank prior to the closing or, if not possible to address and remediate any such findings or requests, accrue an amount to cover expenses reasonably required by HBI;

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FBI agreed to have accrued for all of FBI’s obligations under certain of its outstanding indebtedness with a third-party lender;

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FBI agreed to take all action necessary to terminate the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust effective immediately before the effective time, and FBI or the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust will pay all termination fees, or accrue for same, if any, associated with the termination prior to the effective time;

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FBI has agreed to accrue any and all paid time off with respect to all FBI employees and pay such paid time off to such FBI employees in the manner agreed by the parties;

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FBI has agreed to use its commercially reasonable efforts to deliver to HBI resignations of the directors of FBI and Farmers State Bank prior to the closing date;

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FBI agreed to provide HBI, at least ten (10) days prior to the closing date of the merger, with updated FBI disclosure schedules and HBI agreed to provide FBI with updated HBI disclosure schedules reflecting any material changes to the FBI disclosure schedules and the HBI disclosure schedules, respectively, between the date of the merger agreement and the date thereof;

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HBI agreed to prepare and file a registration statement with the SEC with respect to the shares of HBI common stock to be issued pursuant to the merger agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

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HBI agreed to assume all of FBI’s obligations under the trust operative documents, (as defined in the merger agreement);

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HBI agreed to file all documents required to be filed to have the shares of the HBI common stock to be issued pursuant to the merger agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing; and

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each party has agreed that prior to the effective time of the merger, each party will exercise, consistent with the terms of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Conditions to Complete the Merger
HBI’s and FBI’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:
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except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the closing date of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

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each party having performed or complied in all material respects with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

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the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

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the absence of a burdensome condition in any of the required regulatory approvals;

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each of the non-employee directors of FBI and Farmers State Bank having entered into a support agreement with HBI, which support agreements have been executed, and such support agreements remaining in full force and effect as of the effective time of the merger;

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each of the directors and executive officers of FBI and Farmers State Bank having executed a release agreement, which releases have been executed, and such releases remaining in full force and effect as of the effective time of the merger;

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each of the certain executive officers of FBI and Farmers State Bank having executed a retention agreement with HBI, which retention agreements have been executed, and such retention agreements remaining in full force and effect as of the effective time of the merger;

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holders of no more than five percent (5%) of the issued and outstanding shares of FBI common stock demanding or being entitled to exercise dissenters’ rights of appraisal under the GBCL;

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FBI having terminated certain FBI employee benefit plans as agreed by the parties;

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FBI having taken all action to effect the pay off and retirement of the indebtedness of FBI in the manner agreed by the parties;

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FBI having terminated the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust;

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FBI having accrued for any and all unaccrued paid time off with respect to all FBI employees and paying such paid time off to such FBI employees in the manner agreed by the parties;

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each party having delivered a secretary’s certificate of such party’s secretary or assistant secretary dated as of the date of the merger;

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FBI having delivered to HBI all other instruments and documents which HBI or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

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FBI having delivered to HBI at least five (5) business days prior to the closing date a statement setting forth the final actual adjusted shareholders’ tangible equity, including FBI expenses, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to HBI;

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having received all required regulatory approvals of the transactions contemplated by the merger agreement;

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the approval of the FBI merger proposal by the requisite vote of the FBI shareholders;

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each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the absence of any action having been taken, and any law, statute, rule, regulation or order, judgment, order or ruling being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign governmental body or by any court, which, if successful, (i) would make the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of HBI common stock in connection with the merger, illegal, invalid or unenforceable, (ii) would impose material limits on the ability of any party to complete the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of HBI common stock in connection with the merger, or (iii) would, subject FBI, HBI or any of their subsidiaries or any officer, director, shareholder or employee of FBI, HBI or their respective subsidiaries to criminal or civil liability;

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the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the HBI common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of HBI common stock to be issued in the merger;

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the shares of HBI common stock to be issued to FBI shareholders having been authorized for listing on the Nasdaq Global Select Market; and

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each party having taken such action to effect HBI’s assumption of all of FBI’s obligations under the trust operative documents (as defined in the merger agreement).

Neither FBI nor HBI can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement
HBI and FBI can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either HBI or FBI may decide, without the consent of the other, to terminate the merger agreement if:
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any order, decree or ruling or any other action enjoining or prohibiting the mergers or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

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any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

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the merger has not been completed by January 31, 2027, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

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FBI shareholders fail to approve the FBI merger proposal; or

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the other party breaches its representations and warranties or materially breaches any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

HBI may terminate the merger agreement, without the consent of FBI if:
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any required regulatory approval is obtained subject to a burdensome condition;

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FBI breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to HBI;

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the FBI board of directors agrees to accept a superior proposal;

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the FBI board of directors fails to make, withdraws, amends or modifies, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

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FBI fails to call, give notice of, convene and hold the FBI shareholder meeting; or

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the environmental inspections of FBI’s properties detail certain adverse findings which are reasonably likely to have a material adverse effect on FBI or Farmers State Bank.

In addition, FBI may terminate the merger agreement, without the consent of HBI, if at any time before FBI shareholders approve the merger agreement, if the FBI board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of FBI’s non-solicitation obligations under the merger agreement, (ii) FBI gives HBI four (4) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four (4) business day period, FBI has and has caused its financial advisors and outside legal counsel to consider and to the extent HBI desires, negotiate with HBI to make adjustments to the terms and conditions of the merger agreement proposed by HBI, and (iv) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.
Effect of Termination
Except with respect to the termination fee, as discussed above, if the merger agreement is terminated, it will become void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except that (i) each of HBI and FBI will remain liable for any liabilities or damages arising out of its fraud in connection with the merger agreement or a willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
FBI will be required to pay HBI a termination fee of $1,120,000 if the merger agreement is terminated by:
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FBI because the FBI board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of FBI’s non-solicitation obligations under the merger agreement, (ii) FBI gives HBI four (4) business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four (4) business day period, FBI has and has caused its financial advisors and outside legal counsel to consider and to the extent HBI desires, negotiate with HBI to make adjustments to the terms and conditions of the merger agreement proposed by HBI, and (iv) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation;

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HBI because FBI breaches the non-solicitation obligations set forth in the merger agreement, in a manner adverse to HBI, the FBI board resolves to accept a superior proposal or the FBI board of directors fails to make, withdraws, amends or modifies, in any manner adverse to HBI, its recommendation of the board of directors of FBI that the FBI shareholders approve and adopt the merger agreement and the transactions contemplated thereby, or FBI fails to call, give notice of, convene and hold the FBI shareholder meeting; or

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HBI or FBI because FBI shareholders fail to approve the merger agreement and, at the time of the termination, the FBI board of directors has received a superior proposal.

Expenses and Fees
FBI and HBI will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are completed, including, but not limited to, fees and expenses of their own outside legal counsel, financial or other advisors, investment bankers and accountants, and filing, registration, application and printing fees.
Amendment, Waiver and Extension of the Merger Agreement
The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by FBI shareholders, except that after such approval, there may not be, without further approval of the FBI shareholders, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreement
In connection with, and as a condition to, HBI entering into the merger agreement, each director and executive officer of FBI and Farmers State Bank who owns shares of FBI common stock entered into a voting agreement with HBI. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement.
The voting agreement requires, among other things, that the directors and executive officers party thereto vote all of their shares of FBI common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of FBI common stock prior to the termination of the FBI voting agreement.
In addition, the voting agreement provides that each such shareholder party will not directly or indirectly while the voting agreement is in effect:
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sell, transfer, pledge, assign, encumber, hypothecate, cause to be redeemed or otherwise dispose of any or all of his or her shares of FBI common stock, subject to limited exceptions;

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grant any proxies or interest in or with respect to any share of his or her shares of FBI common stock, subject to limited exceptions; or

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deposit any of his or her shares of FBI common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of FBI common stock or grant any proxy with respect thereto, other than to other members of the FBI board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to directly or indirectly solicit or initiate discussions or negotiations with, or entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than FBI or Farmers State Bank or affiliates thereof or officers, partners, employees or other authorized representatives of FBI or Farmers State Bank) concerning any actual or potential opposing proposal.
The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, or twelve (12) months from its execution date of April 29, 2026. The FBI and Farmers State Bank directors and executive officers entered into the voting agreement solely in their personal capacities as FBI shareholders, and not in their capacities as directors or executive officers of FBI or Farmers State Bank.
As of the record date, shareholders who are party to the voting agreement beneficially owned in the aggregate approximately 37.97% of the shares of FBI common stock outstanding on that date.
Director Support Agreements
In addition, as a condition to HBI entering into the merger agreement, each director of FBI and Farmers State Bank who is not an employee of FBI or Farmers State Bank entered into a director support agreement with HBI. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement.
Under the support agreement, each such director has agreed to, among other things, and subject to certain exceptions with respect to certain of the directors:
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use his or her best efforts to refrain from harming the goodwill of HBI, Hawthorn Bank, FBI or Farmers State Bank and their respective subsidiaries, and their respective customer and client relationships, during the term of the agreement;

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not directly or indirectly disclose or make use of any confidential information of HBI, Hawthorn Bank, FBI or Farmers State Bank to third parties except in their capacity as a director or officer of HBI, Hawthorn Bank, FBI or Farmers State Bank, as applicable; and

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for a period of two (2) years following the effective time of the merger:

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compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Farmers State Bank before the effective time of the merger, or following the effective time of the merger, the locations of Hawthorn Bank banking centers that were formerly locations of Farmers State Bank (collectively, the “market area”), in a business as a federally insured depository institution;

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take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or serve as a director or officer of any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body engaging in a business the same as or similar to that of HBI, Hawthorn Bank, FBI or Farmers State Bank including, without limitation, the provision of commercial or consumer lending, deposit-taking, residential or commercial mortgage services, treasury or cash management services, wealth or investment management, or any other banking or financial services anywhere within the market area; provided, however, that such director is permitted to, (x) directly or indirectly, own up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the market area, and (y) invest in any existing mutual fund that invests, directly or indirectly, in insured depository institutions conducting business in the market area; and

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(1) call on, service, or solicit for competing business from customers of HBI, Hawthorn Bank, FBI or Farmers State Bank or any of their respective affiliates if, within the twelve (12) months before the date of the support agreement, the director, in his or her capacity as a director of FBI or Farmers State Bank, had or made contact with the customer, or had access to information and files about the customer; (2) interfere with or damage (or attempt to interfere with or damage) any relationship between HBI, Hawthorn Bank, FBI or Farmers State Bank or any of their respective affiliates and any such customer; or (3) call on, solicit or induce any employee of HBI, Hawthorn Bank, FBI or Farmers State Bank or any of their respective affiliates whom the director had contact with, knowledge of, or association with in the course of service with FBI or Farmers State Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with HBI, Hawthorn Bank, FBI or Farmers State Bank or any of their respective affiliates, or assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two (2) years after the effective time of the merger.
Retention Agreements
      In addition, as a condition to HBI entering into the merger agreement, certain executive officers of FBI and Farmers State Bank entered into a retention agreement with HBI. For a more complete description of these retention agreements, see “The Merger — Interests of FBI’s Directors and Executive Officers in the Merger” beginning on page 55.
Releases
In addition, as a condition to HBI entering into the merger agreement, each director and executive officer of FBI and Farmers State Bank entered into a release in favor of FBI and Farmers State Bank. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of release attached as Exhibit E to the merger agreement.
Under the release, each such director and executive officer, effective upon the effective time of the merger, irrevocably and unconditionally releases, waives and forever discharges FBI and Farmers State Bank and their respective subsidiaries, affiliates and successors from any and all liabilities and claims relating to, arising out of or in connection with FBI and Farmers State Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or shareholder of FBI and Farmers State Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and expense reimbursement, and rights under any benefit plans, health insurance reimbursement, consulting, retirement, or agreements or arrangements of FBI and Farmers State Bank that is disclosed in the merger agreement; (2) as to any rights of indemnification and related benefits pursuant to the articles of incorporation and bylaws (or similar constituent documents) of FBI and Farmers State Bank and pursuant to indemnification rights under applicable law pertaining to current and former directors and officers of corporations organized thereunder; (3) as to any rights to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of FBI or Farmers State Bank or any affiliate or subsidiary thereof and which applies to the releasor; (4) in connection with any deposits, loans or accounts of the releasor at Farmers State Bank; (5) for any portion of the per share merger consideration or any dividend or distribution to which the releasor are or may be entitled; (6) arising under or related to the merger agreement; or (7) in connection with medical claims not yet filed or reimbursed and COBRA and unemployment benefits.
The release is effective only at and as of the effective time of the merger. If the effective time of the merger does not occur for any reason, the release will not become effective and will be void and of no force or effect.

THE COMPANIES
Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc. is a financial holding company headquartered in Jefferson City, Missouri. HBI was incorporated under the laws of the State of Missouri on October 23, 1992 as Exchange National Bancshares, Inc. and changed its name to Hawthorn Bancshares, Inc. in August 2007. HBI owns all of the issued and outstanding capital stock of Hawthorn Bank, a Missouri state bank and community-based financial institution that offers a full array of banking products and services. Hawthorn Bank currently operates 18 branches throughout Missouri, and one additional branch in Overland Park, Kansas. As of March 31, 2026, on a consolidated basis, HBI had total assets of $1.86 billion, net loans of $1.43 billion, total deposits of $1.52 billion and stockholders’ equity of $175.39 million.
HBI’s common stock is listed on the Nasdaq Global Select Market under the symbol “HWBK.”
HBI’s principal office is located at 132 East High Street, Box 688, Jefferson City, Missouri 65101, and its telephone number at that location is (800) 761-8362. HBI’s website can be accessed at https://www.hawthornbancshares.com/. Information contained on HBI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to HBI is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 123.
Merger Sub
Merger Sub is a wholly owned subsidiary of HBI that was incorporated for the sole purpose of effecting the merger. In the merger, Merger Sub will merge with and into FBI, with FBI surviving as a direct, wholly owned subsidiary of HBI and the separate corporate existence of Merger Sub will cease.
FSC Bancshares, Inc.
General
FBI is a registered bank holding company, headquartered in Cameron, Missouri, that conducts a complete range of commercial and personal banking activities through its wholly-owned banking subsidiary, Farmers State Bank. FBI does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Farmers State Bank. Its primary activities are to provide assistance in the management and coordination of Farmers State Bank’s financial resources. FBI’s principal asset is the outstanding common stock of Farmers State Bank. FBI derives its revenues primarily from the operations of Farmers State Bank in the form of dividends received from Farmers State Bank.
As a bank holding company, FBI is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and the rules and regulations issued by the Federal Reserve. As a Missouri state-chartered bank that is not a member of the Federal Reserve, Farmers State Bank is subject to supervision and regulation by the Missouri Division of Finance and the FDIC.
As of March 31, 2026, on a consolidated basis, FBI had total assets of $383.8 million, net loans of $292.3 million, total deposits of $342.3 million and total shareholders’ equity of $22.4 million. FBI does not file reports with the SEC.
Products and Services
Farmers State Bank is a community-oriented, full service financial institution that provides a broad array of banking services to small and middle market companies, business owners, executives, entrepreneurs and families. Farmers State Bank is a locally-owned, independent financial institution and is engaged in substantially all of the business operations (except for trust services) customarily conducted by independent financial institutions in Missouri. Lending activities consist principally of residential real estate, commercial real estate, personal loans, and mortgage loans.
Farmers State Bank’s lending and investing activities are primarily funded by deposits. Deposit activities include commercial checking, analysis, money market accounts, savings accounts, certificates of deposit, CDARs, ICS demand accounts, NOW accounts, and individual retirement accounts. Farmers State Bank offers a wide range of interest rates and terms, and relies primarily on competitive pricing policies and personalized service to attract and retain these deposits.
Competition
The table below lists Farmers State Bank’s deposit market share as of June 30, 2025 (the most recent date as of which the relevant data is available from the FDIC), for each county in which Farmers State Bank has a full-service branch.
City	Market Rank	Office Count	Deposits In Market (in 000’s)	Market Share (%)
Cameron, Missouri	2	2	159,583	14.92%
Excelsior Springs, Missouri	N/A	1	4,617	N/A
Fairfax, Missouri	N/A	1	19,349	N/A
Maitland, Missouri	N/A	1	14,431	N/A
Mound City, Missouri	N/A	1	14,461	N/A
St. Joseph, Missouri	15	1	36,131	1.29%
Tarkio, Missouri	N/A	1	57,308	N/A
Trenton, Missouri	5	1	30,527	7.93%
Legal Proceedings
There are no threatened or pending legal proceedings against FBI which, if determined adversely, would, in the opinion of management, have a material adverse effect on FBI’s business, financial condition, results of operations, cash flows or prospects.
Employees
As of May 31, 2026, Farmers State Bank had approximately 67 full-time equivalent employees, none of whom are covered by a collective bargaining agreement.
Corporate Information
FBI’s principal office is located at 124 East Third Street, Cameron, Missouri 64429, and its telephone number is 816-632-6641. Farmers State Bank’s website is https://www.fscbank.bank/. The information on Farmers State Bank’s website is not part of this proxy statement/prospectus, and the references to the Farmers State Bank website address do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN
FBI BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of FBI common stock as of July 16, 2026 by: (i) each director and executive officer of FBI; (ii) all directors and executive officers of FBI as a group; and (iii) each person who is known by FBI to beneficially own 5% or more of FBI’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, the management of FBI believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o FSC Bancshares, Inc., 124 East Third Street, Cameron, Missouri 64429.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. FBI does not have any outstanding options, warrants or convertible securities.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors and Executive Officers:
Michael B. Russell	100	0.05%
Christine M. Martin	100	0.05%
Joshua L. Erickson	100	0.05%
R. Michael Poland	5,756	3.04%
Mary Margaret Parrish(2)	24,800	13.10%
Samuel S. Siner(3)	23,500	12.41%
Kurt J. Thompson(4)	10,858	5.74%
Duane Kohlstaedt(5)	432	0.23%
Thomas A. Nance(6)	285	0.15%
Mark Baker(7)	5,939	3.14%
Directors and Executive Officers as a group (10 persons)	71,870	37.97%
Other 5% or more Shareholders:
FSC Bancshares Inc. Employee Stock Ownership Plan	13,061	6.90%

(1)
The percentage beneficially owned by each individual was calculated based on 189,296 shares of FBI common stock issued and outstanding as of July 16, 2026.

(2)
Includes one share held in her own name and 24,799 held jointly with her spouse.

(3)
Shares held under trust agreement for which he is trustee.

(4)
Shares held under trust agreement for which he is trustee.

(5)
Shares held under trust for which he and spouse serve as trustees.

(6)
Shares held under trust agreement for which he is trustee.

(7)
Shares held through MB & Associates LLC, of which he is the sole member.

In accordance with the voting agreement more fully described under “Ancillary Agreements to the Merger Agreement — Voting Agreement,” beginning on page 81, each director and executive officer of FBI and Farmers State Bank who beneficially owns shares of FBI common stock has entered into a voting agreement with HBI and FBI agreeing to, among other things, vote their shares of FBI common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. The form of voting agreement is attached as Exhibit B to the merger agreement. As of the record date, these executive officers and directors owned in the aggregate 71,870 shares of FBI common stock, or 37.97% of the issued and outstanding shares of FBI common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FBI
The following presents discussion and analysis by the management of FBI of the financial condition and results of operations of FBI and should be read in conjunction with FBI’s consolidated financial statements included with this proxy statement/prospectus. In this section, references to FBI refer to FBI on a consolidated basis, unless the context indicates otherwise. All references to “Farmers State Bank” refer to Farmers State Bank, our wholly owned banking subsidiary. This discussion contains forward-looking statements that involve risks and uncertainties, and such forward-looking statements are qualified in their entirety by the cautionary language set forth in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors including but not limited to many of the factors described more fully in the section entitled “RISK FACTORS”. The following discussion is intended to assist in understanding the financial condition and results of operations of FBI and its subsidiaries, including the Bank. For the purpose of this management’s discussion and analysis, balance sheet information has been expressed as period-end balances, unless otherwise noted, and loans have been disclosed net of unearned income.
General
FBI is a Missouri corporation and a bank holding company headquartered in Cameron, Missouri. FBI is the parent company of Farmers State Bank, a Missouri state-chartered bank that offers a full range of banking products and services from its full-service main office location in Cameron, MO and its seven branch locations in northwestern Missouri.
As a bank holding company, FBI generates most of its revenue from interest income on loans and from short-term investments. The primary source of funding for FBI’s loans and short-term investments are deposits held by its subsidiary bank, Farmers State Bank. FBI measures its performance by its return on average equity, earnings per share, capital ratios, and efficiency ratio (calculated by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income).
2026 YTD Overview
FBI reported total loans of $294.1 million and $295.8 million as of March 31, 2026 and December 31, 2025, respectively. Total deposits were $342.3 million as of March 31, 2026, a decrease of $9.8 million compared to December 31, 2025.
Net income was $0.9 million, an increase of $0.2 million, or 22%, for the three months ended March 31, 2026, as compared to net income of $0.7 million for the same period in 2025.
Return on average assets and return on average equity was 0.93% and 17.26%, annualized respectively, for the three months ended March 31, 2026, as compared to 0.73% and 15.23%, annualized respectively, for the same period in 2025. FBI’s efficiency ratio for the three months ended March 31, 2026 was 68.78%, as compared to 73.75% for the same period in 2025.
The provision for credit losses for the three months ended March 31, 2026 was $24 thousand, an increase of $4 thousand, as compared to the same period in 2025.
Results of Operations
Three Months Ended March 31, 2026, and March 31, 2025
Net Interest Income and Net Interest Margin.   The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets, and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities, and the resultant average rates; (iii) net interest income; and (iv) the net interest margin.

	Net Interest Margin For the Three Months Ended March 31,
	2026			2025
	Average Balance	Interest Income/ Expense	Average Yield/Rate	Average Balance	Interest Income/ Expense	Average Yield/Rate
	(Dollars in thousands)
Assets:
Fed funds sold and other short-term investments	$18,390	$187	4.12%	$18,890	$271	5.82%
Securities:
Taxable	$49,493	$413	3.38%	$43,878	$340	3.14%
Tax-exempt(1)	7,668	67	3.54%	7,761	67	3.50%
Total loans and leases(2)	294,663	4,074	5.61%	292,806	3,915	5.42%
Total interest-earning assets	$370,214	$4,741	5.19%	$363,335	$4,593	5.13%
Other Assets	17,104			19,072
Less: Allowance for credit losses	(1,856)			(1,788)
Total assets	$385,462			$380,619
Liabilities and Shareholders’ Equity:
Interest-bearing demand, savings and money market deposits	$177,999	$433	0.99%	$185,736	$391	0.85%
Time deposits	89,413	$713	3.23%	90,710	$827	3.70%
FHLB advances and other borrowings	9,000	$87	3.92%	8,600	$89	4.20%
Total interest-bearing liabilities	$276,412	$1,233	1.81%	$285,046	$1,307	1.86%
Noninterest-bearing deposits	76,776			66,712
Other liabilities	644			1,087
Total liabilities	$353,832			$352,845
Shareholders’ Equity	31,630			27,774
Total liabilities and shareholders’ equity	$385,462			$380,619
Cost of Funds	$353,188	$1,233	1.42%	$351,758	$1,307	1.51%
Net interest income		$3,508			$3,286
Net interest spread			3.78%			3.62%
Net interest margin			3.84%			3.67%

(1)
Taxable-equivalent yield of 3.57% as of March 31, 2026, applying a 21% effective tax rate

(2)
Average loan balances include monthly average nonaccrual loans of $1.4 million and $0.9 million as of March 31, 2026 and March 31, 2025, respectively.

For the first three months of 2026 compared to the same period in 2025:
•
Interest income on total loans totaled $4.1 million, an increase of $0.2 million, or 4.06%, due to an increase in average loans of $1.9 million, or 1%, and increased loan yields as discussed below.

•
Yields on FBI’s interest-earning assets totaled 5.19%, an increase of 6 basis points, which was attributable to higher loan yields of 19 basis points, and an increase in yields on taxable securities of 24 basis points, offset by a decrease in yield on short term investments of 170 basis points.

•
Net interest margin for the first three months of 2026 was 3.84% compared to 3.67% for the same period of 2025.

Increases and decreases in interest income and interest expense result from changes in average balances, or volume, of interest-earning assets, and interest-bearing liabilities, as well as changes in average interest rates. The following tables set forth the effects of changing rates and volumes on FBI’s net interest income during the period shown. Information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume).
	Analysis of Changes in Interest Income and Expenses For the Three Months Ended, March 31, 2026 compared to 2025 Variance due to:
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Increase (decrease) in interest income:
Fed funds sold and other short-term investments	$(7)	$(77)	$(84)
Total Securities	43	30	73
Total loans and leases	25	134	159
Total increase (decrease) in interest income	$61	$87	$148
Increase (decrease) in interest expense:
Interest-bearing demand, savings and money market deposits	$(16)	$58	$42
Time deposits	(12)	(102)	(114)
FHLB advances and other borrowings	4	(6)	(2)
Total increase (decrease) in interest expense	$(24)	$(50)	$(74)
Increase (Decrease) in net interest income	$85	$137	$222

(1)
Variances attributable to both volume and rate are allocated on a consistent basis between rate and volume based on the absolute value of the variances in each category.

Securities.   FBI’s investment portfolio consists entirely of securities classified as available for sale. As a result, the carrying values of our investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in shareholders’ equity.
FBI evaluates its available for sale securities portfolio on a quarterly basis for potential credit-related losses. FBI assesses potential credit losses by comparing the fair value of a debt security to its amortized cost basis. If the fair value of a debt security is greater than the amortized cost basis, no allowance for credit losses is recognized. If the fair value is less than the amortized cost basis, FBI reviews the factors to determine if the impairment is credit-related or noncredit-related. For debt securities, FBI intends to sell or is more likely than not required to sell, before the recovery of their amortized cost basis, the difference between fair value and amortized cost is impaired and is recognized through earnings. For debt securities, FBI does not intend to sell or is more likely than not required to sell, prior to expected recovery of amortized cost basis, the credit portion of the impairment is recognized through earnings, with a corresponding entry to an allowance for credit losses, and the noncredit portion is recognized through accumulated other comprehensive income.
The following table summarizes the maturity distribution schedule with corresponding weighted average taxable equivalent yields of the debt securities portfolio at March 31, 2026. The following table presents securities at their expected maturities, which may differ from contractual maturities. FBI manages its debt securities portfolio for liquidity, as a tool to execute its asset/liability management strategy, and for pledging requirements for public funds:

	As of March 31, 2026
	Within One Year		After One Year But Within Five Years		After Five Years But Within Ten Years		After Ten Years		Total
	Amount	Yield*	Amount	Yield*	Amount	Yield*	Amount	Yield*	Amount	Yield*
	(Dollars in thousands)
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$1	4%	$6	4%	$592	4%	$47,500	3%	$48,099	3%
Held-to-maturity Securities:
State and political subdivisions	553	2%	2,234	4%	1,733	4%	3,145	4%	7,665	4%
Total	$554		$2,240		$2,325		$50,645		$55,764
Percentage of Total	1%		4%		4%		91%		100%

*
Yield is on a taxable-equivalent basis using 21% tax rate

Provision for Credit Losses.   Credit risk is inherent in the business of making loans. FBI establishes an allowance for credit losses (“Allowance”) through charges to earnings, which is shown in the statements of income as the provision for credit losses. The provision for credit losses and level of Allowance for each period are dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of the quality of the loan portfolio, and the evaluation of challenges and the general economic conditions in FBI’s market areas.
For the three months ended March 31, 2026 compared to the three months ended March 31, 2025:
•
The provision for credit losses increased from $20 thousand to $24 thousand; and

•
The Allowance as a percentage of gross loans increased by 2 basis points to 0.63%.

Noninterest Income.   The following table sets forth the major components of FBI’s noninterest income for the three months ended March 31, 2026 and 2025:
	For the Three months Ended March 31,
	2026	2025	$ Increase (Decrease)	% Increase (Decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$106	$107	$(1)	(0.93)%
Bank card income and fees	198	191	7	3.66%
Other income and fees	75	65	10	15.38%
Total noninterest income	$379	$363	$16	4.41%
Noninterest income for the three months ended March 31, 2026 was $0.4 million compared to $0.4 million for the same period in 2025.
Noninterest Expense.   The following table sets forth the major components of FBI’s noninterest expense for the three months ended March 31, 2026 and 2025:

	For the Three months Ended March 31,
	2026	2025	$ Increase (Decrease)	% Increase (Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$1,234	$1,185	$49	4.14%
Net occupancy and equipment	223	246	(23)	(9.35)%
Processing, network, and bank card expense	566	594	(28)	(4.71)%
Other expenses and fees	554	549	5	0.91%
Total noninterest expense	$2,577	$2,574	$3	0.12%
Noninterest expense for the three months ended March 31, 2026, was $2.6 million compared to $2.6 million for the same period in 2025.
Financial Condition
The following discussion of FBI’s financial condition compares March 31, 2026 and December 31, 2025.
Total Assets
Total assets decreased $9.3 million, or 2.37%, to $383.8 million as of March 31, 2026, compared to $393.1 million as of December 31, 2025.
Loan Portfolio.   The following table presents the balance and associated percentage of each major category in FBI’s loan portfolio as of March 31, 2026 and December 31, 2025:
	As of March 31, 2026		As of December 31, 2025
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial	$8,694	3%	$8,773	3%
Commercial Real Estate:
Owner occupied	16,950	6%	16,919	6%
NonOwner occupied	88,795	30%	92,076	31%
Residential Real Estate:
1 – 4 Family	167,797	57%	166,034	56%
Home Equity	2,331	1%	2,253	1%
Consumer	9,524	3%	9,757	3%
Total loans	294,091	100%	295,812	100%
Less: Allowance for credit losses	(1,861)		(1,844)
Net loans	$292,230		$293,968
FBI’s loans represent the largest portion of its earning assets. The quality and diversification of the loan portfolio is an important consideration when reviewing its financial condition. As of March 31, 2026 and December 31, 2025, FBI’s gross loans were $294.1 million and $295.8 million, respectively.
FBI has established internal concentration limits in the loan portfolio for Commercial Real Estate (CRE) loans, hospitality loans, and construction loans, among others. All loan types are within FBI’s established limits. FBI uses underwriting guidelines to assess each borrower’s historical cash flow to determine debt service capabilities, and FBI further stress tests the customer’s debt service capability under higher interest rate scenarios as well as other underlying macro-economic factors. Financial and performance covenants are used in commercial lending to allow FBI to react to a borrower’s deteriorating financial condition should that occur.

The following tables show the contractual maturities of FBI’s gross loans as of the periods below:
	As of March 31, 2026
	Due in One Year or Less	Due after One Year Through Five Years	Due after Five Years Through Fifteen Years	Due after Fifteen Years	Total
Commercial	$1,955	$3,326	$1,811	$1,602	$8,694
Commercial Real Estate:
Owner occupied	477	581	6,483	9,409	16,950
NonOwner occupied	7,394	1,648	20,760	58,993	88,795
Residential Real Estate:
1 – 4 family	1,051	1,816	27,852	137,078	167,797
Home equity	—	11	990	1,330	2,331
Consumer	584	6,764	1,698	478	9,524
Gross Loans	$11,461	$14,146	$59,594	$208,890	$294,091
	As of December 31, 2025
	Due in One Year or Less	Due after One Year Through Five Years	Due after Five Years Through Fifteen Years	Due after Fifteen Years	Total
Commercial	$1,964	$3,531	$1,656	$1,622	$8,773
Commercial Real Estate:
Owner occupied	348	751	6,812	9,008	16,919
NonOwner occupied	7,996	2,094	21,026	60,960	92,076
Residential Real Estate:
1 – 4 family	1,318	1,343	27,997	135,376	166,034
Home equity	—	20	1,102	1,131	2,253
Consumer	628	6,752	1,894	483	9,757
Gross Loans	$12,254	$14,491	$60,487	$208,580	$295,812
Allowance for Credit Losses — Loans.   The Allowance is based on FBI management’s estimate of potential losses inherent in the loan portfolio. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review FBI’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the Allowance, the loan portfolio is broken into segments based on loan type. Historical loss experience factors by segment, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio segment. These factors are evaluated and updated based on the composition of the specific loan segment. Other considerations include volumes and trends of delinquencies, nonaccrual loans, levels of bankruptcies, criticized and classified loan trends, expected losses on real estate secured loans, new credit products and policies, economic conditions, concentrations of credit risk, and the experience and abilities of FBI lending personnel.
The Allowance was $1.9 million at March 31, 2026, compared to $1.8 million at December 31, 2025.

The following table provides an analysis of the activity in FBI’s Allowance for the periods indicated:
	For the Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Balance at beginning of the period	$1,844	$1,781
Provision for credit losses for loans	24	20
Charge-offs:
Residential Real Estate:
1 – 4 Family	6	6
Consumer	13	18
Total charge-offs	$19	$24
Recoveries:
Residential Real Estate:
1 – 4 Family	$1	$6
Home Equity	11	1
Consumer	—	8
Total recoveries	$12	$15
Net charge-offs	$7	$9
Balance at end of the period	$1,861	$1,792
Net charge-offs to average loans	0.63%	0.61%
While the entire Allowance is available to absorb losses from any and all loans, the following table represents FBI management’s allocation of the Allowance by loan category, and the percentage of Allowance in each category, for the periods indicated:
	As of March 31, 2026		As of December 31, 2025
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial	$98	5%	$121	7%
Commercial Real Estate:
Owner occupied	76	4%	76	4%
Non-Owner occupied	826	44%	845	46%
Residential Real Estate:
1 – 4 Family	680	37%	618	33%
Home Equity	21	1%	20	1%
Consumer	160	9%	164	9%
Total	$1,861		$1,844
Nonperforming Assets.   Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of FBI management, there is a reasonable doubt as to the collectability of the obligation. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on a nonaccrual loan is subsequently recognized only to the extent that cash is received, and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured, and management believes full collectability of principal and interest is probable.
Real estate FBI acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned (“OREO”) until sold and is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.
The following table presents information regarding nonperforming assets as of the dates indicated.
	As of March 31, 2026	As of December 31, 2025
	(Dollars in thousands)
Nonaccrual loans	$1,443	$1,459
Accruing loans 90 or more days past due	34	122
Total nonperforming assets	1,511	1,581
Ratio of nonperforming loans to total loans	0.51%	0.53%
Ratio of nonaccrual loans to total loans	0.51%	0.49%
Ratio of allowance for credit losses to total loans	0.63%	0.62%
Ratio of allowance for credit losses to nonaccrual loans	129.00%	126.00%
Ratio of nonperforming assets to total assets	0.39%	0.40%
The following tables present an aging analysis of loans as of the dates indicated.
	As of March 31, 2026
	Past Due			Total Past Due	Current	Total Loans Receivable	90 or More Days Past Due and Accruing
	30 – 59 Days	60 – 89 Days	90 or More Days
Commercial	$857	$68	$3	$928	$6,838	$8,694	$3
Commercial Real Estate:
Owner occupied	—	—	—	—	16,950	16,950	—
Non-Owner occupied	—	—	—	—	88,795	88,795	—
Residential Real Estate:
1 – 4 family	81	722	31	834	166,129	167,797	31
Home equity	—	—	—	—	2,331	2,331	—
Consumer	15			15	9,494	9,524
Total	$953	$790	$34	$1,777	$290,537	$294,091	$34

	As of December 31, 2025
	Past Due						90 or More Days Past Due and Accruing
	30 – 59 Days	60 – 89 Days	90 or More Days	Total Past Due	Current	Total Loans Receivable
Commercial	$6	$—	$2	$8	$8,757	$8,773	$2
Commercial Real Estate:
Owner occupied	—	—		—	16,919	16,919	—
Non-Owner occupied	—	—		—	92,076	92,076	—
Residential Real Estate:
1 – 4 family	406	129	120	655	164,724	166,034	120
Home equity	—	—	—	—	2,253	2,253	—
Consumer	27	56	—	83	9,591	9,757	—
Total	$439	$185	$122	$746	$294,320	$295,812	$122
In addition to the past due and non-accrual criteria, FBI also evaluates loans according to its internal risk grading system. Loans are segregated between pass, watch, special mention, and substandard categories. Grades 1 through 4 are considered pass grades. The definitions of those categories are as follows:
Excellent (1).   Loans classified as Excellent are the highest quality loans with a documented capacity to repay the loan and fully secured by marketable collateral or a bank certificate of deposit. of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2).   Loans classified as Good have excellent to adequate sources of repayment with little or no identifiable risk of collection, conform to bank policies, including collateral requirements and have minimal documentation or other exceptions but these exceptions do not threaten loss.
Adequate (3).   Loans in this rating will generally meet underwriting guidelines established by the bank but may exhibit certain characteristics based on credit history, repayment capacity or collateral margins that represent a higher level of potential risk to the bank. These loans are considered acceptable despite the potential weaknesses.
Pass/Watch (4).   Loans in the Watch grade represent loans which require management attention and may have particular characteristics that require attention; such as loans to new businesses, loans to businesses in troubled industries, new customers with repayment analysis based on projections, sizable business expansion, etc. Loans may have a risk of default, but not necessarily a risk of loss or have an underlying presumption that the loan will not be repaid through its contracted terms must be classified 4 or worse.
Special Mention (5).   Assets classified as Special Mention need management attention to consider the circumstances of the loan and take some type of action.
Substandard (6).   Loans classified as Substandard are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged and have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and will sustain some loss if the deficiencies are not corrected.
Doubtful (7).   Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.
Loss (8).   Loans classified as Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.

Outstanding loan balances categorized by internal risk grades as of the periods indicated are summarized as follows:
	As of March 31, 2026
	Pass/Watch	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$8,456	$218	$20	$8,694
Commercial Real Estate:
Owner occupied	16,886	64	—	16,950
NonOwner occupied	86,915	1,880	—	88,795
Residential Real Estate:
1 – 4 family	166,969	803	25	167,797
Home equity	2,331	—	—	2,331
Consumer	9,444	80	—	9,524
Total	$291,001	$3,045	$45	$294,091
	As of December 31, 2025
	Pass/Watch	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$8,519	$231	$23	$8,773
Commercial Real Estate:
Owner occupied	16,855	64	—	16,919
NonOwner occupied	89,874	2,202	—	92,076
Residential Real Estate:
1 – 4 family	165,160	874	—	166,034
Home equity	2,253	—	—	2,253
Consumer	9,650	107	—	9,757
Total	$292,311	$3,478	$23	$295,812
Deposits.   FBI gathers deposits primarily through its eight full-service banking locations and online through its website. FBI offers a variety of deposit products including demand deposit accounts and interest-bearing products, such as savings accounts and certificates of deposit. FBI puts continued effort into gathering noninterest-bearing demand deposit accounts through loan production cross-selling, customer referrals, marketing efforts and various involvement with community networks.
Total deposits as of March 31, 2026 and December 31, 2025 were $342.3 million and $352.1 million, respectively. The following table sets forth deposit balances by certain categories as of the dates indicated and the percentage of each deposit category to total deposits.
	As of March 31, 2026		As of December 31, 2025
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$65,022	19.00%	$66,413	18.86%

Interest-bearing transactions deposits	96,742	28.26%	93,654	26.60%
Savings deposits	90,141	26.33%	106,036	30.11%
Time deposits (less than $250,000)	69,758	20.38%	66,843	18.98%
Time deposits ($250,000 or more)	20,641	6.03%	19,194	5.45%
Total interest-bearing deposits	277,282	81.00%	285,727	81.14%
Total deposits	$342,304		$352,140

The following tables set forth the maturity of time deposits as of the dates indicated below:
	As of March 31, 2026 Maturity Within:
	Three Months	Three to Six months	Six to 12 Months	After 12 Months	Total
	(Dollars in thousands)
Time deposits (less than $250,000)	$32,617	$19,866	$14,685	$2,590	$69,758
Time deposits ($250,000 or more)	8,046	7,831	4,764	—	20,641
Total time deposits	$40,663	$27,697	$19,449	$2,590	$90,399
	As of December 31, 2025 Maturity Within:
	Three Months	Three to Six months	Six to 12 Months	After 12 Months	Total
	(Dollars in thousands)
Time deposits (less than $250,000)	$24,166	$22,607	$16,356	$3,214	$66,343
Time deposits ($250,000 or more)	7,824	5,559	6,047	264	19,694
Total time deposits	$31,990	$28,166	$22,403	$3,478	$86,037
Liquidity
Liquidity refers to FBI’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting its operating, capital and strategic cash flow needs, all at a reasonable cost. FBI continuously monitors its liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. FBI manages its liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of FBI shareholders.
FBI’s liquidity position is supported by the management of liquid assets and access to alternative sources of funds. FBI’s liquid assets include cash, interest-bearing deposits in correspondent banks and federal funds sold. Other available sources of liquidity include wholesale deposits and borrowings from correspondent banks and FHLB advances.
FBI’s short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in its loan portfolios and increases in customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.
As of March 31, 2026, FBI had $12.5 million in unsecured federal fund borrowing line availability with correspondent depository institutions, with no amounts advanced. In addition, based on the values of loans pledged as collateral, FBI had borrowing availability with the FHLB of $83.7 million as of March 31, 2026, and $90.1 million as of December 31, 2025 and with the Federal Reserve Bank of $40.9 million as of March 31, 2026, and $41.4 million as of December 31, 2025.
Capital Requirements
Farmers State Bank is subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FBI’s financial statements. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action” (described below), Farmers State Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. The capital amounts and classifications are subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors. Qualitative measures established by regulation to ensure capital adequacy require Farmers State Bank to maintain minimum amounts and ratios of Common Equity Tier 1 (“CET1”) capital, Tier 1 capital, total capital to risk-weighted assets, and Tier 1 capital to average consolidated assets, referred to as the “leverage ratio.”

As of March 31, 2026, Farmers State Bank was in compliance with all applicable regulatory requirements and categorized as “well-capitalized” under the prompt corrective action framework. There have been no conditions or events since March 31, 2026, that FBI management believes would change this classification. The table below presents FBI’s applicable capital requirements, as well as its capital ratios as of March 31, 2026 and December 31, 2025. FBI exceeded all regulatory capital requirements, and Farmers State Bank was considered to be “well-capitalized” as of the dates reflected in the tables below.
Basel III Capital Rules
Under the Basel III Capital Rules, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of CET1 capital above its minimum risk-based capital requirements. As of March 31, 2026, FBI and Farmers State Bank met all capital adequacy requirements under the Basel III Capital Rules.
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of March 31, 2026	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$35,997	14.32%	N/A	N/A	N/A	N/A
Bank	37,249	14.83%	$20,091	8.00%	$25,114	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	33,981	13.52%	N/A	N/A	N/A	N/A
Bank	35,233	14.03%	15,068	6.00%	20,091	8.00%
CET 1 capital (to risk-weighted assets)
Consolidated	27,795	11.06%	N/A	N/A	N/A	N/A
Bank	35,233	14.03%	11,301	4.50%	16,324	6.50%
Tier I Capital (to average assets)
Consolidated	33,981	8.60%	N/A	N/A	N/A	N/A
Bank	35,233	8.91%	15,812	4.00%	19,765	5.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2025	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$35,088	13.83%	N/A	N/A	N/A	N/A
Bank	36,460	14.39%	$20,275	8.00%	$25,344	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	33,088	13.04%	N/A	N/A	N/A	N/A
Bank	34,461	13.60%	15,206	6.00%	20,275	8.00%
CET 1 capital (to risk-weighted assets)
Consolidated	26,902	10.61%	N/A	N/A	N/A	N/A
Bank	34,461	13.60%	11,405	4.50%	16,473	6.50%
Tier I Capital (to average assets)
Consolidated	33,088	8.49%	N/A	N/A	N/A	N/A
Bank	34,461	8.85%	15,584	4.00%	19,480	5.00%
Shareholders’ equity provides a source of permanent funding, allows for future growth and provides a cushion to withstand unforeseen adverse developments. Total shareholders’ equity increased $0.6 million as of March 31, 2026, to $22.4 million, compared to $21.8 million as of December 31, 2025.

Contractual Obligations
The following tables contain supplemental information regarding FBI’s total contractual obligations as of March 31, 2026, and December 31, 2025:
	Payments Due as of March 31, 2026
	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Time deposits	$87,810	$2,212	$377	$—	$90,399
Senior notes	3,083	—	—	—	3,083
Subordinated debt	—	—	—	6,186	6,186
Federal Home Loan Bank advances	4,000	5,000	—	—	9,000
Total contractual obligations	$94,893	$7,212	$377	$6,186	$108,668
	Payments Due as of December 31, 2025
	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Time deposits	$82,559	$3,216	$262	$—	$86,037
Senior notes	—	3,168	—	—	3,168
Subordinated debt	—	—	—	6,186	6,186
Federal Home Loan Bank advances	4,000	5,000	—	—	9,000
Total contractual obligations	$86,559	$11,384	$262	$6,186	$104,391
FBI believes that it will be able to meet its contractual obligations as they come due through the maintenance of adequate cash levels. FBI expects to maintain adequate cash levels through profitability, loan repayment and maturity activity and continued deposit gathering activities. FBI has in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Off-Balance Sheet Arrangements
FBI is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement FBI has in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. FBI evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if FBI deemed necessary upon extension of credit, is based on management’s credit evaluation of the counterparty. FBI also estimates a reserve for potential losses associated with off-balance sheet commitments and letters of credit. It is included in other liabilities in FBI’s consolidated statements of condition, with any related provisions to the reserve included in non-interest expense in the consolidated statement of income.
In determining the reserve for unfunded lending commitments, a process similar to the one used for the allowance for credit loss is employed. Based on historical experience, loss factors, adjusted for expected funding, are applied to FBI’s off-balance sheet commitments and letters of credit to estimate the potential for losses.

Standby letters of credit are conditional commitments issued by FBI to guarantee the performance of the customer to a third party. They are intended to be disbursed, subject to certain conditions, upon request of the borrower.
The following table summarizes commitments as of the dates presented.
	As of March 31, 2026	As of December 31, 2025
	(Dollars in thousands)
Commitments to extend credit	$42,453	$30,877
Standby letters of credit	89	94
Total	$42,542	$30,971
Critical Accounting Policies and Estimates
FBI’s accounting and reporting policies conform to GAAP and conform to general practices within the industry in which FBI operates. To prepare financial statements in conformity with GAAP, FBI management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in FBI’s financial statements. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statement. In particular, FBI management has identified several accounting policies that, due to the estimates, assumptions and judgments inherent in those policies, are critical in understanding its financial statements.
The following is a discussion of the critical accounting policies and significant estimates that FBI believes require it to make the most complex or subjective decisions or assessments.
Allowance for Credit Losses
The Allowance is based on management’s estimate of probable losses inherent in the loan portfolio. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions and changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Farmers State Bank’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the Allowance, the loan portfolio is broken into pools based on loan type and risk characteristics. Historical loss experience factors by pool, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio pool. These factors are evaluated and updated based on the composition of the specific loan pool. Other considerations include volumes and trends of delinquencies, nonaccrual loans, levels of bankruptcies, criticized and classified loan trends, expected losses on real estate secured loans, new credit products and policies, economic conditions, concentrations of credit risk and the experience and abilities of FBI’s lending personnel. In addition to the pool evaluations, classified loans with a balance of $12.2 million are individually evaluated based on facts and circumstances of the loan to determine if a specific allowance amount may be necessary.
Goodwill and Intangibles
Intangible assets and goodwill, net of accumulated amortization, totaled $1.8 million as of March 31, 2026 and December 31, 2025.
Goodwill resulting from a business combination represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is tested annually for impairment or more frequently if other impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the accompanying consolidated financial statements.
Other intangible assets consist of core deposit intangible assets that are amortized on a straight-line basis based on an estimated useful life of 10 years and an investment book that is amortized on a straight-line basis based on an estimated useful life of eight years. Such assets are periodically evaluated as to the recoverability of their carrying values.
Income Taxes
FBI files a consolidated income tax return. Deferred taxes are recognized under the balance sheet method based upon the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using the tax rates expected to apply to taxable income in the periods when the related temporary differences are expected to be realized.
The amount of accrued current and deferred income taxes is based on estimates of taxes due or receivable from taxing authorities either currently or in the future. Changes in these accruals are reported as tax expense and involve estimates of the various components included in determining taxable income, tax credits, other taxes and temporary differences. Changes periodically occur in the estimates due to changes in tax rates, tax laws and regulations and implementation of new tax planning strategies. The process of determining the accruals for income taxes necessarily involves the exercise of considerable judgment and consideration of numerous subjective factors.
FBI management performs an analysis of its tax positions annually and believes it is more likely than not that all of its tax positions will be utilized in future years.
Fair Value of Financial Instruments
ASC Topic 820, Fair Value Measurement, defines fair value as the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or the observable date.
Debt securities that are being held for indefinite periods of time and are not intended to sell, are classified as available for sale and are stated at estimated fair value. Unrealized gains or losses on debt securities available for sale are reported as a component of stockholders’ equity and comprehensive income, net of income tax.
FBI reviews its portfolio of debt securities in an unrealized loss position at least quarterly. FBI first assesses whether it intends to sell, or it is more-likely-than-not that it will be required to sell, the securities before recovery of the amortized cost basis. If either of these criteria is met, the securities amortized cost basis is written down to fair value as a current period expense. If either of the above criteria is not met, FBI evaluates whether the decline in fair value is the result of credit losses or other factors. In making this assessment, FBI considers, among other things, the period of time the security has been in an unrealized loss position, and performance of any underlying collateral and adverse conditions specifically related to the security.
The estimates of fair values of debt securities and other financial instruments are based on a variety of factors. In some cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

DESCRIPTION OF CAPITAL STOCK OF HBI
As a result of the merger, FBI shareholders who receive shares of HBI common stock in the merger will become shareholders of HBI. The rights of HBI shareholders are governed by Missouri law and the articles of incorporation and the bylaws of HBI. The following briefly summarizes the material terms of HBI common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding HBI’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the GBCL and the articles of incorporation and the bylaws of HBI, which HBI and FBI urge you to read. Copies of HBI’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of FBI’s governing documents, see “Where You Can Find More Information” beginning on page 123.
General
The total number of shares of capital stock which HBI has authority to issue is 16,000,000 shares, consisting of 15,000,000 shares of HBI common stock and 1,000,000 shares of HBI preferred stock. As of July 16, 2026, the Company had 6,900,678 shares of HBI common stock issued and outstanding, and no shares of HBI preferred stock issued and outstanding.
Preferred Stock
The HBI board of directors is expressly authorized to provide for the issuance of all or any shares of HBI preferred stock in one or more series, and to provide for the issuance of, or a change in the number of, shares of any series of HBI preferred stock and to establish or change the number of shares to be included in any such series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of each such series, all as may be stated and expressed in the resolution or resolutions adopted by the HBI board of directors providing for the issuance of such series.
Common Stock
Voting Rights.   Except as otherwise provided in the articles of incorporation or by applicable law, only the holders of HBI common stock shall be entitled to vote on each matter on which the shareholders of the company shall be entitled to vote, and each holder of HBI common stock shall be entitled to one vote for each share of HBI common stock held by such holder. The holders of HBI common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
Dividends.   Subject to the preferences and other rights of any class or series of HBI preferred stock then outstanding, the HBI board of directors may cause dividends to be paid to the holders of shares of HBI common stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, whether payable in cash, in property or in shares of stock of HBI, the holders of HBI common stock shall be entitled to share equally, share for share, in such dividends.
Conversion and Preemptive Rights.   Holders of shares of HBI common stock have no conversion, preemptive or similar rights, and there is no redemption or sinking fund applicable to the HBI common stock.
Fully Paid.   The issued and outstanding shares of HBI common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of HBI common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.
Liquidation Rights.   Subject to the preferences and other rights of any class or series of HBI preferred stock then outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of HBI, the holders of HBI common stock shall be entitled, to share, ratably according to the number of shares of HBI common stock held by them, in all remaining assets of HBI available for distribution to its shareholders, subject to any rights of the holders of HBI preferred stock that HBI may issue in the future.
Listing.   HBI common stock trades on the Nasdaq Global Select Market under the trading symbol “HWBK”.
Provisions that May Have The Effect of Delaying, Deferring or Preventing a Change of Control of the Company
Some provisions in the HBI articles of incorporation and bylaws, incorporated herein by reference, may have the effect of delaying, deferring or preventing a change of control of the Company and could make the following more difficult:
•
acquisition of HBI by means of a tender offer,

•
acquisition of HBI by means of a proxy contest or otherwise, or

•
removal of HBI’s incumbent officers and directors.

The provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of HBI to first negotiate with the HBI board of directors. HBI believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Staggered Three-Year Terms and Vacancies.   HBI’s board of directors is divided into three classes, each of which contains approximately one-third of the number of directors. The HBI shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of HBI.
The HBI articles of incorporation provide that any vacancy occurring in the HBI board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The HBI articles of incorporation provide that a director may be removed from the HBI board of directors prior to the expiration of his or her term only for cause by a majority of the directors then in office or for cause or without cause upon the vote of two-thirds of the outstanding shares of voting stock. These provisions make it more difficult for HBI shareholders to remove directors and replace them with their own nominees.
Advance Notice Requirement.   The bylaws of HBI establish an advance notice procedure for HBI shareholders to nominate directors or bring other business before an annual meeting of HBI shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the HBI board of directors or by a HBI shareholder who has given appropriate notice to HBI before the meeting. Similarly, a HBI shareholder may not bring business before an annual meeting unless the HBI shareholder has given HBI appropriate notice of its intention to bring that business before the meeting. HBI’s secretary must receive notice of the proposal not less than 60 days prior to the annual meeting and must receive notice of the nomination not less than 30 days prior to the annual meeting. However, if HBI advances the annual meeting date by more than 30 days or delays by more than 60 days, written notice of the HBI shareholder proposal or nomination must be delivered to the secretary not later than 60 days prior to the annual meeting or 10 days of the date on which public announcement of the meeting is first made.
A HBI shareholder who desires to raise new business must provide certain information to HBI concerning the nature of the new business, the HBI shareholder and the shareholder’s interest in the business matter. Similarly, a HBI shareholder wishing to nominate any person for election as a director must provide HBI with certain information concerning the nominee and the proposing HBI shareholder.
Advance notice of nominations or proposed business by HBI shareholders gives HBI’s board of directors time to consider the qualifications of the proposed nominees or the merits of the proposals and,

to the extent deemed necessary or desirable by the board, to inform shareholders and make recommendations about those matters. The advance notice requirement does not give the HBI board of directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.
Special Meetings of Shareholders.   The HBI articles of incorporation provide that only the HBI board of directors or the holders of two-thirds of all outstanding shares of HBI common stock entitled to vote may call special meetings of the HBI shareholders. At a special meeting, HBI shareholders may consider only the business specified in the notice of meeting. This provision makes it more difficult for shareholders to force shareholder consideration of a proposal between annual meetings over the opposition of HBI’s board of directors.
Authorized Blank Check Preferred.   As more fully described under the heading “Preferred Stock” on page 102, the HBI board of directors is expressly authorized to provide for the issuance of all or any shares of the HBI preferred stock in one or more series, and to establish from time to time the number of shares of HBI common stock to be included in each such series and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the HBI board of directors providing for the issuance of such series. The authorization of HBI’s undesignated preferred stock makes it possible for the HBI board of directors to issue HBI preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of HBI.
Amendment of Articles of Incorporation and Bylaws.   The bylaws of HBI may be amended or repealed with the approval of at least two-thirds of the outstanding shares entitled to vote or by resolution adopted by a majority of the full board of directors with the exception of any provision enacted by the shareholders which provides that the board may not amend or repeal such provision. The HBI articles of incorporation require the affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the HBI articles of incorporation, including the provisions relating to the number, terms and purchase of the common stock, the number and classification of directors, director and officer indemnification by HBI and amendment of the bylaws and HBI articles of incorporation. These supermajority voting requirements make it more difficult for the shareholders to amend these provisions of the HBI articles of incorporation.
Indemnification of Directors and Officers; Limitation of Liability
The HBI articles of incorporation and bylaws provide that HBI shall indemnify its directors and officers and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by Missouri law. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
The HBI articles of incorporation provides that no director or officer shall be personally liable to HBI or HBI shareholders for monetary damages on account of any action taken or omitted to be taken by such person as a director or officer of HBI if such person (a) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for HBI, or upon statements made or information furnished by directors, officers, employees or agents of HBI, which such person had no reasonable grounds to disbelieve.
Missouri Control Share Acquisition Statute
HBI has not included an “op-out” provision in the HBI articles of incorporation and therefore is subject to the Missouri control share acquisition statute (Mo. Rev. Stat. Section 351.407), which is designed to assist a company in defending itself against a hostile takeover attempt.
The statute provides that a person holding 20% or more of the outstanding shares of common stock may not vote any additional stock acquired unless the acquisition is approved by the shareholders. The statute specifically applies to newly-acquired shares which, when added to all other shares of HBI owned or controlled by the acquiring person, would enable the acquiring person to exercise voting control within any one of three ranges: (a) one-fifth to one-third; (b) one-third to a majority; or (c) a majority or more. The statute is triggered each time a person acquires ownership or voting control of shares which would result in such person’s voting power reaching one of the specified levels.
The newly-acquired shares would have voting rights only to the extent approved by a resolution of shareholders. The voting rights must be approved by both (a) a majority of the outstanding voting stock, and (b) the affirmative vote of a majority of the outstanding voting stock after excluding shares owned by the acquiring person, shares of HBI common stock owned by directors who are also employees of HBI and shares of HBI common stock owned by officers of HBI. HBI Shareholders are given dissenters’ rights, if they vote against a share acquisition, and may receive the fair value of their shares of HBI common stock if voting rights are approved for the acquired shares.
Missouri Business Combination Statute
HBI has not included an “op-out” provision in the HBI articles of incorporation and therefore is subject to the Missouri Business Combination statute (Mo. Rev. Stat. Section 351.459). The statute prohibits HBI from engaging in any business combination with any “interested shareholder” for a period of five years following the date upon which the HBI shareholder first became an “interested shareholder” unless the business combination is approved by the HBI board of directors. An “interested shareholder” is defined as any person who is the beneficial owner of 20% or more of HBI’s outstanding voting stock. Under certain circumstances, this provision may make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with HBI. This provision may encourage companies interested in acquiring HBI to negotiate in advance with the HBI board of directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, FBI shareholders will be entitled to receive shares of HBI common stock in exchange for their shares of FBI common stock. Upon completion of the merger, the articles of incorporation and bylaws of HBI in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Both HBI and FBI are incorporated under the laws of the State of Missouri. The following is a summary of the material rights of (i) holders of HBI common stock under the GBCL and HBI’s current governing documents and (ii) holders of FBI common stock under the GBCL and FBI’s current governing documents. This summary does not include a description of the additional Nasdaq corporate governance standards to which HBI is subject.
The following summary is necessarily general, and does not purport to be a complete statement of the rights of HBI shareholders and FBI shareholders under the GBCL and their respective governing documents, nor a complete statement of the differences affecting the rights of shareholders of HBI and FBI, respectively. This summary is qualified in its entirety by reference to the GBCL and the governing documents of HBI and FBI. Copies of HBI’s governing documents have been filed with the SEC. Copies of the governing documents of FBI and HBI are available, without charge, to any person, including any beneficial owner of FBI common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 123.
	HBI	FBI
Corporate Governance	The rights of HBI shareholders are governed by the GBCL, the Restated Articles of Incorporation of HBI (the “HBI articles of incorporation”) and the Amended and Restated Bylaws of HBI (the “HBI bylaws”).	The rights of FBI shareholders are governed by the GBCL, the Amended and Restated Articles of Incorporation of FBI (which we refer to as the “FBI articles of incorporation”) and the Amended and Restated Bylaws of FBI (which we refer to as the “FBI bylaws”).
Authorized Capital Stock
The HBI articles of incorporation authorizes it to issue an aggregate of 16 million shares of capital stock. Of which, 15 million shares shall be of common stock, par value $1.00 per share, and one million shares shall be of preferred stock, par value $0.01 per share.
The HBI articles of incorporation authorize HBI’s board of directors to amend the HBI articles of incorporation, without shareholder approval, into one or more series, to provide for the issuance of, or a change in the number of, shares of any series of Preferred Stock and, by filing a certificate pursuant to the GBCL, to establish or change the number of shares to be included in any such series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of each such series.
As of July 16, 2026, there were 6,900,678 shares of HBI common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The FBI articles of incorporation authorizes the issuance of 600,000 shares of common stock, par value $2.00 per share.
As of July 16, 2026, there were 189,296 shares of FBI common stock issued and outstanding, and no shares of FBI preferred stock issued and outstanding.

	HBI	FBI
Preemptive Rights	The HBI articles of incorporation provide that no holder of any class of capital stock of HBI shall have any preemptive or preferential right to purchase any share of any class of stock of HBI.	The FBI articles of incorporation provides that no holder of any class of the stock of FBI or any other person shall be entitled to any preemptive or preferential rights to purchase or subscribe for any shares of FBI stock. except that holders of FBI common stock are entitled to preemptive rights with respect to certain issuances of common stock and securities convertible into common stock, subject to certain exceptions specified therein.
Voting Rights	Shareholders of the common stock and Series A Preferred Stock possess all voting power, and each share of such stock is entitled to one vote, except as otherwise required by law and subject to the rights and preferences of any other shares of preferred stock that HBI may issue.	Other than in the election of directors, each holder of FBI common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders.
Cumulative Voting	The HBI articles of incorporation do not provide for shareholders’ cumulative voting in the election of directors.	The FBI bylaws provides that cumulative voting applies in the election of directors.
Restrictions on Transfers	Holders of HBI common stock are not subject to any right of first refusal or other restrictions on transfer under the HBI governing documents or the GBCL.	Holders of FBI common stock are not subject to any right of first refusal or other restrictions on transfer under the FBI governing documents or the GBCL.
Size of the Board of Directors
The HBI articles of incorporation and HBI bylaws provide that the board of directors shall have the power to fix the number of directors by resolution adopted by a majority of the whole board.
There are currently six members of the HBI board of directors.
The FBI articles of incorporation provide for a board of directors consisting of six (6) directors, but allow the FBI board of directors to change the number pursuant to the FBI bylaws. The FBI bylaws provide that the number of directors shall be six (6) unless and until changed by the FBI board of directors. The FBI board of directors currently consists of six (6) members.
Term of Directors; Classified Board	Except with respect to director appointed to fill a vacancy on the board of directors, HBI directors are divided into three classes, as nearly equal in number as the then total number of directors constituting the whole HBI board of directors permits, with the terms of office of one class expiring each year. At each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.	The FBI bylaws provide directors shall be elected at the annual meeting of the shareholders. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office.

	HBI	FBI
Election of Directors	HBI’s directors are elected by the affirmative vote of the holders of a majority of the shares of HBI common stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present.
FBI’s directors are elected by cumulative voting whereby each shareholder has the right to cast as many votes in the aggregate as equals the number of voting shares held by such shareholder multiplied by the number of directors to be elected (which votes can be cast for one or more candidates).

Removal of Directors	The HBI articles of incorporation and HBI bylaws provide that directors may be removed for cause by the vote of a majority of the directors then in office, or with or without cause by the vote of at least two-thirds of the outstanding shares entitled to vote for directors. Cause for removal is defined to mean commission of a felony or a finding by a court of liability for negligence or misconduct in the performance of the director’s duties to HBI.
Under Missouri law, a director may be removed from office, with or without cause, at any meeting of shareholders by vote of a majority of the outstanding shares then entitled to vote at an election of directors, if notice of the intention to act upon such matter shall have been given in the notice for the meeting. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

Filling Vacancies on the Board of Directors	Vacancies on the board of directors may be filled by a majority vote of the remaining directors or by the shareholders at the next annual meeting and until their successors shall be elected and qualified or until their respective earlier resignation or renewal.	In the event that a vacancy on the FBI board of directors occurs for any reason, the vacancy may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, until the next election of directors by the shareholders.
Amendments to Articles of Incorporation	Generally, the HBI articles of incorporation may be amended by the board of directors as provided by the GBCL. The shareholders of HBI may alter, amend or repeal the HBI articles of incorporation at any meeting of the shareholders at which a quorum is present, by the affirmative vote of two-thirds of the shares entitled to vote at such meeting.	The FBI articles of incorporation may be amended in accordance with the GBCL.
Bylaw Amendments	The HBI articles of incorporation provides that the HBI bylaws may be altered, amended or repealed as provided by the GBCL. The shareholders of HBI may alter, amend or repeal the HBI bylaws at any meeting of the shareholders at which a quorum is present, by the affirmative vote of two-thirds of the shares entitled to vote at such meeting or by resolutions adopted by a majority of the board of directors of a written statement of unanimous consent.
The FBI articles of incorporation provide the FBI bylaws may be amended or repealed, new bylaws may be adopted, by (i) the affirmative vote of a majority of the directors present at a meeting of the FBI board of directors or by unanimous written consent of all the directors, unless the shareholders expressly provide that the FBI board of directors may not amend or repeal a bylaw, or (ii) by the affirmative vote of the holders of a majority of the outstanding shares of FBI’s common stock or unanimous written consent of all shareholders.

	HBI	FBI
Mergers or Share Exchanges	Under the GBCL, a plan of merger or consolidation shall be approved upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting, of each of such corporations.
Annual Meetings of the Shareholders	The HBI bylaws provide that all annual meetings of HBI shareholders will be held on the first Tuesday in June of each year. At each annual meeting, HBI shareholders entitled to vote elect directors by majority vote to serve for the terms specified in HBI’s articles of incorporation and until their successors are duly elected and qualified, subject to earlier resignation or removal. Shareholders may also consider and transact other business properly brought before the meeting in accordance with the advance notice procedures set forth in the HBI bylaws.	FBI holds an annual meeting of shareholders on the second Tuesday after the first Monday in June of each year (if not a legal holiday; if a legal holiday, then on the next secular day), at 9:00 a.m., to elect the directors and transact such other business as may properly be brought before the meeting.
Special Meetings of the Shareholders	HBI’s governing documents provide that special meetings of the shareholders may be held for any purpose or purposes specified in HBI’s notice of meeting and may be called by the HBI board of directors, or by the holders of, or by any officer or shareholder upon the written request of the holders of, not less than two-thirds of all outstanding shares entitled to vote at any such meeting, and shall be called by any officer directed to do so by the HBI board of directors.	The FBI bylaws provide that special meetings of the shareholders may be called by the chairman of the FBI board of directors, the president, the secretary, the board of directors, or by shareholders owning not less than 20% of the outstanding shares entitled to vote at the proposed special meeting. Business transacted at all special meetings of the shareholders must be confined to the purposes stated in the notice of meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	To nominate a director or propose new business, shareholders must provide written notice to the Secretary of HBI within specified advance notice periods and comply with certain informational requirements regarding the shareholder and the proposed nominee or business. Generally, notice of a director nomination must be delivered not earlier than the 90th day and not later than the 60th day prior to the first anniversary of the preceding year’s annual meeting. If no annual meeting was held in the prior year or the annual meeting date is changed by more than 30 days from the date contemplated in the prior year’s proxy statement, notice must instead be delivered no later than the later of the 90th day prior to the meeting or the 10th day following public announcement of the meeting date. In addition, if the size of the board is increased without public announcement of all nominees or the increased board size at least 100 days before the	The FBI bylaws do not contain procedures with which a shareholder must comply in order to nominate a director at the annual meeting of shareholders or make a proposal to be placed before the annual meeting of shareholders.

	HBI	FBI
anniversary of the preceding year’s annual meeting, shareholders may submit nominations for the newly created directorships within 10 days following public announcement of the increase.
Notice of Shareholder Meetings	HBI must deliver notice of the meeting, and a description of its purpose if it is a special meeting of the shareholders, no fewer than ten days and no more than 70 days before the meeting to each shareholder entitled to vote.	The FBI bylaws provide that FBI must give written notice of the place, day, and hour of each shareholder meeting, and in the case of a special meeting, the purposes or purposes for which the meeting is called, no fewer than 10 days nor more than 50 days before the meeting date, to each shareholder of record entitled to vote at the meeting.
Shareholder Action Without a Meeting	The HBI bylaws provide that any action required to be taken or which may be taken at a meeting of the shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	The FBI bylaws provide that any action required to be taken at any annual or special meeting of shareholders, or any action taken at such meetings, may be taken without a meeting and without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by all shareholders entitled to vote with respect to the action so taken.
Indemnification of Directors and Officers
The HBI articles of incorporation provide broad indemnification rights for HBI’s directors and officers to the fullest extent permitted under Missouri law. HBI is required to indemnify directors and officers, and persons serving at HBI’s request for another enterprise, against liabilities and expenses incurred in connection with civil, criminal, administrative, investigative or appellate proceedings arising from their service to HBI, including judgments, settlements, attorneys’ fees, fines and other expenses. However, indemnification is not available for conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or for certain actions initiated by the individual without prior authorization from HBI’s board of directors. In addition, indemnification is not available for certain bank regulatory proceedings resulting in civil money penalties or required payments to HBI.
The HBI articles of incorporation also provide for the advancement of expenses, including attorneys’ fees, before the final disposition of a proceeding, subject to an undertaking to repay such amounts if it is

The FBI articles of incorporation provide that FBI may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws or otherwise may agree to indemnify and protect any such person or any person who serves at the request of FBI as a director, officer, employee or agent of another entity, to the extent permitted by the laws of Missouri.
Under the FBI bylaws, FBI is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of FBI, by reason of the fact that he or she is or was a director or officer of FBI, or is or was serving at the request of FBI as a director or officer, of another corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably

HBI	FBI

ultimately determined that the individual is not entitled to indemnification. A person entitled to indemnification or advancement of expenses may bring an action against HBI to enforce those rights if indemnification or advancement is denied, and successful claimants are entitled to reimbursement of related fees and expenses incurred in enforcing their rights.
The indemnification and advancement rights provided in the HBI articles of incorporation are non-exclusive and continue after a person ceases serving as a director or officer of HBI or another enterprise at HBI’s request. The HBI articles of incorporation also authorize HBI to maintain insurance covering directors, officers, employees and agents against certain liabilities and provide that indemnification rights constitute vested contractual rights that cannot be adversely affected retroactively by amendment or repeal of the applicable provisions.

believed to be in or not opposed to the best interests of FBI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided that FBI is not required to indemnify or advance expenses to any such person seeking indemnification or advancement of expenses in connection with an action, suit or proceeding by such person unless the initiation of such action, suit or proceeding was authorized by the FBI board of directors.
Under the FBI bylaws, FBI is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of FBI to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of FBI, or is or was serving at the request of FBI as a director or officer of another corporation, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FBI; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to FBI unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified by FBI against expenses, including attorneys’ fees, actually and

	HBI	FBI
reasonably incurred by him or her in connection with the action, suit, or proceeding.
Limitation of Director and Officer Liability	The HBI articles of incorporation provide that directors and officers will not be liable to HBI or its shareholders for losses, damages, liabilities or expenses arising from actions taken or omitted in their capacities as directors or officers of HBI, or of another enterprise served at HBI’s request, if the person exercised the degree of care and skill that a prudent person would exercise under similar circumstances or acted in reliance on legal counsel or information, statements or reports provided by directors, officers, employees or agents that the person reasonably believed to be reliable.	Neither FBI’s articles of incorporation or bylaws eliminate the personal liability of FBI’s directors and officers for monetary damages.
Dividends
HBI is subject to certain restrictions on dividends under the GBCL. Generally, a Missouri corporation may not make distributions to its shareholders if the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital. Dividends of paid-in surplus may be distributed in cash or in kind provided that no such distribution shall be made to any class of shareholders unless all cumulative dividends accrued on preferred or special classes of shares entitled to preferred dividends shall have been fully paid and when the net assets are less than its stated capital or when such distribution would reduce the net assets below the stated capital.
The HBI bylaws provide that holders of common stock are entitled, when declared by the HBI board, to receive dividends.
Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of any preferred stock that HBI may issue, all shares of HBI common stock and the Series A Preferred Stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.
Subject to limitations imposed by the GBCL, distributions in the form of dividends and share dividends on the outstanding shares of FBI may be declared by the board of directors of FBI at any regular or special meeting.

	HBI	FBI
Dissenters’ Rights
Under the GBCL, dissenting shareholders are entitled to appraisal rights requiring the corporation to purchase their shares for “fair value.” To exercise these rights, a shareholder generally must deliver written objection notice before or at the shareholder meeting, refrain from voting in favor of the transaction, and make a written demand for payment within the statutory period after consummation of the transaction. If the shareholder and corporation cannot agree on fair value, either party may petition a Missouri court to determine the value of the shares.
Neither the HBI articles of incorporation nor the HBI bylaws grant dissenters’ rights in addition to those provided by the GBCL.
A summary of the dissenters’ rights available to shareholders of FBI under the GBCL can be found in the section of this proxy statement entitled “The Merger — Dissenters’ Rights” on page 58. A copy of the applicable provisions of the GBCL is attached hereto as Annex C. Neither the FBI articles of incorporation nor the FBI bylaws grant dissenters’ rights in addition to those provided by the GBCL.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, HBI (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of FBI common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements.
The discussion applies only to U.S. holders of shares of FBI common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:
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dealers or brokers in securities, commodities or currencies,

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traders in securities that elect to apply a mark-to-market method of accounting,

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banks and certain other financial institutions,

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insurance companies,

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mutual funds,

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personal holding companies,

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controlled foreign corporations, passive foreign investment companies,

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tax-exempt organizations and entities, including pension plans,

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individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts,

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partnerships, S corporations or other pass-through entities or investors in such entities,

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a holder of FBI common stock who received FBI common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation for services,

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persons subject to special tax accounting rules as a result of any item of gross income with respect to FBI common stock being taken into account in an “applicable financial statement” (as defined in the Code),

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regulated investment companies,

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real estate investment trusts,

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former citizens or residents of the U.S.,

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non-U.S. holders,

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holders whose functional currency is not the U.S. dollar, or

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holders who hold shares of FBI common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FBI common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Holders of FBI common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds FBI common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds FBI common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.
Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the mergers to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.
Tax Consequences of the Mergers Generally
We expect that the mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. The IRS has held in Rev. Rul. 2001-46 that a reorganization under Section 368(a)(2)(E) of the Code, immediately followed by an upstream merger into the acquirer pursuant to the same plan of reorganization, qualifies as a single tax-free direct merger into the acquirer under Section 368(a)(1)(A) of the Code. The IRS held that this tax treatment results even where the cash consideration in the first step merger exceeds 20% of the aggregate merger consideration such that the first step merger would not have qualified as a reorganization under Section 368(a)(2)(E) by itself. Accordingly, in order for the mergers, taken together, to constitute a reorganization under Section 368(a) of the Code, the aggregate amount of cash consideration will equal no more than 60% of the merger consideration, with the remaining 40% of the aggregate merger consideration to be paid in the form of shares of HBI common stock.
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Hunton Andrews Kurth LLP, tax counsel to HBI, has rendered its tax opinion to HBI, and Stinson LLP, tax counsel to FBI, has rendered its tax opinion to FBI, in each case, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by HBI and FBI of tax opinions from Hunton Andrews Kurth LLP and Stinson LLP, respectively, dated the closing date of the merger, concluding that the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both HBI and FBI. Neither HBI nor FBI currently intends to waive this condition to its obligation to consummate the merger. If either HBI or FBI waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the mergers to FBI shareholders have materially changed, HBI and FBI will recirculate appropriate materials to resolicit the votes of FBI shareholders.
The opinions of Hunton Andrews Kurth LLP and Stinson LLP provided to HBI and FBI, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the (i) absence of changes in existing facts and (ii) completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Stinson LLP and Hunton Andrews Kurth LLP will rely on representations and covenants of HBI and FBI, including those representations contained in certificates of officers of HBI and FBI, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the mergers could be materially different from those described in this proxy statement/prospectus.
The opinions represent each counsel’s best legal judgment but have no binding effect on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. HBI and FBI have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions. If the IRS were to successfully assert that the mergers, taken together, did not qualify as a “reorganization”, the U.S. federal income tax consequences of the mergers would materially differ from those set forth in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes. In that case, the merger would be treated for U.S. federal income tax purposes as if the holders of FBI common stock had sold their shares of FBI common stock to HBI in exchange for the merger consideration in a taxable stock sale. Then, FBI would be treated as liquidating into HBI in a tax-free liquidation. Because each holder of FBI common stock is entitled to receive stock consideration, each such holder will be responsible for additional U.S. federal income taxes related to the stock consideration received in the merger, as compared with a tax-free transaction. Each such holder of FBI common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of HBI common stock received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of FBI common stock exchanged therefor. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Federal Income Tax Consequences to FBI and HBI
With respect to the merger, each of FBI and HBI will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither FBI nor HBI will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.
U.S. Holders that Exchange FBI Common for Merger Consideration
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges FBI common stock for shares of HBI common stock and cash:
•
will recognize any gain (but not loss) with respect to the cash consideration received in the merger in an amount equal to the lesser of (1) the sum of the cash consideration received and the fair market value of the shares of HBI common stock received, minus the adjusted tax basis of the U.S. holder’s shares of FBI common stock surrendered in exchange therefor, or (2) the amount of cash consideration received;

•
would generally have an aggregate tax basis in the shares of HBI common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the shares of FBI common stock surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of HBI common stock) plus the amount of any gain recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of HBI common stock); and

•
would generally have a holding period for the shares of HBI common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) that includes its holding period for its shares of FBI common stock surrendered in exchange therefor.

Any gain recognized by a U.S. holder generally would be capital gain and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of FBI common stock exceeds one year as of the effective date of the merger. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates.
If you acquired different blocks of FBI common stock at different times or at different prices, the adjusted tax basis and holding period of each block of HBI common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of FBI common stock surrendered in exchange therefor. U.S. holders should consult their own tax advisors regarding the manner in which shares of HBI common stock should be allocated among different blocks of their FBI common stock surrendered in the merger.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of HBI common stock, the U.S. holder would generally be treated as having received such fractional share of HBI common stock in the merger and then as having exchanged the fractional share of HBI common stock for cash in redemption by HBI. As a result, except to the extent that the cash received is treated as a dividend as discussed below, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of HBI common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of FBI common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. Holders Exercising Dissenters’ Rights
Upon the exercise of dissenters’ rights, a U.S. holder of FBI common stock would exchange all of its FBI common stock for cash. A U.S. holder that receives only cash in exchange for its FBI common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its FBI common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of FBI common stock exceeds one year as of the effective date of the merger. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of HBI common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of FBI common stock are urged to consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of FBI common stock actually or constructively owns shares of HBI common stock (other than the HBI common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of HBI’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of FBI common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Tax Treatment of Special Dividend
Under limited circumstances, FBI may make a special dividend. FBI intends to treat the special dividend as a distribution by FBI to its shareholders in respect of their shares of FBI common stock. The

IRS may take a contrary position, and to the extent the IRS were to prevail, the amount paid as the special dividend would be treated as additional cash received in connection with the merger, and not as a distribution as described in the prior sentence. If the special dividend is treated as a distribution with respect to FBI common stock, it will be taxable dividend income to the extent of such U.S. holder’s share of FBI’s current and accumulated earnings and profits. Any amount that exceeds FBI’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its shares of FBI common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain. Such capital gain generally would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of FBI common stock exceeds one year as of the effective date of the merger. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. Any such taxable dividend or capital gain should be included in the U.S. holder’s income in the taxable year in which the special distribution is received.
In addition, if FBI makes a special dividend, each U.S. holder of FBI common stock receiving the special dividend who: (a) is not a nonresident alien; (b) is not a nominee; (c) is not a corporation subject to income taxation under Subchapter C of Chapter 1 of the Code; (d) is neither a regulated investment company, as defined in Section 851 of the Code, nor a real estate investment trust, as defined in Section 856 of the Code; (e) is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property; (f) does not know or have reason to know that the special distribution is in fact a payment in lieu of a dividend rather than an actual dividend and FBI reports the special distribution to the holder of FBI common stock on Form 1099-DIV; (g) does not elect to treat the special distribution as investment income under Section 163(d)(4)(B)(iii) of the Code; and (h) has held the FBI common stock held by such holder for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the FBI common stock becomes ex-dividend with respect to the special distribution, will likely be entitled to treat the amount of the special distribution received as qualified dividend income subject to federal income taxation as net capital gain under Section 1(h)(11) of the Code.
FBI expects that its accumulated earnings and profits will exceed the amount of any special dividend and that it is not likely that any U.S. holder of FBI common stock will recoup any income tax basis in any of their respective shares of FBI common stock upon receipt of the special dividend.
HOLDERS OF FBI COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE SPECIAL DIVIDEND IF IT IS DECLARED AND PAID AS PART OF CONSUMMATING THE MERGER.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of FBI common stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
U.S. holders of FBI common stock who receive HBI common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of FBI common stock exchanged, the number of shares of HBI common stock received, the fair market value and tax basis of the shares of FBI common stock exchanged and the U.S. holder’s tax basis in the HBI common stock received.

If a U.S. holder that receives HBI common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the FBI common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of FBI and HBI and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any FBI shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of FBI common stock, or (2) owned FBI securities with a tax basis of  $1.0 million or more.
THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGERS. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. HOLDERS OF FBI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF FBI COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

LEGAL MATTERS
The validity of the HBI common stock to be issued in the merger will be passed upon for HBI by Stinson LLP, Kansas City, Missouri. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for HBI by Hunton Andrews Kurth LLP, Dallas, Texas, and for FBI by Stinson LLP, Kansas City, Missouri.

EXPERTS
The consolidated financial statements of Hawthorn Bancshares, Inc. and its subsidiaries (the “Company”) as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, and the adjustments to the 2023 financial statements to retrospectively apply the change in accounting associated with the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (Note 20), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025 have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their reports thereon, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such reports pertaining to such financial statements and the effectiveness of the Company’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Hawthorn Bancshares, Inc. and its subsidiaries for the year ended December 31, 2023, have been incorporated by reference herein and include the effects of the adjustment to retrospectively apply the change in segment accounting, as described in Note 1, and the adjustments to retrospectively include Note 7 for Derivative Instruments and Note 20 for Segment Information to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements for the year ended December 31, 2023, before the effects of the retrospective adjustments, which financial statements are not incorporated by reference herein. Forvis Mazars, LLP, an independent registered public accounting firm, audited the retrospective adjustments. The consolidated financial statements of Hawthorn Bancshares, Inc. and its subsidiaries for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the reports of (1) KPMG LLP, solely with respect to the financial statements before the effects of the retrospective adjustments, and (2) Forvis Mazars, LLP, solely with respect to the retrospective adjustments, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
HBI has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that FBI shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about HBI and HBI common stock. The rules and regulations of the SEC allow HBI to omit certain information included in the registration statement from this proxy statement/prospectus.
HBI also files annual, quarterly and current reports, and other information with the SEC, which are available to the public free of charge at the SEC’s web site at www.sec.gov. HBI’s SEC filings are also available free of charge at HBI’s website at https://hawthornbancshares.com/financials/sec-filings/default.aspx. Information contained on HBI’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.
The SEC allows HBI to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by HBI with the SEC, which means that HBI can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). HBI incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
HBI’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 5, 2026;

•
HBI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;

•
the information specifically incorporated by reference into HBI’s Annual Report on Form 10-K for the year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting, filed with the SEC on April 17, 2026;

•
HBI’s Current Reports on Form 8-K, filed with the SEC on January 28, 2026, April 29, 2026, April 29, 2026, April 29, 2026, May 6, 2026, June 8, 2026 and July 14, 2026;

•
the description of HBI’s common stock (incorporated by reference to Exhibit 4.0 of the Annual Report on Form 10-K for the year ended December 31, 2019 filed by Hawthorn Bancshares, Inc. on March 16, 2020) as Exhibit 4.1 to its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 5, 2026, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents HBI subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this proxy statement/prospectus and the date of FBI’s special meeting of shareholders or the termination of this merger agreement, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that HBI files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from HBI a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from HBI or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from HBI at the following address:
Hawthorn Bancshares, Inc.
132 East High Street, Box 688
Jefferson City, Missouri 65101
Attention: Corporate Secretary
Telephone: (800) 761-8362
If you request any incorporated documents from HBI, then HBI will mail them to you by first-class mail, or another equally prompt means, within one business day after HBI receives your request.
FBI is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from FBI, please send a request in writing or by telephone to FBI at the following address:
FSC Bancshares, Inc.
124 East Third Street
Cameron, Missouri, 64429
Attention: Corporate Secretary
Telephone: (877) 632-5858
If you would like to request documents from either HBI or FBI, please do so by August 24, 2026 in order to receive them before the FBI special meeting.
HBI has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to HBI and Merger Sub, and FBI has supplied all information contained in this proxy statement/prospectus relating to FBI.
Neither HBI nor FBI has authorized anyone to give any information or make any representation about the merger, the HBI common stock to be received by FBI shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2026 and 2025
(Unaudited)
(Dollars in thousands)
	3/31/2026	3/31/2025
Assets
Cash and due from banks	$21,230	$19,393
Held-to maturity securities	7,665	7,757
Available-for-sale securities	48,099	46,767
Loans and leases	294,091	293,398
Allowance for credit losses	(1,861)	(1,792)
Premises and equipment, net	5,757	6,012
Goodwill and other intangibles	1,814	1,823
Investment in subsidiaries	186	186
Other assets	6,859	7,661
Total Assets	$383,840	$381,205
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest bearing	$65,022	$62,807
Interest bearing	277,282	276,769
Total Deposits	342,304	339,576
Notes payable	12,083	15,425
Subordinated debenture	6,186	6,186
Other liabilities	913	1,019
Total Liabilities	361,486	362,206
Stockholders’ Equity:
Common stock	427	427
Additional paid-in capital	2,764	2,764
Retained earnings	25,969	23,636
Accumulated other comprehensive income (loss)	(5,463)	(6,485)
Treasury stock, at cost	(1,343)	(1,343)
Total Stockholders’ Equity	22,354	18,999
Total Liabilities and Stockholders’ Equity	$383,840	$381,205

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the three months ended March 31, 2026 and 2025
(Unaudited)
(Dollars in thousands)
	3/31/2026	3/31/2025
Interest income:
Loans and leases, including fees	$4,074	$3,915
Securities	480	407
Other	187	271
Total Interest Income	4,741	4,593
Interest expense:
Deposits	1,233	1,307
Borrowings	140	159
Total Interest Expense	1,373	1,466
Net Interest Income	3,368	3,127
Provision for credit losses	24	20
Net Interest Income After Provision for Credit Losses	3,344	3,107
Noninterest income:
Service charges on deposit accounts	106	107
Other	273	256
Total Noninterest Income	379	363
Noninterest expense:
Salaries and employee benefits	1,234	1,185
Net occupancy	223	246
Other	1,120	1,143
Total Noninterest Expense	2,577	2,574
Income Before Income Taxes	1,146	896
Income tax benefit	254	199
Net Income	$892	$697

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
For the three months ended March 31, 2026 and 2025
(Unaudited)
(Dollars in thousands)
	3/31/2026	3/31/2025
Comprehensive income:
Net income	$892	$697
Other comprehensive income
Unrealized gain (loss) on securities, net of adjustment	(316)	681
Total other comprehensive income	(316)	681
Comprehensive income	$576	$1,378

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
For the three months ended March 31, 2026 and 2025
(Unaudited)
(Dollars in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehesive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2025	$427	$2,764	$25,077	$(5,147)	$(1,343)	$21,778
Comprehensive income:
Net income	—	—	892	—	—	892
Changes in net unrealized gain (loss) on securities available-for- sale, net of tax effects	—	—	—	(316)	—	(316)
Total comprehensive income						576
Balance at March 31, 2026	$427	$2,764	$25,969	$(5,463)	$(1,343)	$22,354
Balance at December 31, 2024	$427	$2,764	$22,939	$(7,166)	$(1,343)	$17,621
Comprehensive income:
Net income	—	—	697	—	—	697
Changes in net unrealized gain (loss) on securities available-for- sale, net of tax effects	—	—	—	681	—	681
Total comprehensive income						1,378
Balance at March 31, 2025	$427	$2,764	$23,636	$(6,485)	$(1,343)	$18,999

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the three months ended March 31, 2026 and 2025
(Unaudited)
(Dollars in thousands)
	3/31/2026	3/31/2025
Cash flows from operating activities:
Net income	$892	$697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99	103
Provision for credit losses	24	20
Amortization (accretion) of premiums & discounts on securities, net	(9)	1
Net amortization of intangible assets	2	2
Decrease (increase) in:
Accrued interest receivable	107	16
Other assets, net	(91)	(251)
Increase (decrease) in:
Accrued interest payable	30	(39)
Other liabilities and reserves, net	27	33
Net cash provided by operating activities	1,081	582
Cash flows from investing activities:
Agency, mortgage-backed and other securities
Available-for-sale:
Purchases	—	(5,306)
Proceeds from maturities/calls & principal collections	1,252	912
Purchase of FHLB Stock	(25)	(306)
Proceeds from sales of FHLB stock	54	57
Loans originated, net of collections	1,717	(1,604)
Purchases of premises and equipment	(24)	(48)
Net cash provided (used) by investing activities	2,974	(6,295)
Cash flows from financing activities:
Net increase (decrease) in deposits:
Demand deposits	(1,402)	451
Interest bearing transaction accounts	(12,808)	9,567
Time deposits	4,363	758
Proceeds from FHLB advances	—	6,000
Repayment of notes payable	(85)	—
Net cash provided (used) by financing activities	(9,932)	16,776
Net increase in cash and cash equivalents	(5,877)	11,063
Cash and cash equivalents, beginning of year	27,107	8,330
Cash and cash equivalents, end of period	$21,230	$19,393
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest on deposits and other borrowings	$1,347	$1,501
Federal and state income taxes	$—	$—

FSC Bancshares, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
(1) Summary of Significant Accounting Policies
FBI is a Missouri corporation and a bank holding company headquartered in Cameron, Missouri. FBI is the parent company of Farmers State Bank, a Missouri state-chartered bank that offers a full range of banking products and services from its full-service main office location in Cameron, MO and its seven branch locations in northwestern Missouri.
As a bank holding company, FBI generates most of its revenue from interest income on loans and from short-term investments. The primary source of funding for FBI’s loans and short-term investments are deposits held by its subsidiary bank, Farmers State Bank. FBI measures its performance by its return on average equity, earnings per share, capital ratios, and efficiency ratio (calculated by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income).
FBI’s accounting and reporting policies conform to GAAP and conform to general practices within the industry in which FBI operates. To prepare financial statements in conformity with GAAP, FBI management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in FBI’s financial statements. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statement. In particular, FBI management has identified several accounting policies that, due to the estimates, assumptions and judgments inherent in those policies, are critical in understanding its financial statements.
The following is a discussion of the critical accounting policies and significant estimates that FBI believes require it to make the most complex or subjective decisions or assessments.
Loans
Loans that the Company has the intent and ability to hold for the foreseeable future or to maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for credit losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
Allowance for Credit Losses
The allowance for credit losses is measured using a lifetime expected loss model that incorporates relevant information available from internal and external sources regarding past events, current conditions, and reasonable and supportable forecasts. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions and changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Farmers State Bank’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews. To determine the adequacy of the Allowance, the loan portfolio is broken into pools based on loan type and risk characteristics. Historical loss experience factors by pool, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio pool. These factors are evaluated and updated based on the composition of the specific loan pool. Other considerations include volumes and trends of delinquencies, criticized and classified loan trends, economic conditions and concentrations of credit risk. In addition to the pool evaluations, classified loans with a balance of $3.1 million are individually evaluated based on facts and circumstances of the loan to determine if a specific allowance amount may be necessary.

Investment Securities
Available-for-sale Securities
The largest component of the Company’s investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for impairment related to credit loss in accordance with guidance provided by the Financial Accounting Standards Board (“FASB”) under Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses. The Company assesses whether it intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. Any impairment that has not been recorded through an allowance for credit losses related to all other factors is recognized in other comprehensive income.
Premiums and discounts are amortized using the interest method over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.
Held-to-maturity Securities
Debt securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities until maturity. Held-to- maturity securities are recorded at amortized cost. Interest income is recognized using the effective interest method, adjusted for the amortization of premiums and accretion of discounts. Expected credit losses are recognized through an allowance for credit losses.
Premises and Equipment
Premises and Equipment, net
Premises and equipment are stated at cost less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be five to forty years for buildings and improvements and three to fifteen years for furniture and equipment. Maintenance and repairs are expensed as incurred.
Goodwill and Intangibles
Intangible assets and goodwill, net of accumulated amortization, totaled $1.8 million as of March 31, 2026 and March 31, 2025.
Goodwill resulting from a business combination represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is tested annually for impairment or more frequently if other impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the accompanying consolidated financial statements.
Income Taxes
FBI files a consolidated income tax return. Deferred taxes are recognized under the balance sheet method based upon the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using the tax rates expected to apply to taxable income in the periods when the related temporary differences are expected to be realized.

The amount of accrued current and deferred income taxes is based on estimates of taxes due or receivable from taxing authorities either currently or in the future. Changes in these accruals are reported as tax expense and involve estimates of the various components included in determining taxable income, tax credits, other taxes and temporary differences. Changes periodically occur in the estimates due to changes in tax rates, tax laws and regulations and implementation of new tax planning strategies. The process of determining the accruals for income taxes necessarily involves the exercise of considerable judgment and consideration of numerous subjective factors.
Revenue Recognition
ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans and investment securities, real estate servicing fees, net, gain on sale of mortgage loans, net, gains (losses) on other real estate, net, and other non-interest income. Revenue from contracts with customers primarily consists of service charges and other fees, bank card income and fees and wealth management revenue, which are reflected as components of non-interest income on the Consolidated Statements of Income.

•
Service charges and other fees consist of revenue generated from deposit account related service charges and fees, overdraft fees and other service charges and fees. Service charges on deposit accounts may be transactional or non-transactional in nature. Transactional service charges occur in the form of a service or penalty and are charged upon the occurrence of an event and are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Non-transactional service charges are charges that are based on a broader service, such as account maintenance fees, and are recognized on a monthly basis.

•
Bank card income and fees include interchange fee income from debit and credit cards processed through card association networks. The Company’s performance obligation is generally complete when the transaction generating the fee is processed, and the Company records interchange fees as services are provided.

The Company generally does not enter into long-term revenue contracts with customers, and therefore does not experience significant contract balances.
Consolidated Statements of Cash Flows
For the purpose of the Consolidated Statements of Cash Flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, and cash and due from banks. The Federal Reserve is authorized to establish reserve requirements on depository institutions. In 2020, the Federal Reserve reduced the reserve requirement to zero percent. As such, cash balances at the Federal Reserve at March 31, 2026 were not subject to a reserve requirement.
Treasury Stock
The purchase of the Company’s common stock is recorded at cost. Purchases of the stock are made through negotiated private purchases. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis. To the extent that the reissuance price exceeds the cost of the shares, the excess is credited to additional paid-in capital. If the reissuance price is less than the cost of the shares, the difference is charged to additional paid-in capital or to retained earnings if additional paid-in capital is insufficient.

(2) Loans and Allowance for Credit Losses
Major classifications within the Company’s held for investment loan portfolio at March 31, 2026 and 2025 were as follows:
(Dollars in thousands)	March 31, 2026	March 31, 2025
Commercial	$8,694	$7,608
Commercial Real Estate:
Owner occupied	16,950	18,384
NonOwner occupied	88,795	92,364
Residential Real Estate:
1 – 4 Family	167,797	164,355
Home Equity	2,331	2,013
Consumer	9,524	8,674
Total loans held for investment	$294,091	$293,398
The Company extends credit to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features. Related party loans totaled $2.2 million and $1.6 million at March 31, 2026 and 2025, respectively.
Sensitivity in the Allowance for Credit Loss Model
The Allowance is based on FBI management’s estimate of potential losses inherent in the loan portfolio. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review FBI’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the allowance, the loan portfolio is broken into segments based on loan type. Historical loss experience factors by segment, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio segment. These factors are evaluated and updated based on the composition of the specific loan segment. Other considerations include concentrations, trends in criticized and classified loans trends, economic conditions, concentrations of credit risk.
The following table provides an analysis of the activity in FBI’s Allowance for the periods indicated:
	For the Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Balance at beginning of period	$1,844	$1,781
Provision for credit losses for loans	24	20
Charge-offs:
Residential Real Estate:
1 – 4 Family	6	6
Consumer	13	18
Total charge-offs	$19	$24

	For the Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Recoveries:
Residential Real Estate:
1 – 4 Family	$1	$6
Home Equity	11	1
Consumer	—	8
Total recoveries	$12	$15
Net charge-offs	$7	$9
Balance at end of the period	$1,861	$1,792

Collateral-Dependent Loans
Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral, and the borrower is experiencing financial difficulty. Under the CECL methodology, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance on the fair value of collateral.
The allowance is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and the loan’s amortized cost. If the fair value of the collateral exceeds the loan’s amortized cost, no allowance is necessary. The Company’s policy is to obtain appraisals on any significant pieces of collateral. Higher discounts are applied in determining fair value for real estate collateral in industries that are undergoing significant stress, or for properties that are specialized use or have limited marketability.
The amortized cost of collateral-dependent loans by class as of March 31, 2026 and 2025 was as follows:
	Collateral Type		Allowance Allocated
(Dollars in thousands)	Real Estate	Other
March 31, 2026
Commercial	$—	$238	$—
Commercial Real Estate:
Owner occupied	64	—	—
NonOwner occupied	1,880	—	—
Residential Real Estate:
1 – 4 Family	828	—	—
Home Equity	—	—	—
Consumer	—	80	—
Total	$2,772	$318	$—
March 31, 2025
Commercial	$—	$202	$—
Commercial Real Estate:			—
Owner occupied	—	—	—
NonOwner occupied	—	—	—
Residential Real Estate:			—
1 – 4 Family	1,831	—	—
Home Equity	—	—	—
Consumer	—	19	—
Total	$1,831	$221	$—

Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Grades 1 through 4 are considered pass grades. The definitions of those categories are as follows:
Excellent (1).   Loans classified as Excellent are the highest quality loans with a documented capacity to repay the loan and fully secured by marketable collateral or a bank certificate of deposit. of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2).   Loans classified as Good have excellent to adequate sources of repayment with little or no identifiable risk of collection, conform to bank policies, including collateral requirements and have minimal documentation or other exceptions but these exceptions do not threaten loss.
Adequate (3).   Loans in this rating will generally meet underwriting guidelines established by the bank but may exhibit certain characteristics based on credit history, repayment capacity or collateral margins that represent a higher level of potential risk to the bank. These loans are considered acceptable despite the potential weaknesses.
Pass/Watch (4).   Loans in the Watch grade represent loans which require management attention and may have particular characteristics that require attentions; such as loans to new businesses, loans to businesses in troubled industries, new customers with repayment analysis based on projections, sizable business expansion, etc. Loans may have a risk of default, but not necessarily a risk of loss or have an underlying presumption that the loan will not be repaid through its contracted terms must be classified 4 or worse.
Special Mention (5).   Assets classified as Special Mention need management attention to consider the circumstances of the loan and take some type of action.
Substandard (6).   Loans classified as Substandard are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged and have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and will sustain some loss if the deficiencies are not corrected.
Doubtful (7).   Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.
Loss (8).   Loans classified as Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.
Outstanding loan balances categorized by internal risk grades as of the periods indicated are summarized as follows:
	March 31, 2026
	Pass/Watch	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$8,456	$218	$20	$8,694
Commercial Real Estate:
Owner occupied	16,886	64	—	16,950
NonOwner occupied	86,915	1,880	—	88,795
Residential Real Estate:
1 – 4 family	166,969	803	25	167,797
Home equity	2,331	—	—	2,331
Consumer	9,444	80	—	9,524
Total	$291,001	$3,045	$45	$294,091

	March 31, 2025
	Pass/Watch	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$7,406	$170	$32	$7,608
Commercial Real Estate:
Owner occupied	18,384	—	—	18,384
NonOwner occupied	92,364	—	—	92,364
Residential Real Estate:
1 – 4 family	162,524	1,831	—	164,355
Home equity	2,013	—	—	2,013
Consumer	8,655	19	—	8,674
Total	$291,346	$2,020	$32	$293,398
Delinquent and Non-Accrual Loans
Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of FBI management, there is a reasonable doubt as to the collectability of the obligation. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on a nonaccrual loan is subsequently recognized only to the extent that cash is received, and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured, and management believes full collectability of principal and interest is probable.
The following tables present the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loans as of March 31, 2026.
(dollars in thousands)	Non-accrual with no Allowance	Non-accrual with Allowance	Total Non-accrual	90 Days Past Due and Still Accruing	Total Non-performing Loans
March 31, 2026
Commercial	$173	$—	$173	$3	$176
Commercial Real Estate:
Owner occupied	—	—	—	—	—
NonOwner occupied	505	—	505	—	505
Residential Real Estate:
1 – 4 Family	753	—	753	31	784
Home Equity	—	—	—	—	—
Consumer	12	—	12	—	12
Total	$1,443	$—	$1,443	$34	$1,477
March 31, 2025
Commercial	$32	$—	$32	$—	$32
Commercial Real Estate:
Owner occupied	—	—	—	—	—
NonOwner occupied	—	—	—	—	—
Residential Real Estate:
1 – 4 Family	806	—	806	—	806
Home Equity	—	—	—	—	—
Consumer	19	—	19	—	19
Total	$857	$—	$857	$—	$857

No material amount of interest income was recognized on non-accrual loans during the period ended March 31, 2026.
The following table provides aging information for the Company’s past due and non-accrual loans at March 31, 2026.
(dollars in thousands)	Current or Less Than 30 Days Past Due	30 – 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
March 31, 2026
Commercial	$7,593	$925	$3	$173	$8,694
Commercial Real Estate:				—
Owner occupied	16,950	—	—	—	16,950
Non-Owner occupied	88,290	—	—	505	88,795
Residential Real Estate:				—
1 – 4 family	166,210	803	31	753	167,797
Home equity	2,331	—	—	—	2,331
Consumer	9,497	15	—	12	9,524
Total	$290,871	$1,743	$34	$1,443	$294,091
March 31, 2025
Commercial	$6,179	$1,397	$—	$32	$7,608
Commercial Real Estate:
Owner occupied	18,384	—	—	—	18,384
Non-Owner occupied	92,364	—	—	—	92,364
Residential Real Estate:
1 – 4 family	163,261	288	—	806	164,355
Home equity	2,013	—	—	—	2,013
Consumer	8,580	75	—	19	8,674
Total	$290,781	$1,760	$—	$857	$293,398
Loan Modifications for Borrowers Experiencing Financial Difficulty
In the normal course of business, the Company may execute loan modifications with borrowers. These modifications are analyzed to determine whether the modification is considered concessionary, long-term and made to a borrower experiencing financial difficulty. The Company’s modifications generally include interest rate adjustments, principal reductions, and amortization and maturity date extensions. If a loan modification is determined to be made to a borrower experiencing financial difficulty, the loan is considered collateral-dependent and evaluated as part of the allowance for credit losses as described above in the Allowance for Credit Losses section of this note.
For the period ended March 31, 2026, the Company did not modify any loans made to borrowers experiencing financial difficulty. The Company monitors loan payments on an on-going basis to determine if a loan is considered to have a payment default. Determination of payment default involves analyzing the economic conditions that exist for each customer and their ability to generate positive cash flows during the loan term.

(3) Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at March 31, 2026 and 2025 were as follows:
	Total Amortized Cost	Gross Unrealized		Fair Value
(dollars in thousands)		Gains	Losses
March 31, 2026
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$55,272	$—	$(7,173)	$48,099
Held-to-maturity Securities:
State and political subdivisions	7,665	—	(239)	7,426
Total	$62,937	$—	$(7,412)	$55,525
March 31, 2025
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$55,282	$—	$(8,515)	$46,767
Held-to-maturity Securities:
State and political subdivisions	7,757	—	(349)	7,408
Total	$63,039	$—	$(8,864)	$54,175
At March 31, 2026 and March 31, 2025, the Company did not have any debt securities pledged to other agencies.
Accrued interest on investments totaled $0.2 million and $0.2 million at March 31, 2026 and March 31, 2025, respectively, and is included in the other assets on the Company’s Consolidated Balance Sheets. The total amount of accrued interest is excluded from the amortized cost basis of investments presented below. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. There were no past due or non-accrual available-for-sale securities at March 31, 2026 and March 31, 2025. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.
	March 31, 2026
(dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$553	$553
Due after one year through five years	2,261	2,240
Due after five years through ten years	2,391	2,325
Due after ten years	57,732	50,407
Total	$62,937	$55,525
	March 31, 2025
(dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	2,603	2,530
Due after five years through ten years	2,234	2,140
Due after ten years	58,202	49,505
Total	$63,039	$54,175

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2026 and March 31, 2025 were as follows:
	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2026
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$—	$—	$48,099	$(7,173)	$48,099	$(7,173)
Held-to-maturity Securities:
State and political subdivisions	553	—	6,873	(239)	7,426	(239)
Total	$553	$—	$54,972	$(7,412)	$55,525	$(7,412)
March 31, 2025
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$—	$—	$46,767	$(8,515)	$46,767	$(8,515)
Held-to-maturity Securities:
State and political subdivisions	—	—	7,408	(349)	7,408	(349)
Total	$—	$—	$54,175	$(8,864)	$54,175	$(8,864)
The decline in fair value is attributable to changes in interest rates and not credit quality. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date or re-pricing date, or if market yields for such investments decline. The Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.
During the periods ended March 31, 2026 and March 31, 2025, the Company did not have any realized gains or losses from sales or calls of investment securities.
(4) Premises and Equipment
A summary of premises and equipment, excluding those that were held for sale, at March 31, 2026 and 2025 was as follows:
	March 31,
(dollars in thousands)	2026	2025
Buildings and improvements	$9,587	$9,485
Furniture and equipment	3,706	3,651
Leasehold improvements	10	10
Construction in progress	—	36
Total	13,303	13,182
Less accumulated depreciation	7,546	7,170
Premises and equipment, net	$5,757	$6,012
Depreciation expense for the periods ended March 31, 2026 and 2025 was as follows:
	For the period ended March 31,
(in thousands)	2026	2025
Depreciation expense	$99	$103

(5) Deposits
The table below represents the aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 and as of March 31, 2026 and 2025:
	March 31,
(dollars in thousands)	2026	2025
Time deposits with balances > $250,000	$20,641	$20,670
The Company receives deposits from related parties. Such deposits were made in the normal course of business on substantially the same terms, including interest rates, as those prevailing at the same time for comparable transactions with other persons. Related party deposits totaled $2.1 million and $2.4 million at March 31, 2026 and 2025, respectively.
(6) Borrowings
Federal Home Loan Bank advances and other borrowings of the Company consisted of the following as of March 31, 2026 and 2025:
	March 31,
(dollars in thousands)	2026	2025
FHLB advances	$9,000	$12,000
Senior note	3,083	3,425
Subordinated notes	6,186	6,186
Total	$18,269	$21,611
The Company’s notes payable includes a 5-year term loan with TIB The Independent BankersBank, N.A. and had a $3.1 million and $3.4 million balance at March 31, 2026 and 2025, respectively. The note matures on March 31, 2030, with $0.1 million plus interest payable quarterly at WSJ Prime Rate (adjusted daily). The loan is secured by Bank stock.
Additional borrowings through the Federal Home Loan Bank of Des Moines totaled $9.0 million and $12.0 million as of March 31, 2026 and 2025, respectively. The borrowings are comprised of individual advance amounts that mature at various times. They are secured by FHLB stock and a blanket pledge agreement covering one-to-four family residential real estate mortgages.
The Company also had a $2.5 million line of credit with TIB the Independent BankersBank, N.A. with a $0 balance at March 31, 2026 and 2025. The line of credit matures on March 31, 2027, with interest only payments due quarterly at WSJ Prime Rate (adjusted daily) with principal payment due at maturity. The line of credit is secured by Bank stock.
The Company holds trust preferred securities of $6.2 million with Wilmington Trust, N.A. through FSC Statutory Trust II, Wilmington Trust Company, Trustee, with interest based upon three-month CME Term SOFR plus applicable spread adjustment of 0.26161% plus margin of 1.75%. Interest distributions are payable quarterly based upon the date of issue. The debenture matures on December 15, 2036.
(7) Capital Requirements
The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

The Basel III regulatory capital reforms adopted by U.S. federal regulatory authorities (the “Basel III Capital Rules”), among other things, (i) establish the capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 Capital” instruments meeting stated requirements, (iii) require that most deductions/adjustments to regulatory capital measures be made to CET1 and not to other components of capital and (iv) define the scope of the deductions/adjustments to the capital measures.
Additionally, the Basel III Capital Rules require that the Company maintain a 2.50% capital conservation buffer with respect to each of CET1, Tier 1 and total capital to risk-weighted assets, which provides for capital levels that exceed the minimum risk-based capital adequacy requirements. A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of March 31, 2026, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of March 31, 2026 and 2025. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets, and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.
Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.
Under the Basel III requirements, at March 31, 2026 and March 31, 2025, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of March 31, 2026	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$35,997	14.32%	N/A	N/A	N/A	N/A
Bank	37,249	14.83%	$20,091	8.00%	$25,114	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	33,981	13.52%	N/A	N/A	N/A	N/A
Bank	35,233	14.03%	15,068	6.00%	20,091	8.00%
CET 1 capital (to risk-weighted assets)
Consolidated	27,795	11.06%	N/A	N/A	N/A	N/A
Bank	35,233	14.03%	11,301	4.50%	16,324	6.50%
Tier I Capital (to average assets)
Consolidated	33,981	8.60%	N/A	N/A	N/A	N/A
Bank	35,233	8.91%	15,812	4.00%	19,765	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of March 31, 2025	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$33,571	13.33%	N/A	N/A	N/A	N/A
Bank	35,125	13.96%	$20,124	8.00%	$25,155	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	31,648	12.57%	N/A	N/A	N/A	N/A
Bank	33,205	13.20%	15,093	6.00%	20,124	8.00%
CET 1 capital (to risk-weighted assets)
Consolidated	25,462	10.11%	N/A	N/A	N/A	N/A
Bank	33,205	13.20%	11,320	4.50%	16,351	6.50%
Tier I Capital (to average assets)
Consolidated	31,648	8.02%	N/A	N/A	N/A	N/A
Bank	33,205	8.41%	10,062	4.00%	19,730	5.00%
(8) Commitments and Contingencies
The Company issues financial instruments with off-balance sheet risk in the normal course of business in meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets.
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its Consolidated Balance Sheets.
The allowance for credit losses associated with unfunded commitments and letters of credit is recorded within other liabilities on the Consolidated Balance Sheets. At March 31, 2026 and March 31, 2025, the allowance for credit losses for unfunded commitments was $0.1 million and $0.1 million, respectively.
The contractual amount of off-balance-sheet financial instruments as of March 31, 2026 and March 31, 2025 was as follows:
	March 31,
(dollars in thousands)	2026	2025
Commitments to extend credit	$42,453	$30,861
Standby letters of credit	89	25
Total	$42,542	$30,886
Commitments
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers.
Pending Litigation
The Company and its subsidiaries are defendants in various legal actions incidental to the Company’s past and current business activities. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial condition or results of operations in the near term. The Company records a loss accrual for all legal matters for which it deems a loss is probable and can be reasonably estimated. Some legal matters, which are at early stages in the legal process, have not yet progressed to the point where a loss amount can be estimated.

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2025
(Unaudited)
(Dollars in thousands)
Assets
Cash and due from banks	$27,107
Held-to maturity securities	7,670
Available-for-sale securities	49,752
Loans and leases	295,812
Allowance for credit losses	(1,844)
Premises and equipment, net	5,832
Goodwill and other intangibles	1,816
Investment in subsidiaries	185
Other assets	6,809
Total Assets	$393,139
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest bearing	$66,413
Interest bearing	285,727
Total Deposits	352,140
Notes payable	12,168
Subordinated debenture	6,186
Other liabilities	867
Total Liabilities	371,361
Stockholders’ Equity:
Common stock	427
Additional paid-in capital	2,764
Retained earnings	25,077
Accumulated other comprehensive income (loss)	(5,147)
Treasury stock, at cost	(1,343)
Total Stockholders’ Equity	21,778
Total Liabilities and Stockholders’ Equity	$393,139

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
Year ended December 31, 2025
(Unaudited)
(Dollars in thousands)
Interest income:
Loans and leases, including fees	$16,099
Securities	1,882
Other	699
Total Interest Income	18,680
Interest expense:
Deposits	5,258
Borrowings	630
Total Interest Expense	5,888
Net Interest Income	12,792
Provision for credit losses	106
Net Interest Income After Provision for Credit Losses	12,686
Noninterest income:
Service charges on deposit accounts	428
Other	1,069
Total Noninterest Income	1,497
Noninterest expense:
Salaries and employee benefits	5,110
Net occupancy	905
Other	4,477
Total Noninterest Expense	10,492
Income Before Income Taxes	3,691
Income tax benefit	795
Net Income	$2,896

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Comprehensive Income
Year ended December 31, 2025
(Unaudited)
(Dollars in thousands)
Comprehensive income:
Net income	$2,896
Other comprehensive income
Unrealized gain (loss) on securities, net of adjustment	2,019
Total other comprehensive income	2,019
Comprehensive income	$4,915

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Stockholders’ Equity
Year ended December 31, 2025
(Unaudited)
(Dollars in thousands)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehesive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2024	$427	$2,764	$22,939	$(7,166)	$(1,343)	$17,621
Comprehensive income:
Net income	—	—	2,896	—	—	2,896
Changes in net unrealized gain (loss) on securities available-for- sale, net of tax effects	—	—	—	2,019	—	2,019
Total comprehensive income						4,915
Cash dividends	—	—	(758)	—	—	—
Balance at December 31, 2025	$427	$2,764	$25,077	$(5,147)	$(1,343)	$21,778

FSC BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
Year ended December 31, 2025
(Unaudited)
(Dollars in thousands)
Cash flows from operating activities:
Net income	$2,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	379
Provision for credit losses	106
Amortization (accretion) of premiums & discounts on securities, net	(36)
Net amortization of intangible assets	9
Decrease (increase) in:
Accrued interest receivable	(186)
Other assets, net	175
Increase (decrease) in:
Accrued interest payable	(103)
Other liabilities and reserves, net	(55)
Net cash provided by operating activities	3,185
Cash flows from investing activities:
Agency, mortgage-backed and other securities
Held-to-maturity:
Proceeds from maturities/calls & principal collections	70
Available-for-sale:
Purchases	(10,373)
Proceeds from maturities/calls & principal collections	4,805
Purchase of FHLB Stock	(604)
Proceeds from sales of FHLB stock	601
Loans originated, net of collections	(4,088)
Purchases of premises and equipment	(144)
Net cash provided (used) by investing activities	(9,733)
Cash flows from financing activities:
Net increase (decrease) in deposits:
Demand deposits	4,057
Interest bearing transaction accounts	23,610
Time deposits	(4,327)
Proceeds from FHLB advances	15,000
Repayment of FHLB advanced	(12,000)
Repayment of notes payable	(257)
Cash dividends paid	(758)
Net cash provided (used) by financing activities	25,325
Net increase in cash and cash equivalents	18,777
Cash and cash equivalents, beginning of year	8,330
Cash and cash equivalents, end of year	$27,107
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest on deposits and other borrowings	$5,989
Federal and state income taxes	$736

FSC Bancshares, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements (Unaudited)
(1) Summary of Significant Accounting Policies
FBI is a Missouri corporation and a bank holding company headquartered in Cameron, Missouri. FBI is the parent company of Farmers State Bank, a Missouri state-chartered bank that offers a full range of banking products and services from its full-service main office location in Cameron, MO and its seven branch locations in northwestern Missouri.
As a bank holding company, FBI generates most of its revenue from interest income on loans and from short-term investments. The primary source of funding for FBI’s loans and short-term investments are deposits held by its subsidiary bank, Farmers State Bank. FBI measures its performance by its return on average equity, earnings per share, capital ratios, and efficiency ratio (calculated by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income).
FBI’s accounting and reporting policies conform to GAAP and conform to general practices within the industry in which FBI operates. To prepare financial statements in conformity with GAAP, FBI management makes estimates, assumptions and judgments based on available information. These estimates, assumptions and judgments affect the amounts reported in FBI’s financial statements. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statement. In particular, FBI management has identified several accounting policies that, due to the estimates, assumptions and judgments inherent in those policies, are critical in understanding its financial statements.
The following is a discussion of the critical accounting policies and significant estimates that FBI believes require it to make the most complex or subjective decisions or assessments.
Loans
Loans that the Company has the intent and ability to hold for the foreseeable future or to maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for credit losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
Allowance for Credit Losses
The allowance for credit losses is measured using a lifetime expected loss model that incorporates relevant information available from internal and external sources regarding past events, current conditions, and reasonable and supportable forecasts. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions and changes in the composition of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Farmers State Bank’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews. To determine the adequacy of the Allowance, the loan portfolio is broken into pools based on loan type and risk characteristics. Historical loss experience factors by pool, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio pool. These factors are evaluated and updated based on the composition of the specific loan pool. Other considerations include volumes and trends of delinquencies, criticized and classified loan trends, economic conditions, and concentrations of credit risk and the experience and abilities of FBI’s lending personnel. In addition to the pool evaluations, classified loans with a balance of $3.5 million are individually evaluated based on facts and circumstances of the loan to determine if a specific allowance amount may be necessary.

Investment Securities
Available-for-sale Securities
The largest component of the Company’s investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for impairment related to credit loss in accordance with guidance provided by the Financial Accounting Standards Board (“FASB”) under Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses. The Company assesses whether it intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. Any impairment that has not been recorded through an allowance for credit losses related to all other factors is recognized in other comprehensive income.
Premiums and discounts are amortized using the interest method over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.
Held-to-maturity Securities
Debt securities are classified as held-to-maturity when management has the positive intent and ability to hold the securities until maturity. Held-to- maturity securities are recorded at amortized cost. Interest income is recognized using the effective interest method, adjusted for the amortization of premiums and accretion of discounts. Expected credit losses are recognized through an allowance for credit losses.
Premises and Equipment
Premises and Equipment, net
Premises and equipment are stated at cost less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be five to forty years for buildings and improvements and three to fifteen years for furniture and equipment. Maintenance and repairs are expensed as incurred.
Goodwill and Intangibles
Intangible assets and goodwill, net of accumulated amortization, totaled $1.8 million as of March 31, 2026 and December 31, 2025.
Goodwill resulting from a business combination represents the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is tested annually for impairment or more frequently if other impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the accompanying consolidated financial statements.
Income Taxes
FBI files a consolidated income tax return. Deferred taxes are recognized under the balance sheet method based upon the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, using the tax rates expected to apply to taxable income in the periods when the related temporary differences are expected to be realized.

The amount of accrued current and deferred income taxes is based on estimates of taxes due or receivable from taxing authorities either currently or in the future. Changes in these accruals are reported as tax expense and involve estimates of the various components included in determining taxable income, tax credits, other taxes and temporary differences. Changes periodically occur in the estimates due to changes in tax rates, tax laws and regulations and implementation of new tax planning strategies. The process of determining the accruals for income taxes necessarily involves the exercise of considerable judgment and consideration of numerous subjective factors.
Revenue Recognition
ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
The majority of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans and investment securities, real estate servicing fees, net, gain on sale of mortgage loans, net, gains (losses) on other real estate, net, and other non-interest income. Revenue from contracts with customers primarily consists of service charges and other fees, bank card income and fees and, which are reflected as components of non-interest income on the Consolidated Statements of Income.

•
Service charges and other fees consist of revenue generated from deposit account related service charges and fees, overdraft fees and other service charges and fees. Service charges on deposit accounts may be transactional or non-transactional in nature. Transactional service charges occur in the form of a service or penalty and are charged upon the occurrence of an event and are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Non-transactional service charges are charges that are based on a broader service, such as account maintenance fees, and are recognized on a monthly basis.

•
Bank card income and fees include interchange fee income from debit and credit cards processed through card association networks. The Company’s performance obligation is generally complete when the transaction generating the fee is processed, and the Company records interchange fees as services are provided.

The Company generally does not enter into long-term revenue contracts with customers, and therefore does not experience significant contract balances.
Consolidated Statements of Cash Flows
For the purpose of the Consolidated Statements of Cash Flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, and cash and due from banks. The Federal Reserve is authorized to establish reserve requirements on depository institutions. In 2020, the Federal Reserve reduced the reserve requirement to zero percent. As such, cash balances at the Federal Reserve at March 31, 2026 were not subject to a reserve requirement.
Treasury Stock
The purchase of the Company’s common stock is recorded at cost. Purchases of the stock are made through negotiated private purchases. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis. To the extent that the reissuance price exceeds the cost of the shares, the excess is credited to additional paid-in capital. If the reissuance price is less than the cost of the shares, the difference is charged to additional paid-in capital or to retained earnings if additional paid-in capital is insufficient.

(2) Loans and Allowance for Credit Losses
Major classifications within the Company’s held for investment loan portfolio at March 31, 2026 were as follows:
(Dollars in thousands)	December 31, 2025
Commercial	$8,773
Commercial Real Estate:
Owner occupied	16,919
NonOwner occupied	92,076
Residential Real Estate:
1 – 4 Family	166,034
Home Equity	2,253
Consumer	9,757
Total loans held for investment	$295,812
The Company extends credit to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features. Related party loans totaled $1.7 million at December 31, 2025.
Sensitivity in the Allowance for Credit Loss Model
The Allowance is based on FBI management’s estimate of potential losses inherent in the loan portfolio. In the opinion of FBI management, the Allowance is adequate to absorb estimated losses in the portfolio as of each balance sheet date. While FBI management uses available information to analyze losses on loans, future additions to the Allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review FBI’s Allowance. In analyzing the adequacy of the Allowance, a comprehensive loan grading system to determine risk potential in loans is utilized together with the results of internal credit reviews.
To determine the adequacy of the Allowance, the loan portfolio is broken into segments based on loan type. Historical loss experience factors by segment, adjusted for changes in trends and conditions, are used to determine an indicated allowance for each portfolio segment. These factors are evaluated and updated based on the composition of the specific loan segment. Other considerations include volumes and trends of delinquencies, nonaccrual loans, criticized and classified loan trends, economic conditions, and concentrations of credit risk.
The following table provides an analysis of the activity in FBI’s Allowance for the periods indicated:
(Dollars in thousands)	For the Year Ended December 31, 2025
Balance at 12/31/2024	$1,781
Provision for credit losses for loans	81
Charge-offs:
Residential Real Estate:
1 – 4 Family	6
Consumer	40
Total charge-offs	$46

(Dollars in thousands)	For the Year Ended December 31, 2025
Recoveries:
Residential Real Estate:
1 – 4 Family	$6
Home Equity	2
Consumer	20
Total recoveries	$28
Net charge-offs	$18
Balance at end of the period	$1,844

Collateral-Dependent Loans
Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral, and the borrower is experiencing financial difficulty. Under the CECL methodology, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance on the fair value of collateral.
The allowance is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and the loan’s amortized cost. If the fair value of the collateral exceeds the loan’s amortized cost, no allowance is necessary. The Company’s policy is to obtain appraisals on any significant pieces of collateral. Higher discounts are applied in determining fair value for real estate collateral in industries that are undergoing significant stress, or for properties that are specialized use or have limited marketability.
The amortized cost of collateral-dependent loans by class as of December 31, 2025 was as follows:
	Collateral Type		Allowance Allocated
(Dollars in thousands)	Real Estate	Other
Commercial	$—	$254	$—
Commercial Real Estate:
Owner occupied	64	—	—
NonOwner occupied	2,202	—	—
Residential Real Estate:
1 – 4 Family	874	—	—
Home Equity	—	—	—
Consumer	—	107	2
Total loans held for investment	$3,140	$361	$2
Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Grades 1 through 4 are considered pass grades. The definitions of those categories are as follows:
Excellent (1).   Loans classified as Excellent are the highest quality loans with a documented capacity to repay the loan and fully secured by marketable collateral or a bank certificate of deposit. of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2).   Loans classified as Good have excellent to adequate sources of repayment with little or no identifiable risk of collection, conform to bank policies, including collateral requirements and have minimal documentation or other exceptions but these exceptions do not threaten loss.

Adequate (3).   Loans in this rating will generally meet underwriting guidelines established by the bank but may exhibit certain characteristics based on credit history, repayment capacity or collateral margins that represent a higher level of potential risk to the bank. These loans are considered acceptable despite the potential weaknesses.
Pass/Watch (4).   Loans in the Watch grade represent loans which require management attention and may have particular characteristics that require attentions; such as loans to new businesses, loans to businesses in troubled industries, new customers with repayment analysis based on projections, sizable business expansion, etc. Loans may have a risk of default, but not necessarily a risk of loss or have an underlying presumption that the loan will not be repaid through its contracted terms must be classified 4 or worse.
Special Mention (5).   Assets classified as Special Mention need management attention to consider the circumstances of the loan and take some type of action.
Substandard (6).   Loans classified as Substandard are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged and have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and will sustain some loss if the deficiencies are not corrected.
Doubtful (7).   Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions, and values, highly questionable and improbable.
Loss (8).   Loans classified as Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.
Outstanding loan balances categorized by internal risk grades as of the periods indicated are summarized as follows:
	December 31, 2025
	Pass/Watch	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial	$8,519	$231	$23	$8,773
Commercial Real Estate:
Owner occupied	16,855	64	—	16,919
NonOwner occupied	89,874	2,202	—	92,076
Residential Real Estate:
1 – 4 family	165,160	874	—	166,034
Home equity	2,253	—	—	2,253
Consumer	9,650	107	—	9,757
Total	$292,311	$3,478	$23	$295,812
Delinquent and Non-Accrual Loans
Loans are considered delinquent when principal or interest payments are past due 30 days or more. Delinquent loans may remain on accrual status between 30 days and 90 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of FBI management, there is a reasonable doubt as to the collectability of the obligation. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on a nonaccrual loan is subsequently recognized only to the extent that cash is received, and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured, and management believes full collectability of principal and interest is probable.
The following tables present the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2025.

(dollars in thousands)	Non-accrual with no Allowance	Non-accrual with Allowance	Total Non-accrual	90 Days Past Due and Still Accruing	Total Non-performing Loans
December 31, 2025
Commercial	$177	$—	$177	$2	$179
Commercial Real Estate:
Owner occupied	—	—	—	—	$—
NonOwner occupied	505	—	505	—	$505
Residential Real Estate:
1 – 4 Family	764	—	764	120	$884
Home Equity	—	—	—	—	$—
Consumer	8	5	13	—	$13
Total	$1,454	$5	$1,459	$122	$1,581
No material amount of interest income was recognized on non-accrual loans during the year ended December 31, 2025.
The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2025.
(dollars in thousands)	Current or Less Than 30 Days Past Due	30 – 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2025
Commercial	$8,588	$6	$2	$177	$8,773
Commercial Real Estate:				—
Owner occupied	16,919	—	—	—	16,919
Non-Owner occupied	91,571	—	—	505	92,076
Residential Real Estate:				—
1 – 4 family	164,615	535	120	764	166,034
Home equity	2,253	—	—	—	2,253
Consumer	9,661	83	—	13	9,757
Total	$293,607	$624	$122	$1,459	$295,812
Loan Modifications for Borrowers Experiencing Financial Difficulty
In the normal course of business, the Company may execute loan modifications with borrowers. These modifications are analyzed to determine whether the modification is considered concessionary, long-term and made to a borrower experiencing financial difficulty. The Company’s modifications generally include interest rate adjustments, principal reductions, and amortization and maturity date extensions. If a loan modification is determined to be made to a borrower experiencing financial difficulty, the loan is considered collateral-dependent and evaluated as part of the allowance for credit losses as described above in the Allowance for Credit Losses section of this note.
For the period ended December 31, 2025, the Company did not modify any loans made to borrowers experiencing financial difficulty. The Company monitors loan payments on an on-going basis to determine if a loan is considered to have a payment default. Determination of payment default involves analyzing the economic conditions that exist for each customer and their ability to generate positive cash flows during the loan term.
(3) Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2025 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(dollars in thousands)		Gains	Losses
December 31, 2025
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$56,511	$—	$(6,759)	$49,752
Held-to-maturity Securities:
State and political subdivisions	7,670	—	(133)	7,537
Total	$64,180	$—	$(6,892)	$57,289
At December 31, 2025, the Company did not have any debt securities pledged to other agencies.
Accrued interest on investments totaled $0.2 million at December 31, 2025 and is included in the other assets on the Company’s Consolidated Balance Sheets. The total amount of accrued interest is excluded from the amortized cost basis of investments presented below. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. There were no past due or non-accrual available-for-sale securities at December 31, 2025. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.
	December 31, 2025
(dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$250	$250
Due after one year through five years	2,568	2,547
Due after five years through ten years	2,334	2,310
Due after ten years	59,028	52,182
Total	$64,180	$57,289
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2025 were as follows:
	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2025
Available-for-sale Securities:
Mortgage-backed securities of U.S. Government sponsored enterprises	$—	$—	$49,752	$(6,759)	$49,752	$(6,759)
Held-to-maturity Securities:
State and political subdivisions	249	—	7,288	(133)	7,537	(133)
Total	$249	$—	$57,040	$(6,892)	$57,289	$(6,892)
The decline in fair value is attributable to changes in interest rates and not credit quality. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date or re-pricing date, or if market yields for such investments decline. The Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.
During the periods ended December 31, 2025, the Company did not have any realized gains or losses from sales or calls of investment securities.

(4) Premises and Equipment
A summary of premises and equipment, excluding those that were held for sale, at March 31, 2026 and 2025 was as follows:
(dollars in thousands)	December 31, 2025
Buildings and improvements	$9,564
Furniture and equipment	3,701
Leasehold improvements	10
Construction in progress	2
Total	13,277
Less accumulated depreciation	7,445
Premises and equipment, net	$5,832
Depreciation expense for the year ended December 31, 2025 was $0.4 million.
(5) Deposits
The aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 as of December 31, 2025 was $19.7 million.
The scheduled maturities of total time deposits at December 31, 2025 were as follows:
(dollars in thousands)
2026	$82,560
2027	2,804
2028	412
2029	116
2030	145
Thereafter	—
Total	$86,037
The Company receives deposits from related parties. Such deposits were made in the normal course of business on substantially the same terms, including interest rates, as those prevailing at the same time for comparable transactions with other persons. Related party deposits totaled $2.9 million at December 31, 2025.
(6) Borrowings
Federal Home Loan Bank advances and other borrowings of the Company consisted of the following as of December 31, 2025:
(dollars in thousands)	December 31, 2025
FHLB advances	$9,000
Senior note	3,168
Subordinated notes	6,186
Total	$18,354
The Company’s notes payable includes a 5-year term loan with TIB The Independent BankersBank, N.A. and had a $3.1 million balance at December 31, 2025. The note matures on March 31, 2030, with $0.1 million plus interest payable quarterly at WSJ Prime Rate (adjusted daily). The loan is secured by Bank stock.

Additional borrowings through the Federal Home Loan Bank of Des Moines totaled $9.0 million as of December 31, 2025. The borrowings are comprised of individual advance amounts that mature at various times. They are secured by FHLB stock and a blanket pledge agreement covering one-to-four family residential real estate mortgages.
The Company also had a $2.5 million line of credit with TIB the Independent BankersBank, N.A. with a $0 balance at December 31, 2025. The line of credit matures on March 31, 2027, with interest only payments due quarterly at WSJ Prime Rate (adjusted daily) with principal payment due at maturity. The line of credit is secured by Bank stock.
The Company holds trust preferred securities of $6.2 million with Wilmington Trust, N.A. through FSC Statutory Trust II, Wilmington Trust Company, Trustee, with interest based upon three-month CME Term SOFR plus applicable spread adjustment of 0.26161% plus margin of 1.75%. Interest distributions are payable quarterly based upon the date of issue. The debenture matures on December 15, 2036.
(7) Income Tax
The composition of income tax expense (benefit) for the year ended December 31, 2025 was as follows:
(dollars in thousands)	For the year ended December 31, 2025
Current:
Federal	$814
State	—
Total current	814
Deferred:
Federal	(19)
State	—
Total deferred	(19)
Total income tax expense (benefit)	$795
A reconciliation between reported income tax expense and the amounts computed by applying the U.S. federal statutory income tax rate of 21% to income before income taxes is presented in the table below for the year ended December 31, 2025. State and local income taxes are primarily related to the State of Kansas, while amounts related to other jurisdictions were not significant, in the aggregate, during the reported periods.
	For the year ended December 31, 2025
(dollars in thousands)	Amount	%
Tax at statutory federal income tax rate	$775	21.00%
State and local income taxes, net of federal benefit	77	2.10
Foreign tax effects	—	—
Effect of changes in tax laws or rates enacted in current period	—	—
Effect of cross-border tax laws	—	—
Tax credits	—	—
Changes in federal valuation allowances	—	—
Nontaxable or nondeductible items
Tax exempt income, net	(57)	(1.56)
Section 265/291 interest disallowance	—	—
Income on BOLI	(1)	(0.02)
Other nondeductible items	—	—
Changes in unrecognized tax benefits	—	—
Other, net	1	0.03
Provision for income tax expense	$795	21.55%

The effective tax rate differs from the U.S. federal statutory rate primarily due to tax-free revenues for the year ended December 31, 2025.
The components of deferred tax assets and deferred tax liabilities at December 31, 2025 were as follows:
(dollars in thousands)	December 31, 2025
Deferred tax assets:
Allowance for loan losses	$465
Liability for unfunded commitments	21
Other	1,631
Total deferred tax assets	2,117
Deferred tax liabilities:
Premises and equipment	347
Deferred loan costs	449
Mortgage servicing rights	41
Other	10
Total deferred tax liabilities	847
Net deferred tax assets	$1,270
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management’s opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2025. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
(8) Capital Requirements
The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.
The Basel III regulatory capital reforms adopted by U.S. federal regulatory authorities (the “Basel III Capital Rules”), among other things, (i) establish the capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 Capital” instruments meeting stated requirements, (iii) require that most deductions/adjustments to regulatory capital measures be made to CET1 and not to other components of capital and (iv) define the scope of the deductions/adjustments to the capital measures.
Additionally, the Basel III Capital Rules require that the Company maintain a 2.50% capital conservation buffer with respect to each of CET1, Tier 1 and total capital to risk-weighted assets, which provides for capital levels that exceed the minimum risk-based capital adequacy requirements. A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2025, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2025. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets, and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.
Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.
Under the Basel III requirements, at December 31, 2025, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2025	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)
Consolidated	$35,088	13.83%	N/A	N/A	N/A	N/A
Bank	36,460	14.39%	$20,275	8.00%	$25,344	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	33,088	13.04%	N/A	N/A	N/A	N/A
Bank	34,461	13.60%	15,206	6.00%	20,275	8.00%
CET 1 capital (to risk-weighted assets)
Consolidated	26,902	10.61%	N/A	N/A	N/A	N/A
Bank	34,461	13.60%	11,405	4.50%	16,473	6.50%
Tier I Capital (to average assets)
Consolidated	33,088	8.49%	N/A	N/A	N/A	N/A
Bank	34,461	8.85%	15,584	4.00%	19,480	5.00%
(9) Commitments and Contingencies
The Company issues financial instruments with off-balance sheet risk in the normal course of business in meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets.
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its Consolidated Balance Sheets.
The allowance for credit losses associated with unfunded commitments and letters of credit is recorded within other liabilities on the Consolidated Balance Sheets. At December 31, 2025, the allowance for credit losses for unfunded commitments was $0.1 million.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2025 was as follows:
(dollars in thousands)	December 31, 2025
Commitments to extend credit	30,877
Standby letters of credit	94
Total	$30,971
Commitments
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers.
Pending Litigation
The Company and its subsidiaries are defendants in various legal actions incidental to the Company’s past and current business activities. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial condition or results of operations in the near term. The Company records a loss accrual for all legal matters for which it deems a loss is probable and can be reasonably estimated. Some legal matters, which are at early stages in the legal process, have not yet progressed to the point where a loss amount can be estimated.

ANNEX A
AGREEMENT AND PLAN OF REORGANIZATION
by and among
HAWTHORN BANCSHARES, INC.,
HAWTHORN HOLDCO, INC.
and
FSC BANCSHARES, INC.
Dated as of April 29, 2026

EXHIBITS
Exhibit A — Form of Bank Merger Agreement
Exhibit B — Form of Voting Agreement
Exhibit C — Form of Director Support Agreement
Exhibit D — Form of Retention Agreement
Exhibit E — Form of Release by Director/Officer

INDEX OF DEFINED TERMS
Acquisition Agreement	77
Acquisition Proposal	77
Acquisition Transaction	77
Actual Adjusted Shareholders’ Tangible Equity	76
Affiliate	77
Affiliated Group	77
Aggregate Cash Consideration	77
Aggregate Stock Consideration	78
Agreement	1
Allowance	20
Bank Merger	1
Bank Merger Agreement	1
Banking Laws	17
BHC Act	1
BOLI	27
Borrower	78
Burdensome Condition	69
Business Day	78
Call Reports	16
Cancelled Shares	5
CECL	78
Certificate	7
Change in Recommendation	45
Closing	67
Code	1
Commercially Reasonable Efforts	78
Confidentiality Agreement	65
Contracts to be Terminated	54
Controlled Group Liability	78
Director Support Agreements	2
Dissenting Share	6
Effective Time	68
Environmental Inspections	56
Environmental Laws	78
ERISA	30
ERISA Affiliates	79
ESOP	79
Exchange Act	36
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Farmers State Bank	1

FBI	1
FBI Advisory Fees	36
FBI Annual Financial Statements	16
FBI Board Recommendation	45
FBI Contracts	25
FBI Disclosure Schedules	10
FBI Employee Plan	30
FBI Employees	62
FBI Expenses	79
FBI Financial Statements	16
FBI Indebtedness	59
FBI Loan Representatives	56
FBI Personal Property	22
FBI Real Property	21
FBI Regulatory Agreement	29
FBI Regulatory Approvals	15
FBI Shareholder Approval	45
FBI Shareholder Meeting	45
FBI Stock	2
FBI Tax Representation Letter	66
FDIC	4
Federal Reserve Board	4
Final Closing Statement	67
Fractional Share Cash Consideration	6
Governmental Body	80
Hawthorn Bank	1
Hawthorn Bank Stock	38
Hazardous Materials	80
HBI	1
HBI Disclosure Schedules	37
HBI Employee Plan	44
HBI Financial Statements	40
HBI Regulatory Approvals	39
HBI SEC Reports	37
HBI Share Closing Price	6
HBI Tax Representation Letter	66
Hunton	66
Indemnified Party	64
Initial Closing Statement	67
IRS	25
knowledge	80
Letter of Transmittal	7
Liability	80
Loan	19

Loan Portal	56
Loans	19
Material Adverse Effect	80
MDF	4
Merger	1
Merger Consideration	81
Minimum Adjusted Shareholders’ Equity	81
MRS	2
Multiemployer Plans	31
Nasdaq	4
New Certificates	7
Notice Date	45
Order	81
Ordinary Course of Business	81
Organizational Documents	82
Per Share Merger Consideration	5
Person	82
Pool	20
PPP	19
Pre-Closing Tax Period	82
Proceeding	82
Proxy Statement	60
Registration Statement	39
Regulatory Approvals	39
Release	2
Required Consents	16
SBA	19
SEC	4
Secondary Investigation	56
Securities Act	36
Securities Portfolio	18
Security Interest	82
Straddle Period	82
Subsidiaries	82
Subsidiary	82
Superior Proposal	83
Surviving Corporation	2
Systems	35
Tail Policy	55
Tax	83
Tax Return	83
Taxes	83
Termination Fee	70
Treasury Regulations	83

Trust Agreement	11
Trust Capital Securities	11
Trust Common Securities	11
Trust Debt Securities	11
Trust Guarantee	11
Trust Indenture	11
Trust Operative Documents	11
Trust Securities	11
Union	83
Unresolved Response Action	57
Voting Agreement	2
WARN Act	83
Watch List	20

AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (“Agreement”) dated as of April 29, 2026, is by and among Hawthorn Bancshares, Inc. (“HBI”), a Missouri corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Hawthorn Holdco, Inc., a Missouri corporation and wholly owned subsidiary of HBI (“Merger Sub”) and FSC Bancshares, Inc. (“FBI”), a Missouri corporation and bank holding company registered under the BHC Act.
RECITALS
WHEREAS, the respective boards of directors of HBI, FBI and Merger Sub believe that it is advisable and in the best interests of their respective companies and shareholders to enter into the transactions contemplated by this Agreement, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into FBI, with FBI continuing as the surviving entity (the “Merger”), and (b) immediately following the Merger and as part of a single, integrated transaction, HBI shall cause FBI to be merged with and into HBI (the “Second Step Merger, and together with the Merger, the “Mergers”), with HBI continuing as the surviving entity in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, immediately following the Second Step Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), Hawthorn Bank, a Missouri state-chartered bank and wholly-owned subsidiary of HBI (“Hawthorn Bank”), and Farmers State Bank, a Missouri state-chartered bank and wholly-owned subsidiary of FBI (“Farmers State Bank”), shall be combined through merger, with Hawthorn Bank continuing as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income tax purposes (and applicable state and local tax purposes), (i) the parties intend that the Mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, (ii) the Bank Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (iii) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state law);
WHEREAS, the respective boards of directors of HBI, FBI and Merger Sub have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition and inducement to HBI’s willingness to enter into this Agreement, (i) each member of the boards of directors and each executive officer of FBI and Farmers State Bank has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $2.00 per share, of FBI (“FBI Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) each non-employee director of FBI or Farmers State Bank has also entered into a support agreement in the form attached hereto as Exhibit C (collectively, the “Director Support Agreements”), (iii) each of the executive officers of FBI and Farmers State Bank listed on Section 10.1(e)(ii) of the HBI Disclosure Schedules have entered into a retention agreement with HBI in the form attached hereto as Exhibit D (the “Retention Agreements”), and (iv) each of the directors and executive officers of FBI and Farmers State Bank has executed an instrument releasing HBI and its Subsidiaries (as defined herein) from any and all claims of such persons (except to certain matters described therein) in the form attached hereto as Exhibit E (each, a “Release”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.
THE MERGER
Section 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Merger Sub shall be merged with and into FBI, with FBI continuing as the surviving entity (which, as the surviving entity, is hereinafter referred to as “Surviving Entity” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of Chapter 351 of the General and Business Corporation Law of Missouri (the “GBCL”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease.
Section 1.2   Organizational Documents and Facilities of Surviving Entity.   At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Surviving Entity shall be the Organizational Documents of FBI as in effect at the Effective Time. Unless and until changed by the board of directors of Surviving Entity, the main office of Surviving Entity shall be the main office of Merger Sub as of the Effective Time. The established offices and facilities of FBI and Merger Sub immediately prior to the Effective Time shall become established offices and facilities of the Surviving Entity. Until thereafter changed in accordance with applicable law or the Organizational Documents of Surviving Entity, all corporate acts, plans, policies, contracts, approvals and authorizations of FBI and Merger Sub and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Surviving Entity and shall be as effective and binding thereon as the same were with respect to FBI and Merger Sub, respectively, as of the Effective Time.
Section 1.3   Board of Directors and Executive Officers of Surviving Entity.   At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Entity, the members of the board of directors of Merger Sub at the Effective Time shall be the members of the board of directors of Surviving Entity. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Surviving Entity, the executive officers of Merger Sub immediately prior to the Effective Time shall be the executive officers of Surviving Entity.
Section 1.4   Effect of Merger.   At the Effective Time, the corporate existence of Merger Sub and FBI shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Surviving Entity, and Surviving Entity shall be deemed to be a continuation in entity and identity of FBI and Merger Sub. All rights, title and interests of FBI and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Entity by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the GBCL.
Section 1.5   Liabilities of Surviving Entity.   At the Effective Time, Surviving Entity shall be liable for all Liabilities (as defined herein) of FBI and Merger Sub. All Liabilities and obligations of FBI and of Merger Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of FBI or Merger Sub, as the case may be, shall be those of Surviving Entity and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either FBI or Merger Sub shall be preserved unimpaired subsequent to the Merger.
Section 1.6   Second Step Merger.   Immediately following the Effective Time, in accordance with the GBCL, HBI shall cause the Surviving Entity to be merged with and into HBI in the Second Step Merger, with HBI surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Entity shall cease as of the Second Effective Time. In furtherance of the foregoing, HBI shall cause to be filed with the Secretary of State of the State of Missouri, in accordance with the GBCL, certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective, and the effective time of the Second Step Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Missouri (the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects as set forth in the applicable provisions of the GBCL.
Section 1.7   Bank Merger.   Immediately after entering into this Agreement, Hawthorn Bank and Farmers State Bank shall enter into the Bank Merger Agreement. In the Bank Merger, Farmers State Bank shall be merged with and into Hawthorn Bank immediately following the Second Step Merger, with Hawthorn Bank continuing as the surviving entity and succeeding to and assuming all rights and obligations of Farmers State Bank in accordance with the applicable laws of the State of Missouri. Following the Bank Merger, the separate corporate existence of Farmers State Bank shall cease. At the request of HBI, FBI shall cause Farmers State Bank to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time of the Merger.
Section 1.8   Approvals and Notices.   This Agreement shall be submitted to the shareholders of FBI in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of FBI. FBI and HBI shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the U.S. Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Missouri Division of Finance (the “MDF”), and the Federal Deposit Insurance Corporation (the “FDIC”).
Section 1.9   Tax Consequences.   It is intended by the parties hereto that (i) the Mergers, taken together, will be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), (ii) the Bank Merger shall qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (iii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356, 361 and 368 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating the Mergers, taken together, and the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates (as defined herein) to) take any position inconsistent therewith in any Tax filing or Proceeding (as defined herein), except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
Section 1.10   Modification of Structure.   Notwithstanding any provision of this Agreement to the contrary, HBI may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no material adverse Tax consequences to FBI and its Subsidiaries or the shareholders of FBI as a result of such modification, (b) the consideration to be paid to holders of FBI Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.
ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1   Merger Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of FBI, HBI, Merger Sub or the holders of any of the following securities:

(a)   Each share of common stock, par value $1.00 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock of the Surviving Entity.
(b)   All shares of FBI Stock issued and outstanding immediately prior to the Effective Time that are owned directly by HBI, FBI or Farmers State Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration (as defined herein) or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).
(c)   Each share of FBI Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means the sum of:
(i)   an amount of cash without interest equal to the quotient of (A) $14,000,000, subject to adjustment as provided in Section 2.1(c)(i), as applicable (as adjusted, the “Cash Consideration”), divided by (B) the aggregate number of shares of FBI Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”);
(ii)   a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of HBI Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the aggregate number of shares of FBI Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth (such amount, the “Per Share Stock Consideration”); and
(iii)   in lieu of the issuance of any fractional share of HBI Common Stock, an amount in cash (rounded to the nearest cent and without interest) determined by multiplying (A) the volume weighted average of the closing price per share of HBI Common Stock on Nasdaq for the consecutive period of twenty (20) full trading days ending on the third (3rd) Business Day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by HBI and FBI) (the “HBI Share Closing Price”) by (B) the fractional share interest (after taking into account all shares of FBI Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of HBI Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(a)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”). The parties acknowledge that payment of the Fractional Share Cash Consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(d)   If the Actual Adjusted Shareholders’ Tangible Equity (as defined herein) is less than the Minimum Adjusted Shareholders’ Equity (as defined herein), as of the Calculation Date then the Aggregate Cash Consideration will be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Minimum Adjusted Shareholders’ Equity and the Actual Adjusted Shareholders’ Tangible Equity as of the Calculation Date. If the Actual Adjusted Shareholders’ Tangible Equity is more than the Minimum Adjusted Shareholders’ Equity as of the Calculation Date, then FBI may declare and pay to each holder of record of shares of FBI Stock as of the record date determined by the board of directors of FBI a cash dividend for each outstanding share of FBI Stock in an amount equal to the quotient of (i) the difference between the Actual Adjusted Shareholders’ Tangible Equity and the Minimum Adjusted Shareholders’ Equity as of the Calculation Date, divided by (ii) the total number of shares of FBI Stock as of the record date of such dividend, rounded down to the nearest cent (the “Special Dividend”). Any funds used by FBI to pay the Special Dividend to the holders of FBI Stock shall be paid solely from FBI’s assets and funds and FBI shall not be refunded or reimbursed for the Special Dividend, directly or indirectly, for any portion of the Special Dividend by HBI or any of its Affiliates.

Section 2.2   Anti-Dilutive Adjustment.   In the event HBI changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of HBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding HBI Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the FBI Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to HBI Common Stock if (i) HBI issues additional shares of HBI Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) HBI issues employee or director stock grants or similar equity awards pursuant to a HBI Benefit Plan in existence as of the date of this Agreement.
Section 2.3   Dissenting Shares.   Each share of FBI Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 23, Chapter 351, Section 455 of the GBCL, is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and each holder of Dissenting Shares shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the GBCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the GBCL; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the GBCL. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the GBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.
Section 2.4   Rights of Shareholders; Stock Transfers.   All shares of FBI Stock, if and when converted as provided in Section 2.1(c) of this Agreement, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing them shall represent only the right to receive for each share of FBI Stock, the Merger Consideration.
Section 2.5   Exchange Procedures.
(a)   At or before the Effective Time, for the benefit of the holders of Certificates, (i) HBI shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of HBI Common Stock issuable pursuant to this Article II or evidence of shares in book entry form (“New Certificates”) and (ii) HBI shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Aggregate Cash Consideration issuable pursuant to this Article II (that cash and New Certificates, being referred to as the “Exchange Fund”), and HBI shall instruct the Exchange Agent to timely deliver the Merger Consideration.
(b)   Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Equiniti Trust Company, LLC (the “Exchange Agent”) of a list of FBI shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of FBI Stock (each, a “Certificate”), (i) a letter of transmittal (the “Letter of Transmittal”) which (A) shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent and (B) shall otherwise be substantially in such form and have such other provisions as shall be prescribed by the agreement between the Exchange Agent and HBI (the “Exchange Agent Agreement”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(d).
(c)   Within ten (10) calendar days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of FBI Stock will be entitled to receive, in exchange, as applicable, (i) a New Certificate representing that number of shares of HBI Common Stock to which the former holder of FBI Stock shall have become entitled pursuant to this Agreement, (ii) a check or wire transfer representing that amount of cash to which the former holder of FBI Stock shall have become entitled pursuant to this Agreement, and/or (iii) a check or wire transfer representing the amount of cash (if any) payable in lieu of a fractional share of HBI Common Stock which the former holder of FBI Stock has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall be cancelled. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c)(iii), and Dissenting Shares, which shall be treated as provided in Section 2.3) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.5, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of FBI Stock held in book entry form, HBI shall establish procedures for delivery which shall be reasonably acceptable to FBI.
(d)   No dividends or other distributions with respect to HBI Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HBI Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of HBI Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date). None of HBI, FBI or the Exchange Agent shall be liable to any Person in respect of any shares of FBI Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(e)   The Exchange Agent and HBI, as the case may be, shall not be obligated to deliver the Merger Consideration to which a holder of FBI Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FBI Stock for exchange as provided in this Section 2.5, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as may be required in each case by HBI (but not more than the amount required under HBI’s contract with its transfer agent). If any New Certificates evidencing shares of HBI Common Stock are to be issued in a name other than that in which the Certificate evidencing FBI Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of HBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.
(f)   In the event of a transfer of ownership of a Certificate representing FBI Stock prior to the Effective Time that is not registered in the stock transfer records of FBI, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FBI Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of HBI and the Exchange Agent that the Tax has been paid or is not applicable.
(g)   After the Effective Time, there shall be no transfers on the stock transfer books of FBI of the shares of FBI Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of FBI Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to HBI, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.5.
(h)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of HBI Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to HBI Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of HBI.
(i)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of FBI at the expiration of six (6) months after the Effective Time shall be paid to HBI. In such event, any former shareholders of FBI who have not theretofore complied with the exchange procedures in this Section 2.5 shall thereafter look only to HBI with respect to the Merger Consideration and any unpaid dividends and distributions on the HBI Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of HBI, FBI, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of FBI Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. HBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of FBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of FBI Stock represented by any Certificate, HBI and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims.
(j)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HBI or the Exchange Agent, the posting by such person of a bond in such amount as HBI or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, HBI or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement.
Section 2.6   Tax Adjustment.   Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Mergers, taken together, as a tax-free reorganization within the meaning of Section 368(a) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the HBI Common Stock as reported on Nasdaq on the trading day immediately preceding the execution date of this Agreement would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Stock Consideration, (ii) the Aggregate Cash Consideration, and (iii) any other amounts that would be considered “boot” received by the FBI shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(a).
Section 2.7   Withholding.   HBI and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF FBI
FBI represents and warrants to HBI as set forth below. On the date of this Agreement, FBI delivered to HBI schedules (the “FBI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the FBI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement, and shall not be deemed an admission by FBI that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect.
Section 3.1   Organization.
(a)   FBI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Farmers State Bank is a Missouri state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Missouri. Other than Farmers State Bank, and FSC Statutory Trust II (the “Trust”), FBI has no other Subsidiaries (as defined herein).
(b)   FBI and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect (as defined herein) with respect to FBI and each of its Subsidiaries. To FBI’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.
(c)   Farmers State Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the MDF, and is an insured depository institution as defined in the Federal Deposit Insurance Act.
(d)   With respect to the Trust:
(i)   The Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated December 14, 2006 (the “Trust Agreement”), and FBI has issued Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 (the “Debt Securities”) to the Trust, pursuant to that certain Indenture, dated as of December 14, 2006, between FBI and Wilmington Trust Company, as trustee (the “Trust Indenture”), and has guaranteed the performance of the Trust in certain respects pursuant to that certain Guarantee Agreement (the “Trust Guarantee”), dated as of even date with the Trust Agreement (the Trust Indenture, Trust Agreement and Trust Guarantee collectively being referred to herein as the “Operative Documents”).
(ii)   Section 3.1(d) of the FBI Disclosure Schedules sets forth for the Trust the (A) aggregate liquidation value of the Capital Securities, (B) dates of the Operative Documents, (C) coupon rates currently paid on the Capital Securities, the Common Securities, and the Debt Securities (collectively, the “Trust Securities”), (D) dates on which such coupon rate may first change, and the floating rate to be paid on the Trust Securities after such date, (E) dates after which FBI may redeem the Debt Securities at par (assuming the occurrence of no special redemption event), and (F) the aggregate principal amount and maturity date of the Debt Securities held by the Trust.
(iii)   The Trust has been duly created and is validly existing in good standing as statutory trusts under the laws of their respective jurisdictions with the power and authority to own their property and to conduct the business transacted by them and to enter into and perform their respective obligations under their respective Operative Documents. The Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents.
(iv)   The Operative Documents are valid and binding upon FBI and the Trust (in each case, to the extent a party thereto), and, to the knowledge of FBI, the other parties thereto, and are in full force and effect. Neither FBI nor the Trust is in breach or default in any material respect under any Operative Document to which such Person is a party. To the knowledge of FBI, no violation or default exists under (nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a violation or default under) any Operative Document by any other party thereto. Prior to the date hereof, FBI has made available to HBI true and complete copies of all Operative Documents. Subject to the execution and delivery of the supplemental indentures in accordance with the terms of the Trust Indenture, the transactions contemplated by this Agreement will not result in a material breach, default, violation or acceleration of or under any Operative Document.
(v)   The Capital Securities and the Common Securities have been duly authorized by the Trust pursuant to the Trust Agreement, and have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. Except for liens under the Operative Documents, all of the issued and outstanding Common Securities of the Trust are directly owned by FBI free and clear of any lien, have been issued in compliance with applicable federal and state securities or “blue sky” laws, represent not less than 3% of the equity value of the Trust and, other than during the continuance of an event of default under the Debt Securities, are pari passu with the Capital Securities issued by the Trust. Neither FBI nor the Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of such act. All of the Debt Securities are held of record and beneficially by the Trust.
(vi)   The sole assets of the Trust are its Debt Securities, and interest paid on such Debt Securities to the extent not distributed, proceeds of such Debt Securities, or any of the foregoing.
(vii)   All of the proceeds from the sale of the Capital Securities issued by the Trust have been invested in the Debt Securities. All of the proceeds from the sale of the Common Securities issued by the Trust have been invested in the Debt Securities. All Debt Securities are and have been held by the Trust since their initial issuance.
(viii)   The Trust was not formed to, and is not authorized to, conduct any trade or business and the Trust has not conducted any trade or business since it was formed. The Trust exists for the exclusive purpose of (A) issuing and selling its Capital Securities and Common Securities, (B) using the proceeds from the sale of such Capital Securities and Common Securities to acquire its respective Debt Securities, and (C) engaging only in activities necessary, advisable or incidental thereto. The Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.
(ix)   As of the date of this Agreement and as of the Closing Date, FBI has and will have made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities. As of the date of this Agreement and as of the Closing Date, FBI has not and will not have exercised its right to defer interest payments on any of the Debt Securities.
(x)   The Trust’s income consists solely of payments made by FBI with respect to the Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trust. Both FBI’s obligation to make such payments and the measurement of the amounts payable by FBI are defined by the terms of the Debt Securities. Neither FBI’s obligation to make such payments nor the measurement of the amounts payable by FBI is dependent on income or profits of FBI or any Affiliate of FBI.

(xi)   FBI has not issued any class of capital stock either pari passu or senior to the Debt Securities. All Debt Securities are pari passu with trade accounts payable by FBI arising in the ordinary course of business.
(xii)   FBI and the Trust have created a debtor-creditor relationship between FBI, as debtor, and the Trust, as creditor. The Trust is and will, under current law, be classified for U.S. federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.
(xiii)   At all times since the issuance of the respective Debt Securities, the Trust has been treated as a grantor trust for U.S. federal income Tax purposes.
(xiv)   The Debt Securities constitute indebtedness of FBI for U.S. federal income Tax purposes.
(e)   True and complete copies of the Organizational Documents of FBI and each Subsidiary, each as amended to date, have been delivered or made available to HBI.
(f)   Section 3.1(f) of the FBI Disclosure Schedules lists each of the Subsidiaries of FBI and any other Person in which FBI or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(f) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of FBI.
(g)   The deposit accounts of Farmers State Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Farmers State Bank.
Section 3.2   Capitalization.
(a)   The authorized capital stock of FBI consists of 600,000 shares of common stock, par value $2.00 per share, 189,584 of which are issued and outstanding and 23,908 of which are held in treasury as of the date hereof. The authorized capital stock of Farmers State Bank consists of 40 shares of common stock, par value $10,000.00 per share, all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of FBI Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.
(b)   FBI owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of FBI’s Subsidiaries have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws and are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.
(c)   Except as set forth in Section 3.2(c) of the FBI Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating FBI to issue any authorized and unissued FBI Stock. No options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which FBI is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of FBI or any of FBI’s Subsidiaries or obligating

FBI or any of FBI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, FBI or any of FBI’s Subsidiaries.
(d)   Except as set forth in Section 3.2(d) of the FBI Disclosure Schedules, FBI does not have any outstanding commitment or obligation, contingent or otherwise, of FBI or any of its Subsidiaries to repurchase, reacquire or redeem any FBI Stock or other FBI securities or to provide funds to or make any investment (in the form of a Loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.2(d) of the FBI Disclosure Schedules, to the knowledge of FBI, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting FBI Stock.
Section 3.3   Authority; Approvals.
(a)   FBI has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to receipt of the FBI Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by FBI and, assuming the due authorization, execution and delivery hereof by HBI, is a duly authorized, valid, legally binding agreement of FBI, enforceable against FBI in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of FBI. The board of directors of FBI has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of FBI and its shareholders, (ii) directed that this Agreement be submitted to FBI’s shareholders for approval and adoption and (iii) resolved to recommend to FBI’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the FBI Shareholder Approval (as defined herein), no further corporate proceedings on the part of FBI are necessary for FBI to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.
(c)   Section 3.3(c) of the FBI Disclosure Schedules lists all consents, approvals, authorizations, applications, filings, notices, registrations and qualifications of any Governmental Body (as defined herein) that are required to be made or obtained by FBI or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and any filings by FBI with the SEC, the FDIC or the MDF or under the GBCL or any other applicable law with respect to the change in control of FBI and Farmers State Bank or HBI’s or Hawthorn Bank’s acquisition of FBI and Farmers State Bank (collectively, the “FBI Regulatory Approvals”).
Section 3.4   No Conflicts; Consents.
(a)   Neither the execution and delivery by FBI of this Agreement and the related documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by FBI with any of the provisions hereof or thereof, will, assuming that the FBI Regulatory Approvals and the FBI Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of FBI or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of FBI or any of its Subsidiaries or (2) except as set forth in Section 3.4(b) of the FBI Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FBI or any of its Subsidiaries is a party or by which it may be bound, or to which FBI or any of its Subsidiaries or any of the properties or assets of FBI or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to FBI or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on FBI or any of its Subsidiaries.
(b)   Except for federal and state securities laws, the FBI Regulatory Approvals, the FBI Shareholder Approval and as set forth in Section 3.4(b) of the FBI Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other third party is required to be obtained or made by FBI or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are respectively a party and the consummation of the transactions contemplated hereby and thereby.
Section 3.5   Proceedings.
(a)   Neither FBI nor Farmers State Bank is, or since December 31, 2022, has been, a party to any, nor are there any pending or, to FBI’s knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of noncompliance or other proceedings of any nature against FBI or Farmers State Bank that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBI, or challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is, and since December 31, 2022 has been, no injunction, order, judgment, or decree imposed upon FBI, Farmers State Bank, or the assets of FBI or Farmers State Bank, and neither FBI nor Farmers State Bank has been advised of, or is aware of, the threat of any such action.
Section 3.6   Financial Statements.
(a)   FBI has furnished or made available to HBI true, correct and complete copies of FBI’s unaudited consolidated balance sheets as of December 31, 2025, 2024 and 2023, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2025, 2024 and 2023 (the “FBI Annual Financial Statements”). FBI has also furnished or made available to HBI a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Farmers State Bank as of and for each reporting period during the three (3) years ended December 31, 2025. The FBI Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “FBI Financial Statements.”
(b)   The FBI Annual Financial Statements have been prepared from the books and records of FBI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of FBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of Farmers State Bank and the results of its operations at the dates and for the periods indicated in material compliance with the rules and regulations of applicable federal banking authorities.
(c)   Neither FBI nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities (i) fully set forth or provided for in the FBI Financial Statements, (ii) incurred in the Ordinary Course of Business since December 31, 2025 in amounts consistent with past practice, and which are set forth on Section 3.6(c) of the FBI Disclosure Schedules, or (iii) incurred in connection with this Agreement and the related documents to which FBI and its Subsidiaries are a party and the transactions contemplated hereby and thereby, and which are set forth on Section 11.1(r) of the FBI Disclosure Schedules, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.
Section 3.7   Compliance with Laws and Regulatory Filings.
(a)   FBI and each of its Subsidiaries have, since December 31, 2022, complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule,

regulation, policy and/or guideline of any Governmental Body applicable to FBI or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans (collectively, “Banking Laws”). Neither FBI nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving FBI or Farmers State Bank or any of their respective officers, directors or Affiliates, during the last two (2) years. To the knowledge of FBI, each of FBI and Farmers State Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Farmers State Bank is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”
(b)   FBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the MDF or any other Governmental Body having supervisory jurisdiction over FBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the Ordinary Course of Business, no Governmental Body has initiated any Proceeding or, to FBI’s knowledge, investigation into the business or operations of FBI or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Farmers State Bank or FBI. FBI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)(1)) and is “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Farmers State Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)(1)).
(c)   None of FBI, its Subsidiaries or, to the knowledge of FBI, any director, officer, employee, agent or other person acting on behalf of FBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for FBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FBI or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)   Notwithstanding the foregoing, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Section 3.7 that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 3.8   Absence of Certain Changes.   Except as set forth in Section 3.8 of the FBI Disclosure Schedules, since December 31, 2025, (a) FBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) neither FBI nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on FBI or Farmers State Bank has occurred.
Section 3.9   Investments.   FBI has furnished or made available to HBI a true, correct and complete list, as of December 31, 2025, of all securities, including municipal bonds, owned by Farmers State Bank (the “Securities Portfolio”). All such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Farmers State Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than Farmers State Bank and the Trust) in which the ownership interest of FBI, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To FBI’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of FBI and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FBI believes are prudent and reasonable in the context of their respective businesses, and each of FBI and its Subsidiaries has, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.
Section 3.10   Loan Portfolio and Allowance for Credit Losses.
(a)   All evidences of indebtedness to which FBI or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, is enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither FBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan by FBI and its Subsidiaries and none has been asserted. FBI has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense with respect to any Loan.
(b)   The credit files of FBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to FBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of FBI or any of its Subsidiaries (including Loans that will be outstanding if FBI or such Subsidiary advances funds it is obligated to advance).
(c)   To the extent that Farmers State Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Small Business Administration (“SBA”) with respect to Loans originated pursuant to or in association with the PPP. Farmers State Bank has not originated any Loan under the PPP to any insider, as the term is defined under Regulation O (12 C.F.R. Part 215). Farmers State Bank has not received any inquiry by the SBA regarding a request to audit a Loan under the PPP originated by Farmers State Bank.
(d)   The allowance for credit losses (the “Allowance”) shown on the FBI Financial Statements as of December 31, 2025 was, and the Allowance to be shown on any financial statements of FBI or Farmers State Bank or Consolidated Reports of Condition and Income of Farmers State Bank as of

any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on Loans outstanding (including accrued interest receivable) of FBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make Loans or extend credit). FBI has adopted and fully implemented CECL (as defined herein), effective as of January 1, 2023.
Section 3.11   Certain Loans and Related Matters.
(a)   Except as set forth in Section 3.11(a) of the FBI Disclosure Schedules, as of December 31, 2025, neither FBI nor any of its Subsidiaries is a party to any written or oral: (i) Loan agreement, note or borrowing arrangement (other than credit card Loans and other Loans the unpaid balance of which does not exceed $10,000 per Loan) under the terms of which the obligor is sixty (60) calendar days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) Loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other Loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; or (iii) Loan agreement, note or borrowing arrangement in material violation of any law, regulation or rule applicable to FBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over FBI or any of its Subsidiaries.
(b)   Section 3.11(b) of the FBI Disclosure Schedules contains the “watch list of loans” of Farmers State Bank (“Watch List”) as of December 31, 2025. To the knowledge of FBI, there is no other Loan, Loan agreement, note or borrowing arrangement which should be included on the Watch List based on FBI’s or Farmers State Bank’s Ordinary Course of Business and safe and sound banking principles.
(c)   Except as set forth in Section 3.11(c) of the FBI Disclosure Schedules, no contracts pursuant to which FBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by FBI or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to FBI or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.
Section 3.12   Transactions with Affiliates.   Except as set forth in Section 3.12 of the FBI Disclosure Schedules, there are no outstanding amounts payable to or receivable from, or advances by FBI or Farmers State Bank to, and neither FBI nor Farmers State Bank is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder, or other Affiliate of FBI or Farmers State Bank, or to FBI’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FBI or Farmers State Bank and other than deposits held by Farmers State Bank in the Ordinary Course of Business. Except as set forth in Section 3.12 of the FBI Disclosure Schedules, neither FBI nor Farmers State Bank is a party to any transaction or agreement with any of its respective directors, executive Officers, or other Affiliates other than deposit accounts of those individuals at Farmers State Bank. All agreements between FBI and any of its Affiliates comply in all material respects, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223).
Section 3.13   Books and Records.   The minute books, stock certificate books and stock transfer ledgers of FBI and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of FBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.14   Fiduciary Responsibilities.   Neither FBI nor any of its Subsidiaries have offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including accounts for which FBI or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.
Section 3.15   Real Property Owned or Leased.
(a)   Section 3.15(a) of the FBI Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by FBI or its Subsidiaries as of the date of this Agreement, including non-residential other real estate, and the owner or lessee thereof (the “FBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, FBI Real Property, all title insurance policies for FBI Real Property that is owned by FBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such owned FBI Real Property is subject, have been furnished or made available to HBI.
(b)   No lease or deed with respect to any FBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such FBI Real Property pertaining to its current primary purpose.
(c)   None of the buildings and structures located on any FBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any FBI Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant FBI Real Property. No condemnation proceeding is pending or, to FBI’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any FBI Real Property in the manner in which it is currently being used.
(d)   FBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all FBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the FBI Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.
(e)   All buildings and other facilities used in the business of FBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.16   Personal Property.   Each of FBI and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “FBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in FBI Financial Statements, (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant FBI Personal Property, and (c) as set forth on Section 3.16(c) of the FBI Disclosure Schedules. Subject to ordinary wear and tear, the FBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 3.17   Environmental Laws.   FBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last three (3) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. FBI is not aware of, nor has FBI or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of FBI or any of its Subsidiaries with all Environmental Laws. Neither FBI nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance against FBI or its Subsidiaries under any Environmental Laws. No FBI Real Property and, to FBI’s knowledge, no real property owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by FBI or its Subsidiaries or owned, operated or leased by FBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of FBI, has been the site of any release of any Hazardous Materials. To FBI’s knowledge, (a) no asbestos was used in the construction of any FBI Real Property (or any improvements thereon), (b) no real property currently or previously owned by FBI or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, (c) there are no underground storage tanks at any properties owned or operated by FBI or any of its Subsidiaries, and (d) no underground storage tanks have been closed or removed from any properties owned or operated by FBI or any of its Subsidiaries. FBI has made available to HBI all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to FBI Real Property, any real property formerly owned or operated by FBI or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of FBI or any of its Subsidiaries.
Section 3.18   Taxes.
(a)   Each of FBI and its Subsidiaries has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all income and other material Tax Returns (as defined herein) it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either FBI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by FBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither FBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been received by FBI or any of its Subsidiaries from a Governmental Body in a jurisdiction where FBI or any of its Subsidiaries, as applicable, does not file Tax Returns that indicated that FBI or any of its Subsidiaries, as applicable, is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of FBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of FBI or any of its Subsidiaries to pay any Tax.
(b)   Each of FBI and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of FBI and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(c)   There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of FBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which FBI has knowledge based upon contact with any agent of such Governmental Body. Section 3.18(c) of the FBI Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to FBI or any of its Subsidiaries for any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. FBI has made available to HBI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by FBI and its Subsidiaries with respect to any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law).

(d)   Neither FBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)   Neither FBI nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Except as set forth in Section 3.18(e) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which FBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than FBI and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f)   Neither FBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g)   None of FBI, any of its Subsidiaries, HBI or any Affiliate of HBI will be required to include any item of income in, and none of FBI, any of its Subsidiaries, HBI or any Affiliate of HBI will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following in connection with FBI or any of its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), except as set forth in Section 3.18(g) of the FBI Disclosure Schedules; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election to defer Taxes pursuant to U.S. Pub. L. 116-136, the CARES Act, or any similar state, local, or non-U.S. Tax law or official guidance promulgated in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or related economic dislocation.
(h)   Neither FBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)   The unpaid Taxes of FBI and its Subsidiaries (i) did not, as of September 30, 2025, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in FBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for any deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FBI and its Subsidiaries in filing its Tax Returns. Since September 30, 2025, neither FBI nor its Subsidiaries has incurred any liability for Taxes outside the Ordinary Course of Business or inconsistent with past practice.
(j)   Neither FBI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Mergers, taken together, or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither FBI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)   There is no limitation on the utilization by FBI or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or any similar provision of federal, state, local or non-U.S. Tax law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
(l)   Neither FBI nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).
(m)   FBI and each of its Subsidiaries (other than the Trust, which is a grantor trust) has been treated as a C corporation for federal and state income tax purposes at all times since 1998 and each will be treated as a C corporation up to and on the Closing Date.
Section 3.19   Contracts and Commitments.
(a)   Except as set forth in Section 3.19(a) of the FBI Disclosure Schedules (the “FBI Contracts”), neither FBI nor any of its Subsidiaries is a party to or bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral, express or implied) or amendment thereto:
(i)   employment, personal services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;
(ii)   which would entitle any present or former director, officer, employee or agent of FBI or any of its Subsidiaries to indemnification from FBI or any of its Subsidiaries or imposed on FBI or any of its Subsidiaries indemnification obligations;
(iii)   collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);
(iv)   bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(v)   which provides that the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi)   which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of FBI and or its Subsidiaries;
(vii)   requiring a notice of, consent to, waiver of, monetary fee or payment for or otherwise contains a provision relating to, triggered by or contemplating a “change of control”, acquisition, or merger of FBI or any of its Subsidiaries or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;
(viii)   material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(ix)   contract or commitment for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;
(x)   material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) calendar days after the date of this Agreement and not terminable upon notice of sixty (60) calendar days or less;
(xi)   which is not terminable on sixty (60) calendar days or less notice and involving the payment of more than $50,000 per annum;
(xii)   contract or option to purchase or sell any real or personal property other than any contract for the purchase or sale of personal property in the Ordinary Course of Business;

(xiii)   contract, agreement or letter with respect to the management or operations of FBI or Farmers State Bank imposed by any Governmental Body having supervisory jurisdiction over FBI or Farmers State Bank;
(xiv)   note, debenture, agreement, contract or indenture related to the borrowing by FBI or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business;
(xv)   guaranty by FBI or any of its Subsidiaries of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business;
(xvi)   excluding deposit relationships entered into in Ordinary Course of Business and compliance with applicable law, agreement with or extension of credit to any executive officer or director of FBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding FBI Stock, or any Affiliate of such Person;
(xvii)   agreement with any executive officer or director of FBI or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding FBI Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);
(xviii)   lease of real property;
(xix)   containing covenants that limit the ability of FBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, FBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);
(xx)   obligating FBI or any of its Subsidiaries (or, after the consummation of the transactions contemplated hereby, HBI and its Affiliates) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than FBI or any of its Subsidiaries “most favored nation” status or similar rights;
(xxi)   relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(xxii)   providing any rights to investors in FBI or any of its Subsidiaries, including registration, preemptive or antidilution rights or rights to designate members of or observers to the board of directors of FBI or any of its Subsidiaries;
(xxiii)   any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) calendar days or less;
(xxiv)   pursuant to which FBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;
(xxv)   any agreement between Farmers State Bank, on the one hand, and a Person listed on Section 3.1(f) of the FBI Disclosure Schedules, on the other hand; or
(xxvi)   any contract, other than the foregoing, with payments aggregating $50,000 or more per annum not made in the Ordinary Course of Business.
(b)   Each FBI Contract is legal, valid and binding on FBI or its Subsidiaries, as the case may be, and to the knowledge of FBI, the other parties thereto, and is enforceable by FBI or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of FBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each FBI Contract and there are no existing material defaults by FBI or its Subsidiary, as the case may be, or, to the knowledge of FBI, the other party thereunder and, to the knowledge of FBI, there are no allegations or assertions of such by any party under such FBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each FBI Contract has been delivered or made available to HBI. “FBI Contract” does not include letters of credit, loans or unfunded loan commitments made by Farmers State Bank or deposit liabilities of Farmers State Bank.
Section 3.20   Fidelity Bonds and Insurance.
(a)   A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of FBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Section 3.20(a) of the FBI Disclosure Schedules.
(b)   All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by FBI or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which FBI or such Subsidiary is a party; (iii) are usual and customary as to amount, scope and type of risk insured for the business conducted by FBI and its Subsidiaries; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of FBI, no insurer under any such policy or bond has canceled or indicated to FBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither FBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither FBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.
Section 3.21   Regulatory Actions and Approvals.   There are no Proceedings pending or, to the knowledge of FBI, threatened, against FBI or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over FBI or any of its Subsidiaries. Neither FBI nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Body that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations (each, a “FBI Regulatory Agreement”), nor has FBI or any of its Subsidiaries been advised in writing, or to the knowledge of FBI orally, by any Governmental Body that it is considering issuing, initiating, ordering, or requesting any such FBI Regulatory Agreement. Neither FBI nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any FBI Regulatory Approvals, the Mergers, the Bank Merger or the other transactions contemplated by this Agreement, nor does FBI or any of its Subsidiaries have any reason to believe that HBI will not be able to obtain all FBI Regulatory Approvals for any reason attributable to FBI or its Subsidiaries.
Section 3.22   Employee Matters.
(a)   FBI has provided or made available to HBI a list of all current employees of FBI or any of its Subsidiaries (including, without limitation, those individuals for whom FBI or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) payrolling entity. As of the Closing Date, all compensation payable to all employees of FBI and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on FBI’s interim financial statements)

and there are no outstanding agreements, understandings, or commitments of FBI or its Subsidiaries with respect to any compensation.
(b)   FBI has provided or made available to HBI a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with FBI or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of FBI and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on FBI’s interim financial statements) and there are no outstanding agreements, understandings or commitments of FBI or its Subsidiaries with respect to any such compensation.
(c)   Neither FBI nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing nor, to FBI’s knowledge, purporting to represent any employee of FBI or its Subsidiaries. Neither FBI nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to FBI’s knowledge, no such complaint has been threatened. Neither FBI nor any of its Subsidiaries has received any written notice concerning, and, to FBI’s knowledge, there are not and have never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees of FBI or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of FBI or its Subsidiaries.
(d)   FBI and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of FBI, no person has asserted to FBI or any of its Subsidiaries that FBI or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any Taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to FBI’s knowledge, threatened against FBI or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and FBI has no knowledge of any basis on which any such Proceedings could be brought.
(e)   Neither FBI nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).
Section 3.23   Compensation and Employee Benefit Plans.
(a)   Section 3.23(a) of the FBI Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of FBI or any of its ERISA Affiliates (as defined herein) and (ii) that are sponsored or maintained by FBI or any of its ERISA Affiliates, or (iii) to which FBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of FBI or any of its ERISA Affiliates, or (iii) with respect to which FBI or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off (“PTO”) or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “FBI Employee Plan”). Neither FBI nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of FBI or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of FBI, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any FBI Employee Plan. All FBI Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of FBI, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to FBI Employee Plans. All contributions, premiums or other payments required by law or by any FBI Employee Plan have been made or accrued by the due date thereof.
(b)   Neither FBI nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment health benefits under any FBI Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each FBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination, opinion, or advisory letter from the IRS and, to the knowledge of FBI, no event or circumstance has occurred that would disqualify any such FBI Employee Plan. FBI has provided or made available copies of (i) each FBI Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each FBI Employee Plan together with each summary of material modification required under ERISA with respect to such FBI Employee Plan, (iii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iv) all determination, opinion or advisory letters from the IRS with respect to any FBI Employee Plan, (v) each trust agreement, insurance policy or other instrument relating to the funding or administration of any FBI Employee Plan, (vi) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each FBI Employee Plan, (vii) the most recent determination or opinion letter issued by the IRS with respect to each FBI Employee Plan that is intended to qualify under Section 401 of the Code, (viii) the most recent available financial statements for each FBI Employee Plans, (ix) the most recent audited financial statements for each FBI Employee Plan for which audited statements are required by ERISA, (x) the most recent nondiscrimination tests performed under the Code, and (xi) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation, the U.S. Department of Labor or any other Governmental Entity relating to each FBI Employee Plan.
(c)   FBI and its ERISA Affiliates have complied in all material respects with the continuation coverage requirements of Section 601 et. seq. of ERISA and section 4980B of the Code, as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. No event or circumstance exists that could reasonably be expected to result in a Tax, penalty or other Liability under Code sections 4980B, 4980D, 4980G, 4980H or 5000.
(d)   Neither FBI nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither FBI nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither FBI nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither FBI nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither FBI nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.
(e)   There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of FBI or any of its Subsidiaries now or following the Closing. There are no proceedings pending or threatened against or with respect to any FBI Employee Plan that would reasonably be expected to result in Liability to FBI or any of its ERISA Affiliates.
(f)   Except as set forth in Section 3.23(f) of the FBI Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of FBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of FBI or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause FBI to transfer or set aside any assets to fund any benefits under any FBI Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any FBI Employee Plan on or following the Effective Time. Section 3.23(f) of the FBI Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements in accordance with GAAP on FBI’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of FBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by FBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) (or any corresponding provision of state, local or foreign Tax law).
(g)   Except as set forth in Section 3.23(g) of the FBI Disclosure Schedules, neither FBI nor any of its Subsidiaries is a party to or bound by any plan or agreement under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of FBI or any of its ERISA Affiliates.
(h)   The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which implements and forms a part of the ESOP is now, and, to the knowledge of FBI, has been at all times since its inception, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.
(i)   The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. As of the Closing Date, neither FBI nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.
(j)   Neither FBI nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on FBI. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse Effect on FBI. Neither FBI nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.
(k)   Each FBI Employee Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither FBI nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(l)   Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of FBI to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of FBI to merge, amend or terminate any FBI Employee Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any FBI Employee Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. FBI has made available to HBI true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
Section 3.24   Deferred Compensation and Salary Continuation Arrangements.
(a)   Section 3.24(a) of the FBI Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of FBI or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on FBI’s consolidated balance sheet. To the knowledge of FBI, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
(b)   Section 3.24(b) of the FBI Disclosure Schedules contains a list of all salary continuation arrangements of FBI or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on FBI’s consolidated balance sheet.
Section 3.25   Internal Controls.   FBI and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of FBI and to maintain accountability for FBI’s consolidated assets; (c) access to FBI’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of FBI’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither FBI’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FBI, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.
Section 3.26   Derivative Contracts.   Neither FBI nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in FBI Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.27   Deposits.   No deposit of Farmers State Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the Ordinary Course of Business).
Section 3.28   Intellectual Property; Privacy.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FBI: (a)(i) FBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of FBI, neither FBI nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which FBI or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to FBI or any of its Subsidiaries within the past six years that FBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of FBI, no person is challenging, infringing on or otherwise violating, any right of FBI or any of its Subsidiaries with respect to any Intellectual Property owned by FBI or its Subsidiaries; (c) neither FBI nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by FBI or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) FBI and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by FBI and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing. Following the Closing, the Surviving Corporation and its Subsidiaries will have all of the rights of FBI and its Subsidiaries with respect to the Intellectual Property to the same extent that FBI and its Subsidiaries have immediately prior to the Closing.
(b)   Neither FBI nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of FBI or any of its Subsidiaries or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
(c)   (i) The computer, information technology and data processing systems, facilities and services used by FBI and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of FBI and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of FBI and each of its Subsidiaries as currently conducted. To FBI’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by FBI or its Subsidiaries, and FBI and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. FBI and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of FBI and each of its Subsidiaries in all material respects. FBI and each of its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.
Section 3.29   Shareholders’ List.   Section 3.29 of the FBI Disclosure Schedules contains a true, correct and complete list of the record holders of shares of FBI Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses according to the books and records of FBI, and number of shares held of record, which shareholders’ list is in all respects, accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.
Section 3.30   SEC Status; Securities Issuances.   FBI is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by FBI and any of its Subsidiaries have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.
Section 3.31   Dissenting Shareholders.   FBI has no knowledge of any plan or intention on the part of any shareholder of FBI to make written demand for payment of the fair value of such holder’s shares of FBI Stock in the manner provided in Section 2.3.
Section 3.32   Takeover Laws.   This Agreement and the Mergers contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to FBI.
Section 3.33   Brokers, Finders and Financial Advisors.   Section 3.33 of the FBI Disclosure Schedules sets forth fees or commissions payable by FBI to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “FBI Advisory Fees”). Other than the FBI Advisory Fees, none of FBI, any of its Subsidiaries or, any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions that would be payable by FBI or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.
Section 3.34   Fairness Opinion.   Prior to the execution of this Agreement, FBI has received a written opinion from Olsen Palmer LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders FBI pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF HBI AND MERGER SUB
HBI and Merger Sub represent and warrant to FBI as set forth below. On the date of this Agreement, HBI delivered to FBI schedules (the “HBI Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the HBI Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement and shall not be deemed an admission by HBI that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect. The representations and warranties set forth below are further qualified by HBI’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 5, 2026 with the SEC, HBI’s Definitive Proxy Statement for the 2026 Annual Meeting of Shareholders of HBI, filed on April 17, 2026 with the SEC, and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2025 (collectively, “HBI SEC Reports”) (it being understood that anything disclosed in the HBI SEC Reports shall be deemed disclosed for purposes of this Agreement but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature).
Section 4.1   Organization.
(a)   HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Hawthorn Bank is a Missouri state-chartered trust company duly organized, validly existing and in good standing under the laws of the State of Missouri.
(b)   HBI, Merger Sub and Hawthorn Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on HBI. HBI engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.
(c)   Hawthorn Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate Loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the MDF, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of Hawthorn Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Hawthorn Bank.
Section 4.2   Capitalization.
(a)   The authorized capital stock of HBI consists of 15,000,000 shares of HBI Common Stock, par value $1.00 per share, 6,890,143 shares of which are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 39,371 restricted stock unit awards outstanding in respect of shares of HBI Common Stock granted by HBI. HBI owns all of the issued and outstanding shares of common stock, par value $100.00 per share, of Hawthorn Bank (“Hawthorn Bank Stock”). All of the issued and outstanding shares of HBI Common Stock and Hawthorn Bank Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.
(b)   At the Effective Time, the shares of HBI Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3   Authority; Approvals.
(a)   Each of HBI and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which they are a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of HBI and Merger Sub and is a duly authorized, valid, legally binding agreement of each of HBI and Merger Sub and enforceable against HBI and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
(b)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of

HBI and Merger Sub. No further corporate proceedings on the part of HBI or Merger Sub are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.
(c)   Section 4.3(c) of the HBI Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by HBI or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Mergers and the Bank Merger (collectively, the “HBI Regulatory Approvals” and together with the FBI Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the HBI Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) HBI of this Agreement, or (ii) Hawthorn Bank of the Bank Merger Agreement.
Section 4.4   No Conflicts; Consents.   Neither the execution and delivery by HBI of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by HBI with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of HBI or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of HBI or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HBI or any of its Subsidiaries is a party or by which it may be bound, or to which HBI or any of its Subsidiaries or any of the properties or assets of HBI or any of its Subsidiaries may be subject, or (b) assuming that the HBI Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to HBI or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on HBI.
Section 4.5   Proceedings.   There are no Proceedings pending or, to HBI’s knowledge, threatened against HBI or any of its Subsidiaries, and HBI has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on HBI or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither HBI nor Hawthorn Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.
Section 4.6   Financial Statements.
(a)   HBI has furnished or made available to FBI true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 5, 2026, which contains HBI’s audited consolidated balance sheet (which includes the allowance for credit losses) as of December 31, 2025, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2025 (the “HBI Financial Statements”).
(b)   The HBI Financial Statements have been prepared from the books and records of HBI and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of HBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.
(c)   Neither HBI nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities: (i) fully set forth or provided for in the HBI Financial Statements, (ii) incurred in the Ordinary Course of Business since December 31, 2025, or (iii) incurred in connection with this Agreement and the related documents to which HBI and its Subsidiaries are a party and the transactions contemplated hereby and thereby.

(d)   HBI and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of HBI and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of HBI, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of HBI’s and its Subsidiaries’ assets that could have a material effect on HBI’s financial statements.
(e)   HBI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by HBI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to HBI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of HBI required under the Exchange Act with respect to such reports. HBI has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to HBI’s auditors and the audit committee of the board of directors of HBI (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect HBI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HBI’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public FBI Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
Section 4.7   Compliance with Laws and Regulatory Filings.
(a)   HBI and Hawthorn Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to HBI or Hawthorn Bank, including all Banking Laws and Environmental Laws. HBI and Hawthorn Bank have neither had nor suspected any material incidents of fraud or defalcation involving HBI, Hawthorn Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of HBI and Hawthorn Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Hawthorn Bank that are designed to properly monitor transaction activity (including wire transfers). Hawthorn Bank has a Community Reinvestment Act rating of “satisfactory.”
(b)   HBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the MDF, or any other Governmental Body having supervisory jurisdiction over HBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to HBI’s knowledge, any investigation into the business or operations of HBI or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of HBI or Hawthorn Bank. HBI is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Hawthorn Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).
(c)   There are no Proceedings pending or, to the knowledge of HBI, threatened, against HBI or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over HBI or any of its Subsidiaries. Neither HBI nor any of its Subsidiaries is subject to a formal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. HBI has no knowledge of any fact or circumstance relating to HBI or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this

Agreement, including the Bank Merger, nor does HBI have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Mergers and the Bank Merger.
(d)   Notwithstanding the foregoing, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Section 4.7 that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Section 4.8   SEC Reports.
(a)   HBI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2022. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   HBI is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HBI.
Section 4.9   Absence of Certain Changes.   Except as set forth in Section 4.9 of the HBI Disclosure Schedules, since December 31, 2025, (a) HBI and Hawthorn Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on HBI or Hawthorn Bank has occurred.
Section 4.10   Taxes.
(a)   Subject to applicable extension periods, HBI and its Subsidiaries have duly and timely filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either HBI or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by HBI or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either HBI or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither HBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the Ordinary Course of Business). No written claim has ever been received by HBI or any of its Subsidiaries from a Governmental Body in a jurisdiction where HBI or any of its Subsidiaries, as applicable, does not file Tax Returns that indicates that HBI or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of HBI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of HBI or any of its Subsidiaries to pay any Tax.
(b)   HBI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of HBI and its Subsidiaries has complied in all material respects with all information reporting obligations with respect thereto.

(c)   There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of HBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which HBI has knowledge based upon contact with any agent of such Governmental Body.
(d)   Neither HBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)   Neither HBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Neither HBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which HBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than HBI and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(f)   Neither HBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g)   Neither HBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(h)   Neither HBI nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Mergers, taken together, or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither HBI nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(i)   HBI and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since formation and each will be treated as a C corporation up to and on the Closing Date.
Section 4.11   Brokers, Finders and Financial Advisors.   Other than fees payable by HBI to Raymond James & Associates, Inc., neither HBI, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 4.12   Fairness Opinion.   Prior to the execution of this Agreement, HBI has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by HBI to the shareholders of FBI pursuant to this Agreement is fair, from a financial point of view, to HBI. Such opinion has not been amended or rescinded.
Section 4.13   No Financing.   HBI has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. HBI does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.
Section 4.14   Compensation and Benefit Plans.   Section 4.14 the HBI Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of HBI or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by HBI or any of its ERISA Affiliates, or (c) to which HBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of HBI or any of its ERISA Affiliates, or (d) with respect to which HBI or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, PTO or fringe benefit plan, policy, arrangement, program, practice or agreement other than an agreement for the employment or engagement of any employee, director, consultant, or other service provider that is not required to be disclosed under Regulation S-K promulgated by the SEC (each of the foregoing, a “HBI Employee Plan”). All of the HBI Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.
Section 4.15   HBI Information.   The information relating to HBI and its Subsidiaries that is supplied by or on behalf of HBI for inclusion or incorporation by reference in the Registration Statement and the Registration Statement will not (with respect to the Proxy Statement, as of the date the Registration Statement is first mailed or delivered to FBI shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any HBI Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Registration Statement relating to HBI and HBI’s Subsidiaries and other portions thereof within the reasonable control of HBI and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
ARTICLE V.
COVENANTS OF FBI
FBI covenants and agrees with HBI and Merger Sub as follows:
Section 5.1   Approval of Shareholders of FBI; Efforts.
(a)   FBI shall, and shall cause its board of directors to, (i) take all commercially reasonable action in accordance with the federal securities laws, the laws of the State of Missouri and the Organizational Documents of FBI necessary to (1) call and give notice of a special meeting of its shareholders (the “FBI Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) calendar days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the FBI Shareholder Meeting to take place on a date that is within forty-five (45) calendar days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the FBI Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of two-thirds (2/3) of the outstanding shares of FBI Stock entitled to vote thereon (the “FBI Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of FBI that the FBI shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “FBI Board Recommendation”), (iv) except as permitted by Section 5.1(b), not withdraw, amend or modify the FBI Board Recommendation in a manner adverse to HBI (a “Change in Recommendation”), (v) unless there has been a Change in Recommendation, recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (vi) unless there has been a Change in Recommendation, reaffirm the FBI Board Recommendation within three (3) Business Days following a request by HBI, and (vii) unless there has been a Change in Recommendation, not make any statement, filing or release, in connection with the FBI Shareholder Meeting or otherwise, inconsistent with the FBI Board Recommendation. FBI shall adjourn or postpone the FBI Shareholder Meeting, if, (x) as of the time for which such meeting is originally scheduled, there are insufficient shares of FBI Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (y) if on the date of such meeting, FBI has not received proxies representing a sufficient number of shares necessary to obtain the FBI Shareholder Approval, or (z) after consultation with HBI, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which FBI’s board of directors has determines in good faith, after receiving the advice of its outside counsel, is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by FBI’s shareholders prior to the FBI Shareholder Meeting. FBI shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the FBI Shareholder Approval. FBI shall only be required to adjourn or postpone the FBI Shareholder Meeting two (2) times, for aggregate adjournments or postponements not exceeding forty-five (45) calendar days, pursuant to the immediately preceding sentence of this Section 5.1(a) and any further adjournments or postponements of the FBI Shareholder Meeting pursuant to such sentence (other than as provided in clause (z)) shall require the prior written consent of HBI. Except with the prior approval of HBI or as required by applicable law, no other matters shall be submitted for the approval of the shareholders of FBI at the FBI Shareholder Meeting.
(b)   Notwithstanding the foregoing, if FBI has complied with Section 5.5, the board of directors of FBI may effect a Change in Recommendation if FBI or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the FBI Shareholder Approval and the board of directors of FBI has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with FBI’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the FBI Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of FBI at the FBI Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve FBI of such obligation. In the event that there is present at the FBI Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the FBI Shareholder Approval, FBI will not adjourn or postpone the FBI Shareholder Meeting unless FBI is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of FBI. FBI shall keep HBI updated with respect to the proxy solicitation results in connection with the FBI Shareholder Meeting as reasonably requested by HBI.
(c)   If this Agreement is approved by FBI’s shareholders, FBI shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and HBI reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.2   Activities of FBI Pending Closing.
(a)   From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless HBI has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the FBI Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, FBI shall, and shall cause each of its Subsidiaries to:
(i)   conduct its affairs (including the making of or agreeing to make any Loans or other extensions of credit) only in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;
(ii)   use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)    promptly (and in no event more than 48 hours) give written notice to HBI of (A) any material change in its business or operations, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over FBI or any of its Subsidiaries, (C) the commencement or to FBI’s knowledge threat of any Proceeding against FBI or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of FBI contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on FBI or Farmers State Bank; and
(iv)   except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of FBI or HBI to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.
(b)   From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the FBI Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, FBI shall not, and shall not permit any of its Subsidiaries to, without the written consent of HBI (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)   adjust, split, combine or reclassify any of FBI Stock;
(ii)   make, acquire, modify or renew, or agree to make, acquire, modify or renew, any Loans, Loan participations or other extensions of credit (whether directly or indirectly through the purchase of Loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the Ordinary Course of Business consistent with past practices and safe and sound banking principles;
(iii)   make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any Loan of more than $250,000; provided, however, that HBI’s consent shall be deemed to have been given if FBI has made a written request via e-mail to Jason Schwartz (jschwartz@hawthornbank.com), chief credit officer of HBI or Brent M. Giles, chief executive officer of HBI (bgiles@hawthornbank.com), for permission to take any action otherwise prohibited by this Section 5.2(a)(iii) and has provided HBI with information reasonably requested by HBI to make an informed decision with respect to such request, and HBI has failed to respond to such request within two (2) Business Days after HBI’s receipt of such request;
(iv)   renew, extend the maturity of, or alter any of the material terms of any (A) Loans classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classification by Farmers State Bank or by its state or federal regulators in its most recent examination, or (B) Loans on the internal Watch List provided to HBI; provided, however, that HBI’s consent shall be deemed to have been given if FBI has made a written request via e-mail to Jason Schwartz (jschwartz@hawthornbank.com), chief credit officer of HBI or Brent M. Giles, chief executive officer of HBI (bgiles@hawthornbank.com), for permission to take any action otherwise prohibited by this Section 5.2(a)(iv) and has provided HBI with information reasonably requested by HBI to make an informed decision with respect to such request, and HBI has failed to respond to such request within two (2) Business Days after HBI’s receipt of such request;
(v)   make or commit to make a Loan to any borrower with an outstanding Loan described in Section 5.2(b)(iv);
(vi)   issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of FBI Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement;
(vii)   grant any FBI Equity Awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based compensation;
(viii)   open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;
(ix)   enter into, amend, modify, renew, terminate or waive any material provision of any agreement of the type that would be required to be disclosed in Section 3.19(a) of the FBI Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(x)   (i) hire or terminate (other than for cause) any employee or independent contractor, except for hiring at will employees at an annual salary not to exceed $55,000 to fill vacancies that may arise in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business;
(xi)   grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FBI or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;
(xii)   except in the Ordinary Course of Business consistent with past practice and safe and sound banking practices, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any new employee welfare, retirement or similar plan or arrangement or any new plan or arrangement that would constitute a FBI Employee Plan;
(xiii)   except pursuant to agreements or arrangements in effect on the date of this Agreement, or making or renewing Loans to officers, directors, or any of their respective immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) and compliant with FBI’s Regulation O policies and procedures, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement or advancement in the Ordinary Course of Business consistent with past practice;
(xiv)   amend any FBI Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;
(xv)   (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of FBI Stock, other than the payment of (y) dividends from Farmers State Bank to FBI, and (z) regular quarterly cash dividends on FBI Stock in the amount of no more than $1.00 per share of FBI Stock, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of FBI Stock;
(xvi)   make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;
(xvii)   sell, transfer, convey, mortgage, encumber or otherwise dispose of any assets (tangible or intangible), deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to FBI or any of its Subsidiaries, other than non-exclusive licenses granted in the Ordinary Course of Business, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(xviii)   foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by HBI of a recent Phase I environmental review thereof;
(xix)   increase or decrease the rate of interest paid on deposit accounts, including new or renewed time deposits, except in a manner and pursuant to policies consistent with past practices, safe and sound banking practices and market rates;
(xx)   charge off any Loan or other extension of credit greater than $25,000 without three (3) Business Days’ prior written notice to HBI of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by HBI will be required;
(xxi)   (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the Ordinary Course of Business any property or assets of, any other Person;
(xxii)   materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xxiii)   amend or change any provision of the Organizational Documents of FBI or any of its Subsidiaries;
(xxiv)   make any capital expenditure which would exceed $10,000 individually or $25,000 in the aggregate;
(xxv)   prepay any indebtedness or other similar arrangements so as to cause FBI to incur any prepayment penalty thereunder;
(xxvi)   excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the Ordinary Course of Business consistent with past practices and safe and sound banking practices;
(xxvii)   settle any Proceeding (A) involving payment by it of money damages in excess of $25,000 in the aggregate or (B) imposing any material restriction on the operations of FBI or any of its Subsidiaries;
(xxviii)   purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of one (1) year or less and an AA rating by at least one nationally recognized ratings agency;
(xxix)   make any changes to the manner in which the Securities Portfolio is classified or reported;
(xxx)   make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;
(xxxi)   take or cause to be taken any action that would reasonably be expected to cause the Mergers, taken together, or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause the Mergers, taken together, and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(xxxii)   issue a replacement of any certificate representing its securities except upon (i) written notice to HBI, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to HBI and (iii) if required by HBI, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of FBI Stock represented therein; or
(xxxiii)   agree to do any of the foregoing.
Section 5.3   Access to Properties and Records.
(a)   To the extent permitted by applicable law, FBI shall and shall cause each of its Subsidiaries, upon reasonable notice from HBI to FBI to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of HBI full access to the properties, books and records of FBI and its Subsidiaries during normal business hours in order that HBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of FBI and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish HBI with such additional financial and operating data and other information as to the business and properties of FBI as HBI shall, from time to time, reasonably request.
(b)   As soon as practicable after they become available, FBI shall deliver or make available to HBI all unaudited monthly and quarterly financial information prepared for the internal use of management of FBI and all Consolidated Reports of Condition and Income filed by Farmers State Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, HBI shall return to FBI all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.
Section 5.4   Information for Regulatory Applications and SEC Filings.
(a)   To the extent permitted by law and during the pendency of this Agreement, FBI shall furnish HBI with all information concerning FBI or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by HBI with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. FBI shall fully cooperate with HBI in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. FBI shall, upon reasonable request by HBI, furnish to HBI all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of HBI, FBI or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Mergers or the Bank Merger and the other transactions contemplated by this Agreement.
(b)   None of the information relating to FBI and its Subsidiaries that is provided by FBI for inclusion in (i) the Proxy Statement to be prepared in accordance with FBI’s Organizational Documents and applicable law and mailed or delivered to FBI’s shareholders in connection with the solicitation of proxies by the board of directors of FBI for use at the FBI Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing or delivering the Proxy Statement to FBI’s shareholders, at the time of the FBI Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 5.5   No Solicitation; Acquisition Proposals.
(a)   Neither FBI nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal,

(ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Subsidiary of FBI shall constitute a breach of this Section 5.5 by FBI. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, FBI shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict FBI or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.5 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.
(b)   Promptly (but in no event more than forty-eight (48) hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, FBI shall advise HBI in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and FBI shall as promptly as reasonably practicable (but in no event more than forty-eight (48) hours) provide to HBI (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. FBI shall keep HBI reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.
(c)   Notwithstanding anything herein to the contrary, if at any time prior to the FBI Shareholder Meeting either FBI or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.5(a) and that the board of directors of FBI determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then FBI or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to FBI and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), FBI shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by FBI to HBI prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to HBI.
(d)   Notwithstanding anything herein to the contrary, at any time prior to the FBI Shareholder Meeting, the board of directors of FBI may make a Change in Recommendation and submit this Agreement to FBI’s shareholders without the FBI Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) FBI has received a Superior Proposal (after giving effect to the terms of any revised offer by HBI pursuant to this Section 5.5(d)), and (ii) the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of FBI may not take the actions set forth in this Section 5.5(d) unless:
(i)   such Superior Proposal did not result from a violation of this Section 5.5;
(ii)   FBI has provided HBI at least four (4) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);
(iii)   during such four (4) Business Day period, FBI has and has caused its financial advisors and outside legal counsel to consider and negotiate with HBI in good faith (to the extent HBI desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by HBI; and
(iv)   the board of directors of FBI has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by HBI prior to the close of business on such fourth (4th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.
Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(d) and will require a new determination and notice period as referred to in this Section 5.5(d); provided, that such notice period shall be two (2) Business Days.
(e)   FBI and each of its Subsidiaries shall, and FBI shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than HBI, Hawthorn Bank and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of FBI determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
(f)   Nothing contained in this Agreement shall prevent FBI or its board of directors from making any other disclosure to the shareholders of FBI that FBI or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.5.
Section 5.6   Termination of Contracts.   FBI shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that each contract listed on Section 5.6 of the FBI Disclosure Schedules will, if the Merger occurs, be terminated as of such date set forth on Section 5.6 of the FBI Disclosure Schedules; provided, however, that until the thirtieth (30th) calendar day prior to Closing, HBI shall have the right to add to Section 5.6 of the FBI Disclosure Schedules any vendor contract not then listed on Section 5.6 of the FBI Disclosure Schedules to the extent any such contract had not been made available to HBI prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by FBI or Farmers State Bank in connection with the termination of any Contract to be Terminated shall be accrued or paid by FBI on or prior to the Calculation Date based upon the applicable contract termination date set forth on Section 5.6 of the FBI Disclosure Schedules. Such notice and actions by FBI shall be in accordance with the terms of such contracts, and FBI will provide a draft of the notice to HBI prior to providing notice of termination to FBI’s counterparty and shall copy HBI on all communications with such counterparty regarding termination. For the avoidance of doubt, HBI shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by FBI as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.
Section 5.7   Liability Insurance.   FBI, at its own expense, shall obtain for a period of not less than six (6) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the six (6) year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each person and entity, including, without limitation, FBI, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by FBI or its Subsidiaries; provided, however, that the premium for such Tail Policy shall not exceed 150% of FBI’s current annual premium amount for its current insurance coverage.
Section 5.8   Allowance for Credit Losses.   FBI shall cause Farmers State Bank to maintain its Allowance in accordance with GAAP and all applicable rules and regulations and at a level reasonably estimated by management to be adequate in all respects to provide for all probable losses, net of recoveries relating to Loans previously charged off, on all outstanding Loans of FBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).
Section 5.9   Third-Party Consents.   FBI shall use Commercially Reasonable Efforts, and HBI shall reasonably cooperate with FBI at FBI’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the FBI Disclosure Schedules.
Section 5.10   Coordination; Integration.
(a)   The senior officers of FBI and Farmers State Bank agree to meet with senior officers of HBI and Hawthorn Bank, on a semi-monthly basis or as reasonably requested by HBI or FBI, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Hawthorn Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of FBI and Farmers State Bank; provided, that HBI and Hawthorn Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of FBI or Farmers State Bank, and to the extent permitted by applicable law, each of FBI and Farmers State Bank agrees to give reasonable consideration to HBI’s input on such matters, consistent with this Section 5.10, with the understanding that HBI shall in no event be permitted to exercise control of FBI or Farmers State Bank prior to the Effective Time and, except as specifically provided under this Agreement, FBI and Farmers State Bank shall have no obligation to act in accordance with HBI’s input.
(b)   Commencing after the date of this Agreement, FBI shall distribute by overnight mail or by electronic mail a copy of any FBI or Farmers State Bank board package, including the agenda and any draft minutes, to HBI promptly after it distributes a copy to the board of directors of FBI or Farmers State Bank; provided, however, that FBI shall not be required to provide to HBI copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of FBI, (ii) any matter that FBI’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of FBI’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to FBI’s or Farmers State Bank’s board of directors or the Loan Committee of FBI’s or Farmers State Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, Loan pricing or credit decisions.
(c)   Commencing after the date of this Agreement, FBI shall provide HBI with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of Farmers State Bank’s Loan Committee (collectively, the “FBI Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to FBI Loan Representatives, including, but not limited to, summaries of all Loans, Loan participations, other extensions of credit and charge-offs approved or requested in a given week, weekly updates on past dues and classified Loans, and certain documents related thereto.
(d)   Commencing after the date of this Agreement, FBI shall provide HBI with a monthly deposit report of Farmers State Bank that includes, without limitation, a detailed report of all new, renewed and closed deposit accounts and including, without limitation, a list of each such accounts, the amount of deposits in such accounts and the rate of interest paid on deposits in such accounts.
(e)   Commencing after the date of this Agreement and to the extent permitted by applicable law, HBI, Hawthorn Bank, FBI and Farmers State Bank shall use their Commercially Reasonable Efforts to plan the integration of FBI and Farmers State Bank with the businesses of HBI and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall

HBI or its Affiliates be entitled to control FBI or Farmers State Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of FBI and Farmers State Bank in the Ordinary Course of Business, FBI’s and Farmers State Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from FBI’s and Farmers State Bank’s outside contractors, and to assist HBI in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. HBI shall provide such assistance of its personnel as FBI and Farmers State Bank shall request to permit FBI and Farmers State Bank to comply with their obligations under this Section 5.10.
Section 5.11   Environmental Investigation; Rights to Terminate Agreement.
(a)   HBI and its consultants, agents and representatives shall have the right to the same extent that FBI or Farmers State Bank has such right (at HBI’s cost and expense), but not the obligation or responsibility, to inspect any FBI or Farmers State Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) calendar days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by HBI, HBI shall (i) notify FBI of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to FBI for such Secondary Investigation, for which HBI agrees to afford FBI the ability to comment on and HBI agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) calendar days after the date of receipt of FBI’s comments. HBI shall give reasonable notice to FBI of such Secondary Investigations, and FBI may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.
(b)   HBI agrees to indemnify and hold harmless FBI for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by HBI or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of HBI or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. HBI shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by FBI in the exercise of its sole discretion and not by HBI. HBI shall make no such report prior to Closing unless required to do so by law, and in such case shall give FBI reasonable prior written notice of HBI’s intentions so as to enable FBI to review and comment on such proposed report.
(c)   To the extent that HBI identifies any past or present events, conditions or circumstances that would require further reporting, remediation or cleanup action under Environmental Laws, FBI shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), FBI shall include the after-tax amount of the costs reasonably expected to be incurred by the Surviving Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining the FBI Expenses as defined in Section 11.1(r).
(d)   HBI shall have the right to terminate this Agreement within ninety (90) calendar days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by HBI because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on FBI; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any FBI Real Property, involving an expenditure reasonably expected by HBI to exceed $1,000,000 or that is reasonably likely to have a Material Adverse Effect on FBI or Farmers State Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any FBI Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law, and that is reasonably likely to have a Material Adverse Effect on FBI or Farmers State Bank. In the event HBI terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(d), if FBI reimburses HBI for the costs of preparing any Environmental Inspections, HBI shall deliver to FBI copies of any environmental report, engineering report, or property condition report prepared by HBI or any third party with respect to any FBI Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by HBI to any third party not affiliated with HBI, unless HBI is required by law to disclose such information.
(e)   FBI agrees to make available upon request to HBI and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any FBI Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of FBI. FBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with HBI and, at HBI’s cost and expense, shall be entitled to certify the same in favor of HBI and its consultants, agents and representatives and make all other data available to HBI and its consultants, agents and representatives.
Section 5.12   Bank Merger.   Prior to the Effective Time, FBI shall cause Farmers State Bank to cooperate with HBI and Hawthorn Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Merger.
Section 5.13   Financial Statements.   The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of FBI for the periods then ended, which may be provided by FBI to HBI subsequent to the date of this Agreement, shall be prepared from the books and records of FBI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of FBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Farmers State Bank subsequent to the date of this Agreement shall fairly present the financial position of Farmers State Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.
Section 5.14   Employee Benefit Plans.   FBI or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as HBI may reasonably require in order to cause the termination of all the FBI Employee Plans listed on Section 3.23(a) of the FBI Disclosure Schedules on terms reasonably satisfactory to HBI and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time, it being understood and agreed that the winding up of any such FBI Employee Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.14 shall not apply to any FBI Employee Plan with respect to which FBI or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan. As of the Closing Date, FBI shall have fully accrued the total amount of benefits due to each participant under any FBI Employee Plans listed on Section 3.23(a) of the FBI Disclosure Schedules, with such amounts calculated based on the benefit that would be owed to such participant upon a termination of employment immediately following the Closing Date and accrued in accordance with GAAP on FBI’s consolidated balance sheet.
Section 5.15   Regulatory Matters.   FBI shall and shall cause Farmers State Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of FBI or Farmers State Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, FBI shall accrue an amount sufficient to cover expenses reasonably required by HBI to timely remediate after the Merger.
Section 5.16   Payment of Indebtedness.   On or before the Closing Date, FBI shall have accrued for all of FBI’s obligations under the indebtedness set forth on Section 5.16 of the FBI Disclosure Schedules (the “FBI Indebtedness”) in accordance with the Payoff Letter (as defined herein).
Section 5.17   Termination of ESOP.   FBI will take all action necessary to terminate the ESOP effective immediately before the Effective Time, and FBI or the ESOP will pay all termination fees, or accrue for same, if any, associated with the termination prior to the Effective Time. FBI will not permit the trustees of the ESOP to make any distributions under the ESOP until the earlier of (a) receipt of a favorable IRS determination letter as to termination of the ESOP, (b) the last day on which the trustees are required to make that distribution under the terms of the ESOP, or (c) a date otherwise consented to by HBI. FBI will not amend the ESOP (other than as necessary to terminate it or as required by law) between the date of this Agreement and the Effective Time to accelerate the time of any distribution under the ESOP.
Section 5.18   Accrual and Payment of PTO.   On or before the Closing Date, FBI shall have taken all actions necessary to (i) accrue any and all unaccrued PTO with respect to all FBI Employees (as defined herein), and (ii) pay such PTO to such FBI Employees, as applicable, in the manner described in Section 6.6 of the HBI Disclosure Schedules.
Section 5.19   No Control.   Nothing contained in this Agreement shall give HBI, directly or indirectly, the right to control or direct the operations of FBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FBI, directly or indirectly, the right to control or direct the operations of HBI or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of FBI and HBI shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI.
COVENANTS OF HBI
HBI covenants and agrees with FBI as follows:
Section 6.1   Regulatory Filings; Efforts.   Within sixty (60) calendar days following the date of this Agreement, HBI shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the MDF, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, HBI will provide FBI drafts of the non-confidential portions of such applications and incorporate FBI’s reasonable comments to such applications. HBI shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. HBI shall provide FBI with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. HBI shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.
Section 6.2   Registration Statement.
(a)   Within sixty (60) calendar days following the date of this Agreement, HBI shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of FBI constituting a part thereof (collectively, the “Proxy Statement”), relating to the shares of HBI Common Stock to be delivered to the shareholders of FBI pursuant to this Agreement. Each of HBI and FBI shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBI and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about FBI and the meeting of FBI’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.
(b)   Upon the Registration Statement being declared effective, FBI shall thereafter mail or deliver the Proxy Statement to its shareholders, the cost of which shall be shared equally by HBI and FBI. HBI shall also use its Commercially Reasonable Efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FBI shall furnish all information concerning FBI and the holders of FBI Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to FBI or HBI, or any of their respective affiliates, directors or officers, should be discovered by FBI or HBI that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to FBI’s shareholders.
(c)   None of the information relating to HBI and its Subsidiaries that is provided by HBI for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing or delivering the Proxy Statement to FBI’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 6.3   Nasdaq Listing.   HBI shall file all documents required to be filed to have the shares of HBI Common Stock to be issued pursuant to this Agreement included for listing on Nasdaq and use its Commercially Reasonable Efforts to effect said listing.
Section 6.4   Affirmative Covenants.   Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, HBI shall and shall cause each of its Subsidiaries to (a) maintain its and their corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships; and (e) conduct its affairs in the Ordinary Course of Business.
Section 6.5   Negative Covenants.   HBI shall not, nor shall it permit any of its Subsidiaries or Affiliates to, (a) amend its Organizational Documents in a manner that would adversely affect FBI, (b) take, or fail to take, any action that would reasonably be expected to prevent the Mergers, taken together, or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of HBI, would adversely affect or delay (i) HBI’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) HBI’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.
Section 6.6   Employee Matters.
(a)   Except as described in as described in Section 6.6 of the HBI Disclosure Schedules, each employee of FBI and its Subsidiaries who remains in the active employment of HBI or its Subsidiaries after the Closing Date (collectively, the “FBI Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of HBI and Hawthorn Bank with credit for prior service with FBI or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by HBI or Hawthorn Bank in which such FBI Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable FBI Employee Plan immediately prior to the Closing, to the extent permitted by such HBI plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such HBI plans and applicable law, HBI shall use Commercially Reasonable Efforts to cause any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs to be waived with respect to each FBI Employee and their eligible dependents. To the extent permitted by the applicable HBI plans and applicable law, HBI shall use Commercially Reasonable Efforts to credit each FBI Employee and his or her eligible dependents for the year during which coverage under HBI’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such FBI Employee during such year under FBI’s group health plan. For purposes of determining FBI Employees’ benefits for the calendar year in which the Merger occurs under HBI’s vacation program, any vacation taken by a FBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total HBI vacation benefit available to such FBI Employee for such calendar year. Notwithstanding the foregoing, HBI or Hawthorn Bank will honor accrued PTO of the FBI Employees as described in Section 6.6 of the HBI Disclosure Schedules.
(b)   The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any FBI Employee or other current or former employee of FBI or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any FBI Employee Plan or any employee benefit plan of HBI or any of its Affiliates.
(c)   HBI’s retention of any FBI Employees after the Effective Time will be subject to and contingent on the recipient of such offer of employment complying with all of HBI’s standard employment requirements, and, as such, HBI will not be obligated to extend offers of employment to any individual who, following HBI’s standard pre-employment tests and screenings, does not meet HBI’s standard rules, standards or policies. Furthermore, it is understood and agreed that (i) HBI’s offer of employment to a FBI Employee will not alone constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of HBI or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by HBI or by the hired employee at any time, for any reason or for no reason whatsoever. Any FBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment whose employment is terminated involuntarily (other than for cause) by HBI or its Affiliates within six (6) months from the Closing will receive, subject to the FBI Employee’s execution, return, and non-revocation of a release of claims against HBI and its Affiliates in a form reasonably acceptable to HBI, a lump sum severance payment in an amount equal to two (2) weeks’ pay for each year of prior service with FBI; provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of HBI and its Subsidiaries, provided that the employee was given prior notice of such policies, (ii) the employee’s commission of an act of fraud, embezzlement or theft against HBI or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with Hawthorn Bank; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. For the avoidance of doubt, all FBI Employees then employed by HBI or its Affiliates subsequent to the Effective Time will be “at-will” employees of HBI.
Section 6.7   Financial Statements.   The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows of HBI for the periods then ended, which may be filed by HBI with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of HBI and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of HBI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.
Section 6.8   Issuance of HBI Common Stock; Stock Reserves.   The shares of HBI Common Stock to be issued by HBI to the shareholders of FBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of HBI Common Stock to be issued to the shareholders of FBI pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of HBI or any other Person. HBI agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of HBI Common Stock to fulfill its obligations under this Agreement.
Section 6.9   Director and Officer Indemnification.
(a)   For a period of six (6) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of FBI and each of its Subsidiaries, HBI shall indemnify and hold harmless each present director and executive officer of FBI or Farmers State Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such Indemnified Party, solely in their capacities as a director or executive officer of FBI or any of its Subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or executive officer of FBI or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents of FBI or any of its Subsidiaries, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law; provided, however, that (i) on or before the Closing Date, FBI has obtained the Tail Policy pursuant to Section 5.7, and (ii) notwithstanding anything to the contrary set forth in the Organizational Documents of FBI or any of its Subsidiaries, as applicable, HBI will have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (A) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against HBI or any Subsidiary of HBI (or their respective successors) in advance of the final disposition thereof, or (B) any claim, action, suit, proceeding or investigation brought by HBI or any Subsidiary of HBI (or their respective successors) against any Indemnified Party in advance of the final disposition thereof.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify HBI, but the failure to so notify will not relieve HBI of any liability it may have to the Indemnified Party to the extent such failure does not prejudice HBI. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) HBI will have the right to assume the defense thereof and bear the costs incurred in connection therewith and HBI will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if HBI elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between HBI and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to HBI, and HBI shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party

(which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) HBI will not be liable for any settlement effected without its prior written consent and (iv) HBI will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c)   If HBI fails to pay promptly the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against HBI for failure to provide indemnification, HBI shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if HBI, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of HBI or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.
Section 6.10   FBI Director Resignations.   FBI shall use Commercially Reasonable Efforts to deliver to HBI resignations of all directors of FBI and Farmers State Bank prior to the Closing Date, with each such resignation to be effective as of the Effective Time.
ARTICLE VII.
MUTUAL COVENANTS OF HBI AND FBI
Section 7.1   Notification; Updated Disclosure Schedules.
(a)   FBI shall give prompt written notice to HBI, and HBI shall give prompt written notice to FBI, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the FBI Disclosure Schedules or the HBI Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to FBI, and in Section 10.2(c), with respect to HBI, to be incapable of being satisfied.
(b)   At least ten (10) days prior to the Closing Date, FBI shall provide HBI with supplemental FBI Disclosure Schedules and HBI shall provide FBI with updated HBI Disclosure Schedules reflecting any material changes to the FBI Disclosure Schedules and the HBI Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental FBI Disclosure Schedules and updated HBI Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.
Section 7.2   Confidentiality.   HBI and FBI agree that terms of that Agreement and Non-Disclosure Agreement, dated as of June 13, 2025, by and between HBI and FBI (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on HBI and FBI and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.
Section 7.3   Publicity.   Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither HBI nor FBI shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 7.4   Certain Tax Matters.
(a)   Each of FBI and HBI, and their respective Subsidiaries and Affiliates, shall take or cause to be taken, and shall not fail to take or cause to be taken, any action required to cause the Mergers, taken together, and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing, none of FBI or HBI (nor any of their respective Subsidiaries or Affiliates) shall take or cause to be taken any action that would reasonably be expected to cause the Mergers, taken together, or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b)   HBI shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Stinson LLP (“Stinson”), or another law firm(s) if applicable as contemplated by Section 10.3(c), an officer’s certificate, dated as of the Closing Date, and signed by an officer of HBI, containing such certifications, representations, warranties and covenants of HBI as shall be reasonably necessary or appropriate to enable Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), to render the opinions described in Section 10.3(c), on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “HBI Tax Representation Letter”). HBI, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the HBI Tax Representation Letter.
(c)   FBI shall deliver to Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), an officer’s certificate, dated as of the Closing Date, and signed by an officer of FBI, containing such certifications, representations, warranties and covenants of FBI as shall be reasonably necessary or appropriate to enable Hunton and Stinson, or another law firm(s) if applicable as contemplated by Section 10.3(c), to render the opinions described in Section 10.3(c) on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “FBI Tax Representation Letter”). FBI, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the FBI Tax Representation Letter.
(d)   Without limiting the provisions of this Section 7.4, FBI and HBI shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.
Section 7.5   Closing Statements.   At least five (5) Business Days prior to the Closing Date, FBI shall deliver to HBI a statement in substantially the form attached to this Agreement as Section 7.5 of the FBI Disclosure Schedules (the “Initial Closing Statement”) setting forth the final Actual Adjusted Shareholders’ Tangible Equity, including FBI Expenses, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to HBI. FBI shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event HBI disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.5 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days day prior to the Closing Date.
Section 7.6   Efforts to Consummate.   Subject to the terms and conditions set forth in this Agreement, HBI and FBI shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of FBI (in the case of HBI and Merger Sub) and HBI and Merger Sub (in the case of FBI) to the Mergers and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers or the Bank Merger and to fully carry out the purposes of this Agreement.
Section 7.7   Additional Retention Agreements.   HBI and FBI will use Commercially Reasonable Efforts to facilitate the execution and delivery, prior to the Closing Date, of a written retention agreement between HBI or Hawthorn Bank and certain individuals to be identified by HBI or Hawthorn Bank in its sole discretion with input from FBI; provided that (i) no party hereto will be deemed to have breached its obligations hereunder based solely on the failure of any such individual to enter into a retention agreement and (ii) the failure of any individual to execute and deliver a retention agreement shall not be deemed a Material Adverse Effect with respect to either FBI or HBI or otherwise serve as a basis for the termination of this Agreement.
Section 7.8   TRUPS Assumption.   HBI and FBI will take all actions necessary to effect, simultaneously with the effectiveness of the Second Merger, the assumption by HBI of all of FBI’s obligations under the Trust Operative Documents in accordance with the terms thereof and the documents and agreements related thereto (the “TRUPS Assumption”).
ARTICLE VIII.
CLOSING
Section 8.1   Closing.   The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. Unless the parties mutually agree in writing, the Closing shall take place on a date (the “Closing Date”) which is five (5) Business Days following the last to occur of the receipt of all necessary Regulatory Approvals and approvals and consents from any Governmental Body and the expiration of all statutory waiting periods and the satisfaction or waiver of all the conditions to the consummation of the Merger specified in Article X of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”); provided, however, that if the Approval Date occurs during the month immediately prior to the start of HBI’s next fiscal quarter, the Closing shall occur on the last Business Day of the month in which the Approval Date occurs with an Effective Time as of 12:01 a.m. on the first calendar day of the month of HBI’s next fiscal quarter.
Section 8.2   Effective Time.   Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the FBI Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Missouri (“Effective Time”).
ARTICLE IX.
TERMINATION
Section 9.1   Termination.
(a)   Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of HBI or FBI at any time prior to the Effective Time if:
(i)   any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Mergers or the Bank Merger and such Order shall be final and non-appealable;
(ii)   any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or any other Person whose approval is required to consummate any of such transactions;

(iii)   the Effective Time has not occurred on or before January 31, 2027; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or
(iv)   the FBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the FBI Shareholder Meeting.
(b)   This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of FBI (provided that FBI is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle HBI not to consummate the Mergers or Bank Merger) if (i) HBI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or (ii) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of HBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by HBI (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 10.2(a) of this Agreement. If the board of directors of FBI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify HBI in writing of its intent to terminate stating the reason therefor. HBI shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(c)   This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of HBI (provided that HBI is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle FBI not to consummate the Mergers or Bank Merger) if (i) FBI fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, (ii) there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of FBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by FBI (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 10.1(a) of this Agreement, (iii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of FBI, Farmers State Bank, HBI or Hawthorn Bank that would reasonably be expected to have a material and adverse effect on HBI and its Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by this Agreement (measured on a scale relative to FBI and its Subsidiaries, taken as a whole) (any such restriction or condition, a “Burdensome Condition”) or (iv) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of HBI desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) or (ii) of this Section 9.1(c), the board of directors must notify FBI in writing of its intent to terminate stating the reason therefor. FBI shall have thirty (30) calendar days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.
(d)   This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of HBI and FBI and the approval of such action by their respective boards of directors.
(e)   This Agreement may be terminated at any time before the FBI Shareholder Approval by the board of directors of FBI if after the date of this Agreement and before such time, FBI receives an unsolicited bona fide Acquisition Proposal and the board of directors of FBI determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that FBI may not terminate this Agreement under this Section 9.1(e) unless FBI shall have complied with the provisions of Section 5.5.
(f)   This Agreement may be terminated at any time before the FBI Shareholder Approval by the board of directors of HBI if (i) FBI has breached the covenant contained in Section 5.5 in a manner adverse to HBI; (ii) the board of directors of FBI resolves to accept a Superior Proposal; (iii) the board of directors of FBI shall have failed to make the FBI Board Recommendation; (iv) the board of directors of FBI effects a Change in Recommendation; or (v) FBI has materially breached its obligations under Section 5.1 of this Agreement by failing to call, give notice of, convene, and hold the FBI Shareholder Meeting in accordance with Section 5.1 of this Agreement.
Section 9.2   Effect of Termination.   Except as provided in Section 9.3, if this Agreement is terminated by either HBI or FBI as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2(b), this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for fraud in connection with this Agreement or a willful and material breach of this Agreement.
Section 9.3   Termination Fee.   To compensate HBI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by HBI, FBI and HBI agree as follows:
(a)   If this Agreement is terminated by:
(i)   FBI under the provisions of Section 9.1(e), then FBI shall pay to HBI in immediately available funds the sum of $1,120,000 (the “Termination Fee”);
(ii)   HBI under the provisions of Section 9.1(f), then FBI shall pay to HBI the Termination Fee in immediately available funds;
(iii)   In the event that (A) (i) after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal, whether or not conditional, shall have been publicly announced (or any Person shall have, after the date of this Agreement, publicly announced an intent, whether or not conditional, to make an Acquisition Proposal) and not withdrawn or (ii) the board of directors of FBI has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation) prior to or on the date of the FBI Shareholder Meeting (including any postponement or adjournment at which the vote on is held), (B) thereafter this Agreement is terminated by either HBI or FBI pursuant to Section 9.1(a)(iv) of this Agreement or by HBI pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) of this Agreement, and (C) within twelve (12) months after the date of such termination, FBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then FBI shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such Acquisition Transaction, pay HBI, by wire transfer of immediately available funds, a fee equal to the Termination Fee; provided, that for purposes of this Section 9.3(a)(iii), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%;”
(iv)   either HBI or FBI under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists a Superior Proposal with respect to FBI, then FBI shall pay to HBI the Termination Fee in immediately available funds.
(b)   Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement. HBI and FBI each agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HBI would not enter into this Agreement; accordingly, if FBI fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, HBI commences a suit that results in a judgment against FBI for such amounts, FBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, (y) plus 200 basis points, together with the costs and expenses of HBI (including reasonable legal fees and expenses) in connection with the suit. The amounts payable by FBI pursuant to this Section 9.3 constitute liquidated damages and not a penalty, and, except in the case of fraud or a willful and material breach, shall be the sole monetary remedy in the event of a termination of this Agreement specified in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.
ARTICLE X.
CONDITIONS PRECEDENT
Section 10.1   Conditions Precedent to Obligations of HBI and Merger Sub.   The obligation of HBI and Merger Sub under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by HBI or Merger Sub in their sole discretion, to the extent permitted by applicable law:
(a)   Compliance with Representations and Warranties.   (i) Each of the representations and warranties of FBI set forth in Sections 3.1 (other than Section 3.1(d)), 3.2, 3.3, (solely as it relates to there being no Material Adverse Effect) 3.8, 3.33 and 3.34 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by FBI in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that FBI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to HBI or taking lawful action to cure within thirty (30) calendar days of FBI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by FBI in this Agreement, other than set forth in Sections 3.1(other than Section 3.1(d)), 3.2, 3.3, (solely as it relates to there being no Material Adverse Effect) 3.8, 3.33 and 3.34, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). HBI shall have received a certificate, executed by an appropriate representative of FBI and dated as of the Closing Date, to the foregoing effect.
(b)   Performance of Obligations.   FBI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing. HBI shall have received a certificate, executed by an appropriate representative of FBI and dated as of the Closing Date, to the foregoing effect.
(c)   Absence of Material Adverse Change.   No Material Adverse Effect on FBI or Farmers State Bank shall have occurred since the date of this Agreement.
(d)   Government Approvals.   None of the Regulatory Approvals shall contain a Burdensome Condition.
(e)   Certain Agreements.
(i)   Each of the Director Support Agreements shall remain in full force and effect.
(ii)   Simultaneously with the execution of this Agreement, HBI having received from such executive officers of FBI and Farmers State Bank listed on Section 10.1(e)(ii) of the HBI Disclosure Schedules a Retention Agreement, the form of which is attached as Exhibit D, and each of such Retention Agreements remain in full force and effect as of the Closing Date.

(iii)   Simultaneously with the execution of this Agreement, HBI having received from each of the directors and executive officers of FBI and Farmers State Bank a Release, the form of which is attached as Exhibit E, and each of such Releases remain in full force and effect as of the Closing Date.
(f)   Dissenters’ Rights.   Holders of shares representing no more than five percent (5%) of the issued and outstanding FBI Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.
(g)   Termination of FBI Employee Plans.   FBI shall have terminated all FBI Employee Plans listed on Section 5.14 of the FBI Disclosure Schedules.
(h)   Payoff Letter; Release of Encumbrances.   FBI will have delivered to HBI on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the FBI Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) that is reasonably satisfactory to FBI and HBI (the “Payoff Letter”).
(i)   Termination of ESOP.   Prior to the Effective Time in accordance with Section 5.17, FBI shall have taken all action necessary to terminate the ESOP effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, associated with the termination.
(j)   Accrual and Payment of PTO.   Prior to the Effective Time in accordance with Section 5.18, FBI shall have taken all action necessary to (i) accrue any and all unaccrued PTO with respect to all FBI Employees, and (ii) pay such PTO to such FBI Employees, as applicable, in the manner described in Section 6.6 of the HBI Disclosure Schedules.
(k)   Secretary’s Certificate.   FBI shall have delivered to HBI a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of FBI, acting solely in his or her official capacity, certifying (i) the due adoption by the FBI board of directors of corporate resolutions attached to such certificate authorizing the Mergers and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the FBI Shareholder Approval; (iii) the Organizational Documents of FBI; (iv) a true and correct list of record shareholders of FBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of FBI duly authorized to act on its behalf in connection with the Mergers and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(l)   Other Documents.   FBI shall have delivered to HBI all other instruments and documents which HBI or its counsel may reasonably request to effectuate the transactions contemplated hereby.
Section 10.2   Conditions Precedent to Obligations of FBI.   The obligation of FBI under this Agreement to consummate the Mergers is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by FBI in its sole discretion, to the extent permitted by applicable law:
(a)   Compliance with Representations and Warranties.   (i) Each of the representations and warranties of HBI set forth in Sections 4.1, 4.2 (other than inaccuracies that are de minimis in amount and effect), 4.3, (solely as it relates to there being no Material Adverse Effect) 4.9, 4.11, and 4.12 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by HBI in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that HBI may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to FBI or taking lawful action to cure within thirty (30) calendar days of HBI having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by HBI in this Agreement, other than set forth in Sections 4.1, 4.2 (other than inaccuracies that are de minimis in amount and effect), 4.3, (solely as it relates to there being no Material Adverse Effect) 4.9, 4.11, and 4.12, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). FBI shall have received a certificate, executed by an appropriate representative of HBI and dated as of the Closing Date, to the foregoing effect.
(b)   Performance of Obligations.   HBI shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. FBI shall have received a certificate, executed by an appropriate representative of HBI and dated as of the Closing Date, to the foregoing effect.
(c)   Absence of Material Adverse Change.   No Material Adverse Effect on HBI, Merger Sub or Hawthorn Bank shall have occurred since the date of this Agreement.
(d)   Secretary’s Certificate.   HBI shall have delivered to FBI a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of HBI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of HBI of corporate resolutions attached to such certificate authorizing the Mergers and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of HBI; and (iii) the incumbency and true signatures of those officers of HBI duly authorized to act on its behalf in connection with the Mergers and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.
(e)   Payoff of Indebtedness.   HBI shall have taken all action necessary to effect, on the Closing Date, the payoff and retirement of the FBI Indebtedness in accordance with the Payoff Letter.
Section 10.3   Conditions Precedent to Obligations of HBI, Merger Sub and FBI.   The respective obligations of HBI, Merger Sub and FBI under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by HBI, Merger Sub, and FBI, respectively, in their sole discretion, to the extent permitted by applicable law:
(a)   Government Approvals.   HBI shall (i) have received the Regulatory Approvals, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, HBI or FBI may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.
(b)   Shareholder Approval.   The shareholders of FBI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.
(c)   Tax Opinions.   FBI shall have received an opinion of Stinson (or, if Stinson is unwilling or unable to issue the opinion, an opinion of another law firm reasonably acceptable to the parties), and HBI shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Mergers, taken together, will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference certifications, representations, warranties and covenants, including (without limitation) those contained in the HBI Tax Representation Letter and FBI Tax Representation Letter, and such other information reasonably requested and provided by HBI and FBI for purposes of rendering such opinion.

(d)   No Adverse Action, Law or Order.   No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FBI, HBI or any of their Subsidiaries or any officer, director, shareholder or employee of FBI, HBI or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding before any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
(e)   Registration of HBI Common Stock.   The Registration Statement covering the shares of HBI Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the HBI Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.
(f)   Listing of HBI Common Stock.   The shares of HBI Common Stock to be delivered to the shareholders of FBI pursuant to this Agreement shall have been authorized for listing on Nasdaq.
(g)   TRUPS Assumption.   On or prior to the Closing Date, HBI and FBI will have taken such action and executed such documents as are necessary to effect, simultaneously with the effectiveness of the Second Merger, the TRUPS Assumption.
ARTICLE XI.
MISCELLANEOUS
Section 11.1   Certain Definitions.   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)   “Actual Adjusted Shareholders’ Tangible Equity” means the total shareholders’ common equity presented on FBI’s balance sheet as of the Calculation Date, as determined in accordance with GAAP, (i) less any intangible assets and FBI Expenses (as defined herein) to the extent not already paid and reflected in shareholders’ equity, (ii) reflecting any negative provisions to the Allowance or reversing any prior provisions to the Allowance March 31, 2026 through the Closing Date, and FBI’s good faith estimate of all earnings or losses, as applicable, through the Closing Date, and (iii) including unrealized gains or losses in FBI’s available-for-sale and held-to-maturity securities portfolios.
(b)   “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
(c)   “Acquisition Proposal” means any bona fide proposal (whether communicated to FBI or publicly announced to FBI’s shareholders) by any Person (other than HBI or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving FBI, any Subsidiary of FBI or any future Subsidiary of FBI, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of FBI as reflected on FBI’s most recent consolidated statement of condition prepared in accordance with GAAP.
(d)   “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from FBI by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than

HBI or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than HBI or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of FBI or Farmers State Bank, or any merger, consolidation, business combination or similar transaction involving FBI or Farmers State Bank pursuant to which the shareholders of FBI immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of FBI or Farmers State Bank; or (iii) any liquidation or dissolution of FBI or Farmers State Bank.
(e)   “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
(f)   “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.
(g)   “Aggregate Cash Consideration” means the sum of (i) the Cash Consideration plus (ii) the Fractional Share Cash Consideration.
(h)   “Aggregate Stock Consideration” means 413,101 shares of HBI Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of HBI Common Stock declared or effected after the date of this Agreement and prior to the Closing Date.
(i)   “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person.
(j)   “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Jefferson City, Missouri or Cameron, Missouri.
(k)   “Calculation Date” means the end of the month prior to the Closing Date.
(l)   “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Board on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.
(m)   “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
(n)   “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
(o)   “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
(p)   “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(q)   “ESOP” means the FSC Bancshares, Inc. Employee Stock Ownership Plan and Trust.
(r)   “FBI Expenses” means the reasonable estimate, determined in good faith by FBI and set forth in Section 11.1(r) of the FBI Disclosure Schedules, of the costs and expenses that FBI and its Subsidiaries reasonably expect to pay or accrue in connection with the Merger and the other transactions contemplated by this Agreement, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by FBI or Farmers State Bank based upon the contract termination date described in Section 5.6, including any and all expenses charged by FBI or Farmers State Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, such contracts listed in Section 5.6 of the FBI Disclosure Schedules, (iv) costs to terminate each of the FBI Employee Plans requested by HBI to be terminated in accordance with Section 5.14, (v) the amount of any payments to be made or accrued pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between FBI or Farmers State Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on FBI’s consolidated balance sheet in the Ordinary Course of Business and consistent with past practice, (vi) the premium or additional cost or expense incurred to purchase the Tail Policy pursuant to Section 5.7, (vii) a mutually agreed estimate of any federal, state or local income Tax obligations, including, for the avoidance of doubt, any franchise or margin Tax obligations incurred for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date, and any other Tax obligation for that portion of a Straddle Period that begins before and ends on the Closing Date, (viii) a mutually agreeable estimate of the cost of preparing and filing the federal and state income Tax Returns of FBI and its Subsidiaries, (ix) any costs associated with any Unresolved Response Actions pursuant to Section 5.11(c), (x) the amount of any unaccrued PTO to be accrued pursuant to Section 5.18, and (xi) other amounts mutually agreed upon in writing by HBI and FBI.
(s)   “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(t)   “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental

Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of FBI or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(u)   “knowledge” and phrases of similar import means, as to FBI, the actual knowledge of any executive officer of Farmers State Bank designated by Farmers State Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to HBI, the actual knowledge of any executive officer of HBI after reasonable inquiry.
(v)   “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(w)   “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole, including, without limitation, with respect to FBI, a decrease in Farmers State Bank’s noninterest bearing deposits and savings, NOW and money market accounts by 20% or more, taken as a whole, compared to December 31, 2025; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FBI and HBI and their Subsidiaries, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby or public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby); (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which FBI and HBI and their Subsidiaries operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger, to which such Person is a party.
(x)   “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.
(y)   “Minimum Adjusted Shareholders’ Equity” means $19,000,000.

(z)   “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.
(aa)   “Ordinary Course of Business” means, with respect to any party or its Subsidiaries, the ordinary course of business of such party or Subsidiary with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) and safe and sound banking practices.
(bb)   “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of formation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.
(cc)   “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.
(dd)   “Pre-Closing Tax Period” means any period ending prior to or on and including the Closing Date and that portion through and including the Closing Date for any Straddle Period (as defined herein).
(ee)   “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(ff)   “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that FBI or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
(gg)   “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
(hh)   “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) holds a fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(ii)   “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of FBI reasonably determines, in its good faith judgment based on, among other things, the advice of FBI’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to FBI’s shareholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of FBI’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(jj)   “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, escheat, abandonment, unclaimed property, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.
(kk)   “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(ll)   “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.
(mm)   “Union” means a union, works council or other labor organization.
(nn)   “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
Section 11.2   Other Definitional Provisions.
(a)   All references in this Agreement to FBI Disclosure Schedules, HBI Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding FBI Disclosure Schedules, HBI Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)   The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)   All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.
(d)   Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)   References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f)   References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, or modifications must also be listed on such schedule.

(g)   The term “day” refers to a calendar day unless expressly identified as a Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(h)   Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
(i)   References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by FBI’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that a party or its Subsidiary has made with any Governmental Body.
Section 11.3   Investigation; Survival of Agreements.   No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 11.4   Amendments.   This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the FBI Shareholder Approval; provided, however, that after such approval there may not be, without further approval of the FBI shareholders any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.
Section 11.5   Expenses.   Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.
Section 11.6   Notices.   Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
If to HBI:
Hawthorn Bancshares, Inc.
132 East High Street
Jefferson City, Missouri 65101
Attention:
Brent M. Giles
Martin Weishaar

Email:
bgiles@hawthornbank.com
mweishaar@hawthornbank.com

With a copy to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:
Beth A. Whitaker

Email:
bwhitaker@hunton.com

If to FBI:
FSC Bancshares Inc.
124 East Third Street
Cameron, Missouri 64429
Attention:
R. Michael Poland

Email:
mpoland@fscbank.bank

With a copy to:
Stinson LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention:
McGregor K. Johnson

Email:
mcgregor.johnson@stinson.com

All notices sent by mail as provided above shall be deemed delivered three (3) calendar days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).
Section 11.7   Controlling Law; Venue.
(a)   This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Missouri applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.
(b)   Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Missouri, County of Clay, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Western District of Missouri, Western Division (Kansas City, Missouri), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.
Section 11.8   Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9   Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
Section 11.10   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
Section 11.11   Entire Agreement.   Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.12   Counterparts.   This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 11.13   Assignment; Binding on Successors.   Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.
Section 11.14   No Third-Party Beneficiaries.   Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.
Section 11.15   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a

Governmental Body) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
HAWTHORN BANCSHARES, INC.
By:
/s/ Brent M. Giles

Name:
Brent M. Giles

Title:
Chief Executive Officer

HAWTHORN HOLDCO, INC.
By:
/s/ Brent M. Giles

Name:
Brent M. Giles

Title:
Chief Executive Officer

FSC BANCSHARES, INC.
By:
/s/ R. Michael Poland

Name:
R. Michael Poland

Title:
President

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B
OPINION OF OLSEN PALMER LLC
April 27, 2026
Board of Directors
FSC Bancshares, Inc.
124 East Third Street
Cameron, MO 64429
Attn. Board of Directors
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of FSC Bancshares, Inc. (“Target” or the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Merger”) of Target with and into Hawthorn Bancshares, Inc. (the “Buyer”) pursuant to the Agreement and Plan of Reorganization to be dated on, or about, April 29th (the “Agreement”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.
Merger Consideration is the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration. Aggregate Stock Consideration is based on a number of HWBK common shares based on the volume weighted average of the closing price of HWBK common stock (as reported by Bloomberg) for the 20 full trading days ending on the third business day immediately preceding the signing date of the Agreement. As of the date of this opinion, Company management estimates Merger Consideration to be $28,000,000 based on Aggregate Stock Consideration of $14,000,000 and Aggregate Cash Consideration of $14,000,000. Per Share Merger Consideration is equal to Merger Consideration divided by FBI Stock.
Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for rendering this opinion and the Company has also agreed to indemnify us against certain liabilities arising out of our engagement.
Olsen Palmer LLC has not provided investment banking or financial advisory services to the Company or the Buyer during the two-year period prior to the date hereof, except with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or the Buyer in the future, for which Olsen Palmer LLC may receive compensation.
In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:
(i)
a draft version of the Agreement dated April 19, 2026;

(ii)
current and historical market prices and trading volume of Buyer common stock as well as a comparison of certain financial information for Buyer with institutions that we deemed relevant for which information is publicly available;

(iii)
certain financial statements and other historical financial information of the Company and the Buyer that we deemed relevant;

(iv)
estimated long-term annual earnings and balance sheet growth for the Company for the years ending December 31, 2026 through 2031 as prepared and provided to Olsen Palmer LLC by the Company (the “Projections”);

(v)
a comparison of certain financial information for the Company with institutions that we deemed relevant for which information is publicly available;

(vi)
the financial terms of certain recent business combinations in the commercial banking industry that we deemed relevant for which information is publicly available;

(vii)
the current market environment generally and the banking industry in particular;

(viii)
reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company, and

(ix)
such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. In addition, management of the Company has advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgements of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to the Buyer or the Company. We have assumed, with your consent, that the allowance for loan losses for both the Buyer and the Company is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We have assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of the Buyer and the Company are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement will be satisfied without waiver and that the Merger will be consummated and is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. We have assumed, with the consent of the Board of Directors of the Company (the “Board”), that the Merger will qualify as a tax-free transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting, regulatory and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We are under no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are not expressing any opinion as to what the value of the Company common stock or the Buyer common stock actually will be when exchanged or issued, respectively, pursuant to the Merger or the price or range of prices at which the Company common stock or the Buyer common stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Buyer common stock to be issued in the Merger to holders of Target common stock will be listed on the NASDAQ Global Select Market exchange.
Our opinion is directed solely to the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of the Company or to any shareholder of either the Company or the Buyer as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger, enter into a voting agreement, or otherwise act. We express no opinion as to the fairness of the Per Share Merger Consideration to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee of Olsen Palmer LLC. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the shareholders of the Company for all of the issued and outstanding shares of FBI Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
Olsen Palmer LLC

ANNEX C
TITLE XXIII CHAPTER 351 SECTION 455 OF THE
GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI
RELATING TO DISSENTERS’ RIGHTS
TITLE XXIII SEC. 351.455 SHAREHOLDER ENTITLED TO APPRAISAL AND PAYMENT OF FAIR VALUE, WHEN — REMEDY EXCLUSIVE, WHEN.
1.
Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

1)
Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

2)
Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

3)
Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

4)
Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2.
The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

1)
Fails to file a written objection prior to or at such meeting;

2)
Fails to make demand within the twenty-day period; or

3)
In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation; shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3.
Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4.
If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5.
If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to

C-1

the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.
The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7.
When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

C-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 351.355.1 of The General and Business Corporation Law of the State of Missouri (the “MGBCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 351.355.3 of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of the MGBCL, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.
Section 351.355.6 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the law.

Section 351.055.2(3) of the MGBCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the MGBCL or (iv) for any transaction from which the director derived an improper personal benefit.
Article Tenth of HBI’s articles of incorporation provides that no person shall be liable to HBI or its shareholders for loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by such person as a director or officer of HBI or any other enterprise which such person serves or has served as a director or officer at the request of HBI (collectively, “Other Enterprises”), if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (ii) took or omitted to take such action in reliance upon advice of counsel for HBI, or of such Other Enterprises, which such person had no reasonable grounds to disbelieve.
Article Tenth of HBI’s articles of incorporation contains a provision requiring HBI to indemnify its directors and officers to the fullest extent permitted by Missouri law. In the event that the laws of the state of Missouri are amended or changed, then HBI automatically shall be deemed authorized to indemnify such persons to the fullest extent permitted by such law, as so changed. Article V of HBI’s bylaws provides that HBI shall indemnify eligible persons in accordance with Article Tenth of HBI’s articles of incorporation.
Without limiting the generality of the foregoing, Article Tenth of HBI’s articles of incorporation requires HBI to indemnify any person against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was serving as a director or officer of HBI or, at HBI’s request, as a director or officer of another enterprise; provided that such person’s conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and provided, further, that HBI shall not be required to indemnify or advance expenses to any such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by HBI’s board of directors.
Notwithstanding the foregoing, no indemnification shall be made in respect of expenses, penalties or other payments incurred by such person in connection with any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to HBI.
Article Tenth of HBI’s articles of incorporation permits HBI’s board of directors to authorize HBI to purchase and maintain insurance against any liability asserted against any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of HBI or, at HBI’s request, as a director or officer of another enterprise, whether or not HBI would have the power or obligation to indemnify such person under the provisions described above, other than liability arising from any administrative proceeding or action instituted by an appropriate bank regulatory agency which results in civil money penalties against such person or HBI. HBI has obtained directors and officers liability insurance which (subject to certain limits and deductibles) (i) insures officers and directors of HBI and its subsidiaries against loss arising from certain claims made against them by reason of their being directors or officers, and (ii) insures HBI against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims. Such insurance provides coverage for certain matters as to which HBI may not be permitted by law to provide indemnification.
The indemnification authorized and provided for by HBI’s articles of incorporation and bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.
Federal banking law, which is applicable to HBI as a bank holding company and to Hawthorn Bank as an insured depository institution, limits HBI’s and Hawthorn Bank’s ability to indemnify their directors and officers. Neither Hawthorn Bank nor HBI may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of HBI’s or Hawthorn Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, Hawthorn Bank, or HBI, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be (i) determines in writing that the indemnified person acted in good faith and in a manner he/she believed to be in the best interest of the institution, (ii) determines after investigation that making indemnification payments would not affect HBI’s safety and soundness or the safety and soundness of Hawthorn Bank, as the case may be, (iii) if the indemnified party agrees in writing to reimburse HBI or Hawthorn Bank, as the case may be, for any indemnity payments which turn out to be impermissible and (iv) determines that the indemnification payments would not otherwise be prohibited by federal banking law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of HBI pursuant to the foregoing provisions, HBI has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, HBI’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. § 1828(k).
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit Number	Description
2.1	Agreement and Plan of Reorganization by and among Hawthorn Bancshares, Inc., Hawthorn Holdco, Inc. and FSC Bancshares, Inc. dated April 29, 2026 (included as part of Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4). †*
3.1	Restated Articles of Incorporation of Hawthorn Bancshares, Inc., (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Hawthorn Bancshares, Inc. on August 9, 2007).
3.2	Amended and Restated Bylaws of Hawthorn Bancshares, Inc., (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Hawthorn Bancshares, Inc. on January 27, 2021).
4.1	Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.0 of the Annual Report on Form 10-K for the year ended December 31, 2019 filed by Hawthorn Bancshares, Inc. on March 16, 2020).
4.2	Specimen Common Stock Certificate of Hawthorn Bancshares, Inc. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K/A filed by Hawthorn Bancshares, Inc. on June 23, 2017).
5.1	Opinion of Stinson LLP with regard to the legality of the securities being registered.#
8.1	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.#
8.2	Opinion of Stinson LLP with regard to certain tax matters.#
21.1	List of subsidiaries of Hawthorn Bancshares, Inc. (incorporated by reference to Exhibit 21 of the Annual Report on Form 10-K for the year ended December 31, 2025, filed by Hawthorn Bancshares, Inc. on March 5, 2026).
23.1	Consent of Forvis Mazars, LLP.#
23.2	Consent of KPMG, LLP.#
23.3	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 8.1).#
23.4	Consent of Stinson LLP (contained in Exhibit 5.1 and Exhibit 8.2).#
24.1	Powers of attorney (included on signature page) and incorporated herein by reference.*
99.1	Consent of Olsen Palmer LLC.#
99.2	Form of Proxy for holders of shares of common stock of FSC Bancshares, Inc.#

Exhibit Number	Description
99.3	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Hawthorn Bancshares, Inc. on April 29, 2026).*
99.4	Form of Director Support Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Hawthorn Bancshares, Inc. on April 29, 2026).*
107	Filing Fee Table*

*
Previously filed.

†
Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

#
Filed herewith.

ITEM 22.   UNDERTAKINGS.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jefferson City, State of Missouri, on July 17, 2026.
HAWTHORN BANCSHARES, INC.
By:
/s/ Brent M. Giles

Brent M. Giles
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature		Title	Date
By:	/s/ Brent M. Giles Brent M. Giles	Chief Executive Officer (Principal Executive Officer) and Director	July 17, 2026
By:	/s/ * Chris E. Hafner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 17, 2026
By:	/s/ * Gregg A. Bexten	President, Director	July 17, 2026
By:	/s/ * Kathleen L. Bruegenhemke	Director	July 17, 2026
By:	/s/ * David T. Turner	Chairman, Director	July 17, 2026
By:	/s/ * Frank E. Burkhead	Director	July 17, 2026
By:	/s/ * Philip D. Freeman	Director	July 17, 2026
By:	/s/ * Kevin L. Riley	Director	July 17, 2026
By:	/s/ * Gus S. (Jack) Wetzel III	Director	July 17, 2026
By:	/s/ * Shawna M. Hettinger	Director	July 17, 2026
By:	/s/ * Jonathan L. States	Director	July 17, 2026
By:	/s/ * Douglas T. Eden	Director	July 17, 2026

*By:
/s/ Brent M. Giles

Brent M. Giles
Attorney-in-Fact